   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              @ENTERTAINMENT, INC.
             (Exact name of Registrant as Specified in Its Charter)

               DELAWARE                                  4841                                 06-1487156
           (STATE OR OTHER                        (PRIMARY STANDARD                         (IRS EMPLOYER
           JURISDICTION OF                  INDUSTRIAL CLASSIFICATION CODE               IDENTIFICATION NO.)
           INCORPORATION OR                            NUMBER)
            ORGANIZATION)

                            ------------------------
                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
        Address, including zip code and telephone number, including area code, or registrant's principal executive offices)
                         ------------------------------
                             ROBERT E. FOWLER, III
                              @ENTERTAINMENT, INC.
                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
(Name, address, including zip code and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:
                               MARC R. PAUL, ESQ.
                                BAKER & MCKENZIE
                          815 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                                 (202)452-7034
                         ------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or a continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED               REGISTERED             UNIT               PRICE                FEE
Warrants....................................      1,008,000             N/A(1)              N/A(1)              N/A(1)
Common Stock, par value $.01 per share(2)...     1,824,514(3)         $13.20(4)         $24,083,585(5)        $7,105(6)

(1) In accordance with Rule 457(g) under the Securities Act of 1933, as amended (the "Securities Act"), no separate registration fee is payable in respect of the warrants (the "Warrants") to purchase shares of the common stock, par value $.01 per share, of @Entertainment, Inc. (the "Common Stock").

(2) Represents the shares of Common Stock issuable upon the exercise of the Warrants.

(3) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such indeterminate number of additional shares of Common Stock and other securities as may become issuable from time to time pursuant to the adjustment provisions of the Warrants.

(4)  Represents the price at which the Warrants may be exercised.

(5) Estimated in accordance with Rule 457(g) of the Securities Act, solely for the purpose of computing the amount of the registration fee.

(6) The registration fee for the Common Stock offered hereby, $7,105, is calculated under Rule 457(g) of the Securities Act as follows: the product of .000295 and $24,083,585, which represents the proposed maximum aggregate offering price, based on the price at which the Warrants may be exercised.
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                Filed Pursuant to Rule 424(b)(3)

                                                              File No. 333-60659

                   SUBJECT TO COMPLETION, SEPTEMBER 29, 1998

                              @ENTERTAINMENT, INC.

                               1,008,000 WARRANTS

                        1,824,514 SHARES OF COMMON STOCK

    This Prospectus relates to (i) 1,008,000 warrants (the "Warrants") to purchase shares of common stock, par value $.01 per share (the "Common Stock") of @Entertainment, Inc., a Delaware corporation ("@Entertainment" or the "Issuer" or the "Company"), and (ii) 1,824,514 shares of Common Stock that may be issued from time to time by the Company upon the exercise of the Warrants. The Common Stock and other securities issuable or deliverable upon exercise of the Warrants are collectively referred to as "Warrant Shares." The Warrants were originally issued as a part of the Issuer's offering of 252,000 units (the "Units"), each consisting of $1,000 principal amount of its 14 1/2% Senior Discount Notes due 2008 (the "Old Notes") and four Warrants, which offering was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 144A thereunder. The Old Notes and Warrants became separable on August 11, 1998. The Issuer is hereby registering the Warrants and the Warrant Shares under the Securities Act, as required pursuant to the terms of the Warrant Registration Rights Agreement, dated as of July 14, 1998 (the "Warrant Registration Rights Agreement") among the Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and J.P. Morgan Securities Inc. ("J.P. Morgan" and together with Merrill Lynch the "Initial Purchasers").

    Each Warrant will initially entitle the holder thereof to purchase, during the period beginning on the exercise date, which will be no later than November 16, 1998 (the "Exercise Date"), and ending on July 15, 2008 (the "Expiration Date"), 1.81 shares of Common Stock at the exercise price of $13.20 per share (subject to adjustment from time to time as described herein) (the "Exercise Price"). Unless exercised, the Warrants will expire on the Expiration Date. See "Description of the Warrants."

    The Warrants offered hereby may be sold from time to time by the holders named herein or their transferees, pledgees, donees or successors (collectively, the "Selling Warrant Holders") pursuant to this Prospectus. The Warrants may be sold by the Selling Warrant Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Warrant Holders." To the extent required, the names of any agents or underwriters and the applicable commissions and discounts and any other required information with respect to a particular offer or sale will be set forth in an accompanying supplement to this Prospectus. See "Plan of Distribution."

    The Shares are being offered by the Company to the Selling Warrant Holders in connection with the exercise of the Warrants pursuant to the Warrant Agreement, dated as of July 14, 1998 (the "Warrant Agreement") between @Entertainment and Bankers Trust Company (the "Warrant Agent").

    The Common Stock is traded on the Nasdaq National Market under the symbol "ATEN." On September 28, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $9.00 per share. Prior to this offering, there has been no public market for the Warrants, and the Company does not intend to apply for listing or quotation of the Warrants on any securities exchange or automated quotation system.

    The Issuer will not receive any proceeds from the sale of the Warrants or the Warrant Shares by the Selling Warrant Holders. To the extent that any Warrants are exercised, the Issuer will receive the exercise price for the Warrant Shares. See "Use of Proceeds."

    The Issuer is organized under the laws of the State of Delaware. Although investors in the Warrants and Warrant Shares will be able to effect service of process in the United States upon the Issuer and may be able to effect service of process upon its directors, due to the fact that the Issuer is primarily a holding company which holds stock in various entities in Poland, the United Kingdom and the Netherlands, all or a substantial portion of the assets of the Company are located outside the United States. As a result, it may not be possible for investors to enforce against the Company's assets judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws.

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" FROM PAGES 10 TO 31 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE WARRANTS OR THE WARRANT SHARES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1998.

(CONTINUED FROM PREVIOUS PAGE)

    The Issuer has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

    The Issuer has been advised by its English solicitors, Baker & McKenzie, that there is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of certain civil liabilities predicated upon the United States federal and state securities laws.

    The Issuer also has been advised by its counsel, Baker & McKenzie, that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and it will be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.

                         ------------------------------

    In this Prospectus, references to "U.S. Dollars" or "$" are to United States currency, and references to "zloty" or "PLN" are to Polish currency. The Issuer has presented its primary consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in U.S. Dollars. Amounts originally measured in zloty for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"). For the convenience of the reader, this Prospectus contains certain zloty amounts not derived from the consolidated financial statements which have been translated into U.S. Dollars which should not be construed as a representation that such zloty amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate. Unless otherwise stated, such U.S. Dollar amounts have been derived by converting from zloty to U.S. Dollars at the rate of PLN 3.45 = $1.00, the exchange rate quoted by the National Bank of Poland ("NBP") at noon on March 31, 1998. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty. See "Exchange Rate Data."

                         ------------------------------

    Amounts and percentages appearing in this Prospectus may not total due to rounding.

                         ------------------------------

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains statements which constitute forward-looking statements regarding the intent, belief or current expectations of the Issuer or its officers with respect to, among other things, (i) the Issuer's financing plans, (ii) trends affecting the Issuer's financial condition or results of operations, (iii) the impact of competition, (iv) the start up of certain operations, (v) acquisition opportunities, and (vi) regulatory matters. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information under "Prospectus Summary-Recent Developments," "Risk Factors," "The Industry," "Business" and "Regulation," as well as information contained in documents incorporated in this Prospectus by reference, identifies important factors that could cause such differences.

                         ------------------------------

    Reference is made to the following trademarks/tradenames owned by third parties and used with the permission of the entity shown in parentheses: BET on Jazz (Black Entertainment Television, Inc), Cartoon Network (The Cartoon Network, Inc), CNN International (Cable News Network, Inc), Fox Kids (Twentieth Century Fox Film Corporation), Hallmark (Hallmark Entertainment Network, Inc), QuesTV (QTV Communications, LLC), National Geographic (National Geographic Society), Romantica (Zone Broadcasting (Romantica) Limited), Turner Classic Movies (Turner Classic Movies, Inc), Travel (Landmark Travel Channel Limited), MTV (MTV Networks Europe), and VH-1 (MTV Networks Europe). In addition to the trademarks listed above, reference is made to the following trademarks/tradenames which are owned by third parties:
CryptoWorks-Registered Trademark- (Koninklijke Philips Electronics N.V.), Twoj Styl (WPTS Sp. z o.o. in which the Company holds a 50 percent interest), HBO (Time Warner Entertainment Company, L.P.), Discovery Channel (Discovery Communications--Europe), Animal Planet (Discovery Communications--Europe) and Canal+ (Canal+ S.A.).

                             AVAILABLE INFORMATION

    The Issuer has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Warrants and the Warrant Shares being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Issuer and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits may be inspected and copied at the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Members of the public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

    @Entertainment is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. @Entertainment intends to furnish to its stockholders annual reports containing audited financial statements and to make available to its stockholders quarterly reports containing unaudited financial information for the first three quarters of each fiscal year of the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, previously filed by the Issuer with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this
Prospectus:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

    (c) The description of the Common Stock offered hereby contained in the Issuer's Registration Statement on Form 8-A which was declared effective by the Commission on July 30, 1997; and

    (d) The Company's Current Reports on Form 8-K dated as of March 19, 1998, April 21, 1998, June 1, 1998, June 16, 1998, July 15, 1998, August 10, 1998 and
September 21, 1998.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 (other than, in the case of the Issuer's Proxy Statement, portions thereof not deemed to be "filed" for the purposes of Section 18 of the Exchange Act) and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities to be made hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference, other than certain exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such documents should be directed to Donald Miller-Jones, Chief Financial Officer, @Entertainment, Inc., One Commercial Plaza, Hartford, CT 06103, telephone (860) 549-1674.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS REFERENCES TO "@ENTERTAINMENT" OR THE "ISSUER" MEAN @ENTERTAINMENT, INC., A DELAWARE CORPORATION WHOSE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET AND TRADED UNDER THE SYMBOL ATEN, AND TO THE "COMPANY" MEAN @ENTERTAINMENT AND ITS CONSOLIDATED SUBSIDIARIES, INCLUDING POLAND COMMUNICATIONS, INC. ("PCI") AND AT ENTERTAINMENT LIMITED ("@EL"). @ENTERTAINMENT PREPARES ITS CONSOLIDATED FINANCIAL STATEMENTS IN ACCORDANCE WITH U.S. GAAP AND IN U.S. DOLLARS. FOR THE CONVENIENCE OF THE READER, AMOUNTS IN THIS PROSPECTUS THAT ARE NOT DERIVED FROM THE CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN TRANSLATED TO U.S. DOLLARS. DATA REGARDING THE COMPANY'S CABLE TELEVISION SUBSCRIBERS ARE AT MAY 31, 1998, UNLESS OTHERWISE NOTED. CERTAIN TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE GLOSSARY INCLUDED HEREIN AS ANNEX A. PROSPECTIVE INVESTORS IN THE WARRANTS AND THE WARRANT SHARES SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."

                                  THE COMPANY

GENERAL

    The Company is the leading provider of pay television in Poland and is engaged principally in the provision of cable television services and in the development, packaging and delivery of high-quality programming. The Company is the largest cable television operator in Poland, with approximately 865,000 total subscribers, which the Company estimates is more than two and a half times as many subscribers as the next largest cable television operator. Over the past three years, the Company has experienced rapid growth in revenues and subscribers, both through acquisitions and through the build-out of its own cable networks, resulting in an average increase in revenues and total cable subscribers of 66% and 56% per annum, respectively. The Company also has increased its average revenue per subscriber by 12% per annum during this same period. The Company generated operating income of $3.5 million in 1995, but had operating losses of $1.3 million, $42.7 million and $14.4 million for 1996, 1997 and the first three months of 1998, respectively. On June 5, 1998, the Company launched a proprietary programming platform (the "Programming Platform") branded Wizja TV, consisting of 11 channels of primarily Polish language programming, over its cable networks. The Company believes that Wizja TV will provide it with a significant competitive advantage for driving subscriber growth and increasing revenue per subscriber. Wizja TV is also sold on a wholesale basis to other cable operators in Poland.

    In order to reach television households in Poland which it does not expect to cover with its cable networks, the Company launched on September 18, 1998 (the "Launch Date") a complementary digital satellite direct-to-home broadcasting ("D-DTH") service allowing subscribers to receive Wizja TV via a satellite dish. The Company's multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland.

    At the Launch Date the Company had sold approximately 31,400 Wizja TV packages (consisting of the rental of a D-DTH Reception System (as defined herein), installation and one-year subscription to the Company's D-DTH Service (collectively, a "Wizja TV Package")) through 70 Philips Business Electronics B.V. ("Philips") authorized retailers. With the launch of the Company's D-DTH service, the Company has commenced the transmission of an expanded version of Wizja TV on both its D-DTH system and its cable networks. The Company has also entered into an agreement with Philips to supply the satellite dish, digital set top box and related hardware and to distribute the Company's D-DTH service through more than 1,000 Philips authorized retailers located throughout Poland. See "Business--D-DTH."

POTENTIAL MARKET OPPORTUNITY

    With approximately 39 million people and 12.3 million television households (as estimated by the Company at December 31, 1997), the Company believes that Poland represents a highly attractive and dynamic market for the provision of pay television. Television viewing rates in Poland are among the highest in Europe with an average television viewing rate in 1996 of approximately 252 minutes per day per adult. This rate compares favorably to the 1996 U.S. and U.K. average television viewing rates of approximately 240 minutes and 215 minutes per day per adult, respectively. In addition, as there are only approximately 12 free-to-air television channels generally available in Poland that contain primarily Polish-language programming, the Company believes that significant opportunities exist to provide high-quality Polish-language programming on a multi-channel basis.

        CABLE TELEVISION MARKET. The Company believes the market for cable television in Poland is attractive with growth opportunities coming both from homes passed by cable that are not cable subscribers and homes currently not passed by cable. Of the approximately 4.0 million homes in Poland currently passed by cable, the Company estimates that approximately
    1.0 million households do not subscribe to cable. In addition, approximately
    8.3 million homes are currently not passed by cable.

        D-DTH MARKET. The Company believes that significant opportunity exists for a D-DTH service in Poland. Approximately 8.3 million homes currently are not passed by cable and approximately 1.6 million homes currently are equipped with an analog direct-to-home service ("A-DTH") satellite dish. Based on Polish consumers' willingness to spend disposable income on television entertainment, evidenced in part by the country's 53% VCR penetration rate at an average cost of $225 per VCR, the Company believes that its D-DTH service represents an attractive and affordable entertainment alternative.

COMPANY OPERATIONS

    CABLE TELEVISION. The Company operates the largest cable television system in Poland with approximately 1,530,000 homes passed and approximately 865,000 total subscribers. The Company's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in the country. The Company believes additional subscriber growth can be achieved through a combination of increased penetration, new network build-out and acquisitions. In addition, the Company believes that its offering of Wizja TV on its cable networks, which began June 5, 1998, will increase its number of subscribers and increase revenue per subscriber. At March 31, 1998, the Company had invested more than $121 million to construct fiber-optic cable networks, which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. The networks constructed by the Company provide excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade as rapidly as possible substandard networks that it has acquired.

    DIGITAL SATELLITE DIRECT-TO-HOME BROADCASTING. The Company has expanded its distribution capacity with its September 18, 1998 launch of a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming provided is Wizja TV. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company's D-DTH service is being broadcast to Poland from its transmission facilities in Maidstone, United Kingdom. At the Launch Date the Company had sold approximately 31,400 Wizja TV Packages.

    Philips, a leading electronics manufacturer and, through its Polish affiliates, the largest electronics retailer in Poland, has agreed to supply the Company with D-DTH reception systems, which include the satellite dish, the digital set top box and all related hardware (each a "D-DTH Reception System"), for up to 500,000 initial subscribers to the Company's D-DTH service. Philips has also agreed to distribute, install and service the Company's D-DTH Reception Systems through more than 1,000 Philips authorized electronics retailers located throughout Poland. Philips has operated in Poland since 1991 and has experience introducing new products to the Polish market through its extensive retail network. In addition,

Philips has supplied an end-to-end product package for MEASAT's D-DTH service in Malaysia, utilizing CryptoWorks-Registered Trademark- technology similar to that to be used in the Company's D-DTH service.

    Because the Company's D-DTH service is the first D-DTH service available in Poland, there are likely to be issues of first impression arising under Polish law with respect to certain aspects of the Company's D-DTH business and related programming arrangements and there can be no assurance that these issues will be decided favorably for the Company. In addition, the Polish and European Union broadcasting regulations are part of a developing regulatory framework that may change adversely to the Company as the Polish D-DTH market develops. See "Risk Factors--Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market," "--Polish Regulation of the D-DTH Market", "--European Union Regulation of D-DTH Business," "--Dependence on Philips as Principal Supplier," "Business--D-DTH--Technology and Infrastructure," and "Regulation."

    PROGRAMMING. The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998, and on its D-DTH system on a limited basis on July 1, 1998 and on a full-scale basis on September 18, 1998. To promote the launch of Wizja TV, the Company has commenced a $20 million nationwide marketing campaign which the Company believes will be the largest single-year product launch expenditure to date in Poland. Wizja TV's current channel line-up includes four channels, Atomic TV, Wizja 1, Wizja Pogoda, and Twoja Wizja, that are owned and operated by the Company, and 14 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland. Atomic TV is a Polish-language music television channel, targeting 14 to 29 year olds. Atomic TV began to be broadcast via satellite in April 1997 across the cable networks of the Company and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subscribers, and the Company believes that based on distribution it is the leading music television channel in the Polish market. Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, Wizja Pogoda, a weather channel, and Twoja Wizja, a programming directory channel, were launched on July 1, 1998, July 21, 1998, and July 1, 1998, respectively, across the Company's cable networks and on its D-DTH system. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels. Wizja Sport, a sports channel, is expected to be launched by the middle of 1999.

    Wizja TV includes certain exclusive Polish pay television rights to channels and events covering what the Company believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music.

    The Company has signed license agreements for the exclusive distribution on its D-DTH system, and amended its existing agreement for non-exclusive distribution across its cable networks, of the HBO Poland service, a Polish-language version of HBO's premium movie channel.

    The Company has also entered into long-term exclusive agreements to broadcast to Poland live coverage of certain sports events, including the Polish national soccer team's away games, certain European matches of Lech Poznan, a Polish Premier League soccer team, European soccer matches, including matches from the Dutch and Portuguese leagues, Polish Speedway League events, European Grand Prix Speedway events, International Skating Union Champion Series ice skating, games of three leading teams in the Polish Premier Hockey League, and certain boxing events including local Polish boxing and fights involving Prince Naseem. The Company has also entered into an exclusive agreement to broadcast the Wimbledon tennis tournament to Poland. These events will initially be carried on Wizja 1, and when it is established, on Wizja Sport. When established, Wizja Sport will initially provide 12 hours of local and international sporting events per week. The Company believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming.

    In addition, the Company has signed license agreements for exclusive pay television distribution to Poland of the following channels: BET on Jazz, The Cartoon Network, Turner Classic Movies, Fox Kids Poland, The Hallmark Entertainment Channel, the National Geographic Channel, QuesTV, Romantica and Travel. The Company has also signed a license agreement for distribution in Poland of CNNI, and has entered into a binding heads of agreement for the exclusive distribution on its D-DTH system of MTV and the non-exclusive distribution across its cable networks of VH-1. The Company expects to launch VH-1 in the fourth quarter of 1998. The Company is also in the process of negotiating license agreements for exclusive pay television distribution to Poland of additional channels.

COMPANY STRENGTHS

    The Company has certain strengths that it believes position it to compete successfully in the Polish pay television market and to take advantage of the significant viewer demand for multi-channel high-quality Polish-language programming. These strengths include the following:

        LEADING MARKET POSITION. The Company is currently the largest cable television operator in Poland and estimates that it has more than two and a half times as many subscribers as the next largest operator in Poland. Its cable television networks serve approximately 865,000 total subscribers, representing approximately 29% of all cable subscribers in Poland and approximately 52% of all cable subscribers in Poland to systems offering approximately 20 or more channels. Many cable subscribers in Poland are served by small, often poorly capitalized, cable operators, which generally feature poor quality and limited channel offerings but at low rates and with relatively high penetration. The Company believes that there are opportunities to acquire, at attractive prices, or displace these smaller cable operators. In addition, frequent lack of exclusivity of cable operators' agreements with co-operative housing authorities ("co-op authorities") facilitates overbuilding of these smaller cable operators.

        With the launch of the Company's D-DTH service, its strategy is to achieve rapid penetration of the Polish market by distributing D-DTH Reception Systems to 500,000 targeted initial subscribers at a price significantly decreased by promotional incentives. The Company believes that its service is the first Polish-language D-DTH service available in Poland which, when combined with the continued expansion of its cable television and programming businesses, will enhance the Company's position as the leading provider of pay television in Poland.

        COMPELLING PROGRAMMING. The Company has secured for Wizja TV certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music. The Company provides Wizja TV to both its cable and D-DTH subscribers. The Company believes that this selection of high-quality Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber base and establishing its D-DTH subscriber base.

        ADVANCED TECHNOLOGY. The Company's own cable television networks (other than those it has acquired and is in the process of rebuilding to its standards) have bandwidths of at least 550MHz and, in most cases, have the capacity to be cost-effectively reconfigured to provide incremental channel capacity as well as additional services such as voice and data transmission. The Company believes that its multi-channel Polish-language D-DTH service is among the first digital television platforms launched in Europe. The Company believes that in the future it will be able to provide its D-DTH customers with additional value-added services, including interactive television, pay per view, near-video-on-demand, data transfer, and services related to electronic banking, should the Company decide to pursue such ancillary sources of revenue.

        STRONG D-DTH DISTRIBUTION NETWORK. Philips has agreed to distribute, install and service D-DTH Reception Systems to up to 500,000 initial subscribers through more than 1,000 Philips authorized retailers located throughout Poland. The Company believes this widespread distribution network through Poland's largest electronics retailer provides the Company with a competitive advantage for distributing its D-DTH service into the Polish market.

        HIGH CABLE PENETRATION AND LOW CHURN. The Company's cable systems are currently achieving premise penetration of approximately 57% of homes passed. In certain areas where the Company has operated its networks for an extended period of time, such as portions of the Gdansk regional cluster, the penetration rate is approximately 62%. The Company believes that its offering of Wizja TV across its cable networks, which began June 5, 1998, will improve its penetration by expanding its program offering from 10 primarily Polish-language channels not available on terrestrial frequencies to 18 channels. In addition, the Company has historically experienced annual churn rates of less than 10%, which compare favorably to other markets such as the United Kingdom, where in 1996 churn rates were approximately three times this figure. In 1997, the Company's churn rate increased to 12.2%, though it would have been 9.8% had the Company not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. The Company expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms.

        SUBSTANTIAL INFRASTRUCTURE INVESTMENT. The Company has developed an advanced production facility in Maidstone, United Kingdom for the production and transmission of Wizja TV. In addition, the Company has created a centralized call center (the "Call Center") to handle sales and service for both its cable and D-DTH customers. The Company believes that the Call Center is among the most sophisticated in Poland. The Company believes that its facilities provide it with a competitive advantage in terms of subscriber management services and cost efficiency.

        EXPERIENCED MANAGEMENT. The Company has established a strong management team, with extensive experience in the television industry. In addition, the Company has executed consulting agreements with Samuel Chisholm and David Chance, who were formerly Chief Executive Officer and Deputy Managing Director, respectively, of British Sky Broadcasting Group plc ("BSkyB"), which is the leading pay television broadcasting service in the United Kingdom and Ireland. In addition to providing consulting services, Messrs. Chisholm and Chance serve on @Entertainment's Board of Directors.

BUSINESS STRATEGY

    The Company's principal objective is to enhance its position as the leading provider of pay television in Poland by capitalizing on the favorable market opportunities that it believes exist in Poland for high-quality Polish-language programming carried over advanced cable television and D-DTH systems. The Company's business strategy is designed to increase its market share and subscriber base and to maximize revenue per subscriber. To accomplish its objectives and to capitalize on its competitive advantages, the Company intends to (i) develop and control content, (ii) grow its distribution capabilities through organic growth and through acquisitions, (iii) control its own subscriber management with advanced integrated management information systems, and (iv) establish Wizja TV as the leading brand name in the Polish pay television industry.

FINANCING PLAN

    The development of the Company's businesses will require significant capital to fund capital expenditures, working capital, debt service and operating losses, including contractual commitments in connection with its D-DTH and programming businesses. The Company believes that in addition to cash on hand and cash from operations, it will need additional funding of at least $150 million to fulfill its current business plan and to fund these commitments through the end of 1999. The Company expects that it will obtain such funding either through public or private debt or equity offerings or bank financings or a combination thereof. See "Risk Factors--Need for Additional Financing."

    The Company is highly leveraged. At March 31, 1998, on a pro forma basis after giving effect to the sale of the Issuer's 14 1/2% Senior Discount Notes due 2008 (the "Old Notes") and the application of the proceeds therefrom and the drawdown of the $6.5 million credit facility with American Bank in Poland, S.A. ("AmerBank"), @Entertainment and its subsidiaries, on a consolidated basis, would have had approximately $256 million of outstanding indebtedness, approximately $139 million of which would have been indebtedness of subsidiaries of @Entertainment (including approximately $130 million of PCI's 9 7/8% Senior Notes due 2003 and 9 7/8% Series B Senior Notes due 2003 (collectively, the "PCI Notes"). The indenture (the "Indenture") governing the Old Notes and the Issuer's 14 1/2% Series B Senior Discount Notes due 2008 (the "New Notes" and together with the Old Notes, the "Notes") and the indenture governing the PCI Notes ("PCI Indenture") limit, but do not prohibit, the incurrence of additional indebtedness by @Entertainment and its subsidiaries and by PCI and its subsidiaries, respectively. See "Risk Factors--Substantial Leverage; Ability to Service Debt."

RECENT DEVELOPMENTS

    On April 17, 1998, the Company signed a letter of intent with Telewizyjna Korporacja Partycypacyjna S.A. ("TKP"), a Polish company that currently operates an A-DTH and terrestrial single channel premium pay television service in Poland, and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. The letter of intent provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A. The letter of intent also contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent. Therefore, the Company terminated the letter of intent on June 1, 1998. The Company has informed TKP and its shareholders that the Company remains willing to discuss other joint marketing arrangements which may include some form of joint venture, investment, or cooperation in the future. A portion of the net proceeds, if any, from the exercise of Warrants may be used for such purpose. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent and have initiated arbitration proceedings against the Company. The Company has submitted its answer and counterclaims. See "Business--Legal Proceedings."

CORPORATE ORGANIZATIONAL STRUCTURE

    The chart on this page outlines the organizational structure of the Issuer and certain of its principal subsidiaries that is currently being implemented.

    [Chart shows @Entertainment, Inc.'s (the "Issuer") ownership in certain of its principal subsidiaries in its D-DTH, programming, and cable businesses. D-DTH: The Issuer owns 100% of At Entertainment Limited ("@EL") and 100% of Wizja TV Sp. z o.o. PROGRAMMING: The Issuer owns 100% of Sereke Holding B.V. ("Sereke"), 50% of WPTS Sp. z o.o. ("Twoj Styl"), 100% of Ground Zero Media Sp. z o.o. ("GZM"), and 100% of @Entertainment Programming, Inc. ("@EP"). CABLE: The Issuer owns 100% of Poland Communications, Inc ("PCI"). PCI owns 100% of Polska Telewizja Kablowa S.A. ("PTK S.A."), and has an ownership interest in other cable subsidiaries. PCI will own 49% of Cable Television Newco ("CATV") (in formation) and 49% of PTK Operator Sp. z o.o. ("PTK Operator") (structure to be implemented). CATV will own 51% of PTK Operator (structure to be implemented).]

    * Certain of the cable television operating subsidiaries are owned directly by Poland Cablevision (Netherlands) B.V. ("PCBV"), of which 92.3% is owned by PCI. See "Certain Relationships and Related Transactions--PCBV Stockholders' Agreement."

                                        THE OFFERING

Securities Offered..............  1,008,000 Warrants and 1,824,514 shares of Common Stock issuable upon the exercise of the Warrants.

Warrants Offered................  The Warrants initially will entitle the holders thereof to acquire an aggregate of 1,824,514 shares of Common Stock,
                                  representing in the aggregate approximately 5.0% of the
                                  outstanding Common Stock on a fully diluted basis. See
                                  "Description of Capital Stock."

Expiration Date.................  The Warrants will expire on July 15, 2008 (the "Expiration
                                  Date").

Exercise........................  Each Warrant will entitle the holder to acquire, during the period beginning on the earlier of (i) the date hereof or (ii) November 16, 1998 (the "Exercise Date"), and
                                  ending on the Expiration Date, 1.81 shares of Common Stock at the Exercise Price of $13.20 per share (subject to
                                  adjustment from time to time as described herein). The
                                  Common Stock and any other securities issuable or
                                  deliverable upon exercise of the Warrants are collectively referred to as "Warrant Shares."

Rights as Stockholders..........  Holders of Warrants will not, by virtue of being Warrant
                                  Holders, have any rights of stockholders of the Issuer.

Listing or Quotation of
  Common Stock..................  The Common Stock is traded on the Nasdaq National Market under the symbol "ATEN."

Use of Proceeds.................  The Company will not receive any proceeds from the sale of
                                  Warrants by holders of Warrants. The proceeds, if any,
                                  received by the Company from the exercise of Warrants will be used for general corporate purposes.

Registration Rights.............  The Issuer is registering the Warrants and the Warrant
                                  Shares as required pursuant to the Warrant Registration
                                  Rights Agreement. Under the terms of the Warrant
                                  Registration Rights Agreement the Issuer is required to
                                  use its reasonable efforts to maintain the effectiveness
                                  of the Registration Statement on Form S-3 (the "Warrant
                                  Shelf Registration Statement"), of which this Prospectus
                                  forms a part, until the expiration, redemption (if
                                  applicable) or exercise of all of the applicable Warrants.
                                  In addition, the holders of the Warrants will be entitled
                                  to "piggy-back" registration rights for the Warrant Shares in connection with certain public offerings of shares of
                                  Common Stock or other securities for which the Warrants
                                  are exercisable. See "Description of the
                                  Warrants--Registration Rights."

                            ABSENCE OF PUBLIC MARKET

    There has been no public market for the Warrants. The Issuer has been advised by the Initial Purchasers that they presently intend to make a market in the Warrants, however, they are not obligated to do so and any market-making may be discontinued at any time. Therefore, there can be no assurance that an active market for the Warrants will develop or as to the liquidity of any such market.

                                  RISK FACTORS

    Prospective investors in the Warrants and the Warrant Shares should consider all the information contained in this Prospectus. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."

                             SUMMARY OPERATING DATA

                                                                      AT DECEMBER 31,                AT MAY 31,
                                                         ------------------------------------------  ----------
                                                           1994       1995       1996       1997        1998
                                                         ---------  ---------  ---------  ---------  ----------
Homes passed by cable(1)...............................    298,316    711,545  1,088,540  1,408,100   1,530,262
Basic cable subscribers(2).............................    112,534    262,077    460,625(5)   636,283    701,907
Basic cable penetration(3).............................      37.7%      36.8%      42.3%      45.2%       45.9%
Annual cable churn rates(4)............................       9.1%       9.2%       7.8%      12.2%         N/A

------------------------

(1) The Company counts as homes passed only those homes for which it has an active signal and, in the case of multiple dwelling unit ("MDU") homes, only those homes for which the Company has an agreement with the cooperative authority.

(2) Includes only subscribers to the Company's package with the largest number of non-premium channels (the "Basic Tier") and the Company's package with more limited programming offerings of 17 to 24 channels (the "Intermediate Tier"). See "Business--Cable Operations--Services and Fees."

(3) Basic cable subscribers as a percentage of homes passed by cable at period end.

(4) Calculated by dividing the number of disconnected basic cable subscribers during a period by the number of basic cable subscribers (including basic cable subscribers in cable networks acquired by the Company) at the end of that period.

(5) Includes approximately 15,000 subscribers served by a cable system the Company acquired on January 1, 1997.

                                  RISK FACTORS

    AN INVESTMENT IN THE WARRANTS AND THE WARRANT SHARES IS SUBJECT TO A NUMBER OF RISKS. POTENTIAL INVESTORS IN THE WARRANTS AND THE WARRANT SHARES SHOULD CONSIDER CAREFULLY ALL THE INFORMATION SET FORTH HEREIN AND, IN PARTICULAR, THE FOLLOWING RISKS IN CONNECTION WITH AN INVESTMENT IN THE WARRANTS OR THE WARRANT SHARES. IN GENERAL, INVESTING IN THE SECURITIES OF ISSUERS WITH SUBSTANTIAL OPERATIONS IN MARKETS SUCH AS POLAND INVOLVES A HIGHER DEGREE OF RISK THAN INVESTING IN THE SECURITIES OF ISSUERS WITH SUBSTANTIAL OPERATIONS IN THE UNITED STATES AND OTHER SIMILAR JURISDICTIONS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

    The Company is highly leveraged. At March 31, 1998, on a pro forma basis after giving effect to the issuance of the Notes and the application of the proceeds therefrom and the drawdown of the $6.5 million AmerBank facility, @Entertainment and its subsidiaries, on a consolidated basis, would have had approximately $256 million of outstanding indebtedness, approximately $139 million of which would have been indebtedness of subsidiaries of @Entertainment (including approximately $130 million of PCI Notes). The Indenture and the PCI Indenture limit, but do not prohibit, the incurrence of additional indebtedness by @Entertainment and its subsidiaries and by PCI and its subsidiaries, respectively.

    The Company's ratio of earnings to fixed charges indicate a less than one to one coverage. For the years ended December 31, 1995, 1996, 1997 and the three months ended March 31, 1998, earnings were insufficient to cover fixed charges by $0.7 million, $3.6 million, $55.8 million and $17.0 million, respectively. The Company anticipates that, in light of the amount of its existing indebtedness and the possible incurrence of additional indebtedness to finance acquisitions and to fund and expand its cable, D-DTH, and programming businesses, it will continue to have substantial leverage for the foreseeable future. Such leverage poses the risks that (i) a significant portion of the Company's cash flow from operations must be dedicated to servicing the Company's indebtedness, (ii) the Company may not be able to generate sufficient cash flow or access sufficient additional financing to service the Notes, the PCI Notes, and any other outstanding indebtedness and to adequately fund its planned capital expenditures and operations, including its committed contractual obligations, (iii) the Company could be more vulnerable to changes in general economic conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (v) the Company's operating and financial flexibility may be impaired by restrictions imposed by various debt instruments on the incurrence of additional indebtedness, the payment of dividends and on operations, and (vi) because all or part of the Company's future borrowings (if any) may be at variable rates of interest, higher interest expenses could result in the event of increases in interest rates.

    The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company as well as its ability to obtain additional financing, each of which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions, and financial, business and other factors. The Company must generate substantial additional cash flow in order to pay interest and repay principal on the Notes, the PCI Notes, and any other outstanding indebtedness, and there can be no assurance that the Company's business will generate cash flow at the necessary levels that, together with available additional financing, will allow the Company to meet its anticipated requirements for working capital, capital expenditures, minimum guaranteed contractual commitments, interest payments and scheduled principal payments. If the Company is unable to generate sufficient cash flow from operations in the future it may be required to reduce the scope of its presently anticipated expansion of operations, reduce capital expenditures (including expenditures related to acquisitions), refinance all or a portion of its existing indebtedness, or obtain additional financing. While it is the Company's intention to only enter into financing arrangements that it considers advantageous, there can be no assurances that the Company will be able to obtain financing on satisfactory terms, if at all. In the event the Company obtains any future financing on less than favorable terms, the Company might be forced to operate under terms that would restrict its operations and reduce its cash flow.

    A failure to comply with the covenants and other provisions of financing documents to which the Company is a party, or other debt instruments to which it may become a party in the future, could permit acceleration of the debt under such instruments and, in some cases, acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. The Indenture and the PCI Indenture contain certain restrictive covenants. Such restrictions will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets and engage in mergers and consolidations.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW

    Pay television operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investment required for the construction or acquisition of their programming and distribution systems and the administrative costs incurred in connection with commencing operations. Consistent with this pattern, the Company incurred operating losses of $4.6 million and $1.2 million in 1992 and 1993, respectively. The Company generated operating income of $0.4 million and $3.5 million in 1994 and 1995 respectively, but had operating losses of $1.3 million, $42.7 million and $14.4 million for 1996, 1997 and the first three months of 1998, respectively.

    The Company expects to experience substantial operating losses and negative free cash flows for at least the next two years due to (i) the large investments required for the acquisition of equipment and facilities for its D-DTH business, including providing D-DTH Reception Systems to the 500,000 initial subscribers at a price significantly decreased by promotional incentives pursuant to the Company's business strategy, and the administrative costs required in connection with commencing its D-DTH business operations and (ii) the large investments required to develop, produce and acquire the programming for Wizja TV. There can be no assurance that the Company will be able to generate operating income or positive cash flows in the future or that its operating losses and negative cash flows will not increase.

ABSENCE OF PUBLIC MARKET

    The Warrants are securities for which there currently is no market. The Issuer does not currently intend to list the Warrants on a national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for the Warrants or as to the liquidity of the trading market for the Warrants. If a trading market does not develop or is not maintained, holders of the Warrants may experience difficulty in reselling such Warrants or may be unable to sell them at all. If a market for the Warrants develops, any such market may be discontinued at any time. If a trading market develops for the Warrants, future trading prices of such Warrants will depend on many factors, including, among other things, the Issuer's results of operations and the market for similar securities.

ABILITY TO EXERCISE WARRANTS

    Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then in effect or the exercise of such Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the various holders of the Warrants reside. The holders of the Warrants will be entitled to certain "piggy-back" registration rights for the Warrant Shares in connection with certain public offerings, if any, of shares of Common Stock or other securities for which the Warrants are exercisable. In addition, the Issuer is required, under the terms of the Warrant Registration Rights Agreement, to use its reasonable best efforts to maintain the effectiveness of the Warrant Shelf Registration Statement until the expiration, redemption (if applicable) or exercise of all of the applicable Warrants. There can be no assurance that the Issuer will be able to keep a registration statement continuously effective until all of the Warrants have expired, have been redeemed (if applicable) or have been exercised. See "Description of the Warrants--Registration Rights."

VOLATILITY OF STOCK PRICE

    The market price of the Issuer's Common Stock has been volatile and may be volatile in the future. Future announcements concerning the Issuer or its competitors, including, but not limited to, technological innovations, new commercial products, status of network implementation, government regulations, proprietary rights, litigation, available satellite transponder capacity, programming availability, customer acceptance, operating results and general market and economic conditions may have a significant impact on the market price of the Issuer's Common Stock and, consequently, the Warrants. In addition, any delays or difficulties in establishing the Issuer's networks or attracting network subscribers are likely to result in pronounced fluctuations in the market price of the Issuer's Common Stock and, consequently, the Warrants.

HOLDING COMPANY STRUCTURE AND RESTRICTIONS ON PAYMENT OF DIVIDENDS

    @Entertainment and PCI are each holding companies with limited assets of their own that conduct substantially all of their business through subsidiaries. Certain of PCI's operating subsidiaries are held through a further holding company, Poland Cablevision (Netherlands) B.V., a Netherlands company which is 92.3% owned by PCI ("PCBV"). The ability of @Entertainment to pay dividends on the Common Stock will be dependent upon either the cash flows and earnings of its subsidiaries and the payment of funds by those subsidiaries to @Entertainment in the form of repayment of loans, dividends or otherwise or @Entertainment's ability to otherwise realize economic benefits from its equity interests in its subsidiaries. @Entertainment's subsidiaries have no obligation, contingent or otherwise, to pay dividends to @Entertainment. The ability of these subsidiaries to make payments to @Entertainment will be subject to, among other things, the availability of funds and the terms of such subsidiaries' indebtedness, as well as various business considerations. Further, @Entertainment currently does not own, directly or indirectly, a majority interest in certain subsidiaries, and may not have operating control of other entities in which it may currently have or may in the future acquire direct or indirect interests. In such cases, @Entertainment may be unable, without the consent of the relevant partners, to cause such entities to pay dividends or implement business strategies that @Entertainment may favor.

    The PCI Indenture limits, but does not prohibit, the payment of dividends by PCI and the ability of PCI to incur additional indebtedness. PCI could not pay dividends to the Issuer as of March 31, 1998 because certain financial ratios did not meet the minimum amounts provided in the PCI Indenture. Accordingly, any cash flow of PCI in 1997 and the first three months of 1998 would not have been available to @Entertainment to service its indebtedness. To the extent that PCI is prohibited from paying dividends or other distributions to @Entertainment by the terms of the PCI Indenture, any cash flow of PCI will not be available to service indebtedness of @Entertainment. There can be no assurance that PCI's performance will ever permit it to pay dividends or other distributions to @Entertainment under the terms of the PCI Indenture.

    PCI is a corporation formed under the laws of the State of New York. Under the New York Business Corporation Law (the "BCL"), PCI may declare or pay dividends only out of the Company's surplus account. Under the BCL, a corporation is deemed to have a surplus for purposes of dividend declaration or payment when its net assets (which is defined as a corporation's total assets less its total liabilities) exceed the corporation's stated capital (which is defined as the sum of the par value of all of the shares of the corporation's stock which have been issued with a par value). The BCL further stipulates that PCI may only declare or pay dividends to the extent that its net assets remaining after such declaration or payment at least equal the amount of its stated capital, and to the extent that it can continue to pay its debts as they mature in the usual course after such payment.

    Provisions of applicable Polish law limit the amount of dividends which may be paid by Polish companies to the extent they do not have profits available for distribution (of which @Entertainment's Polish subsidiaries had no material amounts at March 31, 1998), and other statutory and general law obligations may affect the ability of @Entertainment's Polish subsidiaries to declare or pay dividends or the ability of such subsidiaries to make payments to @Entertainment on account of intercompany loans. For example, Polish companies known as spolka akcyjna ("S.A.") are required by law to establish reserve funds (in an amount equal to one-third of their share capital) out of which they cannot pay dividends. In addition, the statutes of any type of Polish company can contain provisions requiring that the company establish other reserve funds out of which dividends may not be paid. None of the statutes of @Entertainment's Polish subsidiaries currently contain such a provision; however, most of @Entertainment's Polish subsidiaries' statutes contain a provision allowing the creation of such reserve funds if the subsidiary's General Assembly votes to do so. Furthermore, in the event that the foreign exchange laws or laws on foreign investment in Poland change, Polish companies may also become subject to additional limitations on their ability to distribute profits to non-Polish stockholders.

    Under English company law, @EL may only make distributions to @Entertainment from its accumulated, realized profits which have not previously been distributed or capitalized, less any accumulated realized losses which have not previously been written off either in a reduction or reorganization of capital. For these purposes, realized profits and losses are determined in accordance with applicable accounting principles and reflect both revenue and capital profits and losses.

    Under the Netherlands' corporate law, the Company's Dutch subsidiaries may only distribute profits to stockholders insofar as their equity exceeds the paid-up and called-up capital increased by statutory reserves. Such statutory reserves may include reserves arising upon the revaluation of the company's assets, the capitalization of costs (including research and development, intellectual property and goodwill) in connection with the issuance of capital stock and reserves which may arise in connection with loans to stockholders with respect to their purchase of the company's stock. A stockholders' agreement among PCBV's stockholders includes certain limitations on payments that can be paid by PCBV to its stockholders, including PCI. If the managing board of PCBV solicits and receives loans from any of the PCBV stockholders, the loans cannot bear interest at a rate exceeding 10% per annum.

    The transfer of equity interests in subsidiaries of @Entertainment may be limited, due in part to regulatory and contractual restrictions. There can thus be no assurance of @Entertainment's ability to realize economic benefits through the sale of these equity interests. Accordingly, there can be no assurance that @Entertainment will receive timely payments from its subsidiaries, if at all, or other economic benefits from its equity interests in its subsidiaries.

NEED FOR ADDITIONAL FINANCING

    The Company believes that, in addition to cash on hand and cash from operations, it will need additional funding of at least $150 million to fulfill its current business development plan through the end of 1999. This additional financing will be required to fund ongoing development and expansion of the Company's D-DTH business and its programming business, and such businesses are expected to incur operating losses and negative cash flow for at least the next two years. At July 21, 1998, the Company was committed to pay at least approximately $380 million in guaranteed payments (including but not limited to payments for the D-DTH Reception Systems and payments of guaranteed minimum amounts due under programming agreements and satellite transponder leases) over the next seven years, of which at least approximately $235 million was committed through the end of 1999. These payments may increase if the Company enters into additional programming agreements. If the Company is unable to make these payments, it will have a material adverse effect on the Company's business, financial condition and results of operations. The Company expects that it will also require additional external funding for its business development plan in years subsequent to 1999 if the Company continues to provide promotional incentives to subscribers (other than the 500,000 initial subscribers) with respect to the D-DTH Reception Systems. Future sources of financing for the Company could include public or private debt or equity offerings or bank financings or any combination thereof. There can be no assurance that such additional financing will be available to the Company or, if available, that it could be obtained on acceptable terms within the limitations contained in the Company's financing arrangements (including the Indenture and the PCI Indenture). Moreover, if the Company's plans or assumptions change, if its assumptions prove inaccurate, if it consummates unanticipated investments in or acquisitions of other companies, if it experiences unexpected costs or competitive pressures, or if existing cash or projected cash flow from operations prove to be insufficient, the Company may need to obtain greater amounts of additional financing. PCI maintains a credit facility of approximately $6.5 million, under which all amounts were drawn in June 1998. @Entertainment is currently negotiating to enter into an agreement with one or more banks to provide a larger liquidity facility. In the event that the Company and TKP are able to reach an agreement regarding a joint venture, investment or some other form of cooperation, the Company's use of net proceeds from the sale of the Notes and from the net proceeds, if any, from the exercise of Warrants may be reallocated and some portion thereof may be used by the Company to fund the Company's participation therein.

    While it is the Company's intention to enter only into new financings or refinancings that it considers advantageous, there can be no assurance that such sources of financing would be available to the Company in the future, or, if available, that they could be obtained on terms acceptable to the Company. In the event the Company obtains any future financing or refinancing on less than favorable terms, the Company might be forced to operate under terms that would restrict its operations and reduce its cash flow. If for any reason additional financing is not available to the Company when required, or is only available on less than favorable terms, it may not be able to make its minimum guaranteed contractual commitments, which would have a material adverse affect on the Company's business, financial condition and results of operations. In addition, in such a case the Company may be required to reduce the scope of its presently anticipated expansion of its operations, reduce capital expenditures (including expenditures related to acquisitions), slow the development of its D-DTH business and/or refinance all or a portion of its existing indebtedness, and as a result the business, results of operations and prospects of the Company could be adversely affected.

LIMITED D-DTH EXPERIENCE AND UNCERTAINTIES ASSOCIATED WITH THE D-DTH MARKET

    LIMITED D-DTH EXPERIENCE. Although certain of the Company's executives have experience in the A-DTH market in Poland, the Company had no experience delivering D-DTH services prior to the July 1, 1998 limited launch and September 18, 1998 full-scale launch of its D-DTH business. The Polish A-DTH market developed rapidly from its inception in the late 1980s through the mid 1990s, but the rate of growth has declined in recent years because programmers have begun digitalizing and encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. The Polish A-DTH market today is characterized by (i) poor signal quality relative to cable television, (ii) limited channel offerings, (iii) a large number of small, poorly-capitalized satellite master antenna television ("SMATV") operators, (iv) high set-up costs of reception equipment and short satellite dish life, and (v) the increasing reluctance of co-op authorities to permit the use of satellite dishes, particularly the larger 36" diameter dishes used for A-DTH. While the Company expects that its D-DTH service will offer Polish consumers significant advantages over the current A-DTH services, due to, among other factors (i) wider range of programming available due to the compression ability of digital technology from a single satellite position, (ii) the improved signal quality of D-DTH, and (iii) the increased capacity for premium services, there can be no assurance that the market for D-DTH services will develop, or if it does develop, that the Company will be successful in launching its D-DTH service, or that it will not face competition from other D-DTH businesses in Poland. In view of these challenges, the prospects for the Company's D-DTH business should be considered in light of the uncertainties associated with the launch on a large scale of a new business in a market with no experience in a comparable business. In addition, the Polish D-DTH market is subject to a developing regulatory framework that may change as the market develops. In this regard, although the Company has been discussing with the Polish National Radio and Television Council (the "Council") the feasibility of applying for a Polish broadcasting license, there can be no assurances that the Company's broadcast of programming from outside of Poland will not become subject to the application of Polish laws regulating television broadcasting or that certain European Union broadcasting regulations will not be amended, which could have a material adverse effect on the Company's ability to broadcast into Poland programming uplinked from the United Kingdom and on the Company's business, financial condition and results of operation. See "--Polish Regulation of the DTH Market," "--European Union Regulation of D-DTH Business" and "Regulation."

    EXPECTED LOSSES. The Company expects that its D-DTH business will incur substantial operating losses for at least two years of operation while it is developed and expanded. The Company plans to spend up to approximately $200 million to provide 500,000 targeted initial subscribers with D-DTH Reception Systems at a price significantly decreased by promotional incentives. In addition, the Company is liable for charges associated with each of its three transponders on the Astra satellites, which can amount to a maximum of $6.75 million per year for each transponder and up to $182 million for all three transponders for the remaining term of their leases. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. The Company has incurred and will continue to incur capital expenditures and operating expenses related to its transmission, production and uplink facilities. The magnitude and duration of the losses to be incurred on its D-DTH business will depend on, among other factors, the ability of the Company's D-DTH service to attract and retain subscribers, the total cost of providing affordable reception equipment to subscribers, the Company's ability to develop and maintain a successful programming platform for the Polish market and its ability to control other costs which do not vary with the number of subscribers. Holders of the Warrants and the Warrant Shares should be aware of the difficulties encountered by enterprises in the early stages of development, particularly in light of the high roll out costs involved in the D-DTH business obtaining the targeted 500,000 initial subscribers, and the competitive characteristics of the pay television industry in Poland. There can be no assurance that the roll out of the Company's D-DTH business will proceed as planned, or that if achieved, the Company's D-DTH service will attract enough subscribers to result in profitability or positive cash flow for the Company in future years.

    FACTORS BEYOND THE COMPANY'S CONTROL. The success of the Company's D-DTH business is subject to factors that are beyond its control and difficult to predict, including (i) the size of the D-DTH service market, (ii) the rates of penetration of such market, (iii) the acceptance of the D-DTH service by subscribers and commercial advertisers, (iv) the sensitivity of potential subscribers to the price of installation and subscription fees, (v) the technical challenges of providing long-term D-DTH services, (vi) the extent and nature of the development of multi-channel alternatives, including the continued expansion of cable television and competition from other D-DTH services in Poland, and (vii) the immediate and long-term viability of D-DTH services to Poland.

    ABILITY TO ATTRACT SUBSCRIBERS. The initial subscribers will be required to make a substantial up-front investment to subscribe to the Company's D-DTH service. The Company's strategy is to provide the D-DTH Reception System to the initial subscribers at a price significantly decreased by promotional incentives of up to approximately $400 per subscriber or an aggregate of up to approximately $200 million for the 500,000 targeted initial subscribers. Although the Company believes that the price at which the initial subscribers acquire the subscription package (including the D-DTH Reception System rental, installation, and a one year's subscription for all channels (other than any premium channels)), which is approximately $135 plus applicable taxes per initial subscriber, should be low enough to attract a significant number of subscribers, there can be no assurance that the Company will be able to establish a substantial subscriber base. In addition, the investment required from subsequent subscribers may increase unless the Company decides to continue to provide promotional incentives to subscribers for the D-DTH Reception Systems. Accordingly, there can be no assurance that the Company will attract or retain additional subscribers if it ceases to provide promotional incentives to subscribers of the D-DTH Reception System. See "--Need for Additional Financing."

DEPENDENCE ON PHILIPS AS PRINCIPAL SUPPLIER

    Certain critical components and services used in the Company's D-DTH satellite transmission system, including the Philips' digital integrated, receiver decoders ("IRD"), a smartcard-based proprietary conditional access system which uses Philips CryptoWorks-Registered Trademark- technology, and a satellite receiving dish and related equipment (the outdoor unit or "ODU"), which together constitute the D-DTH Reception System, as well as retail, installation and support services, are initially to be provided exclusively by Philips. The Company has concluded an agreement with Philips providing for Philips to be the exclusive supplier to the Company of the first 500,000 D-DTH Reception Systems in connection with the launch of the Company's D-DTH business in Poland. Philips has granted the Company an exclusive license of its CryptoWorks-Registered Trademark- technology in Poland for the term of the agreement, which will terminate when the Company has purchased 500,000 D-DTH Reception Systems from Philips, unless terminated earlier in accordance with the terms of the agreement or extended by mutual consent of Philips and the Company. Philips has agreed not to distribute any other IRDs under the Philips' trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. The Company's agreement with Philips provides that after such period the Company may license one or two suppliers of IRDs in addition to Philips and Philips shall license its CryptoWorks-Registered Trademark- technology to such additional suppliers for the Polish market. Although the agreement with Philips provides a means by which the Company could obtain a second and third supplier for all or part of its future requirements for D-DTH Reception Systems, there can be no assurance that the Company will be able to secure such additional suppliers.

    The failure of Philips to deliver D-DTH Reception Systems on schedule, or at all, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--D-DTH--Technology and Infrastructure."

    The Company's agreement with Philips provides for full distribution, installation and servicing through more than 1,000 Philips authorized electronics retailers located throughout Poland. Philips has agreed to distribute a complete subscription package, comprising the D-DTH Reception System, as well as the necessary installation and support services through Philips' retail network in Poland, and is therefore the primary point of contact for subscribers to the Company's D-DTH service. Failure by Philips' retail network to provide the desired levels of service, quality and expertise (which are outside the control of the Company) could have a material adverse impact on the Company's operations and financial condition. See "Business--D-DTH--Technology and Infrastructure."

DEPENDENCE UPON SATELLITES

    The Company's D-DTH business will depend on its ability to broadcast using transponders on the Astra 1F and 1G satellites, both of which have been successfully launched, are currently operational and are located at 19.2 degrees east. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, destruction and damage. To date, the Company is not aware of significant disruption of transmissions on the Astra 1F or 1G satellites. The Company is not a "protected customer" under its satellite transponder leases and, in the event of a failure of one or more of its transponders, would not be able to pre-empt any other transponder customer. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to its transponders. The operation of the Astra satellites is outside the control of the Company and a disruption of transmissions on those satellites could have a material adverse effect on the Company, depending upon the duration of the disruption. The leases for the two transponders on the

Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. The ability of the Company to transmit its programming following the termination of the Company's leases of the transponders on the Astra 1F and 1G satellites (and following the expiration of the expected useful lives of the Astra 1F and 1G satellites in approximately 2015) will depend upon the ability of the Company to extend its existing leases and/or to obtain rights to utilize additional transponders on future Astra or other satellites. See "Business--D-DTH--Technology and Infrastructure."

RISK OF SIGNAL THEFT

    The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy." Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRDs incorporate Philips' CryptoWorks-Registered Trademark-proprietary encryption technology as part of its conditional access system. These IRDs use smartcard technology, making it possible to change the conditional access system in the event of a security breach either through over-the-air methods by issuing new electronic decryption "keys" over-the-air as part of the Company's regular D-DTH broadcasts or by issuing new smartcards. To the Company's knowledge, there has not been a breach of CryptoWorks-Registered Trademark- since its introduction in Malaysia in 1996. To the extent a breach occurs, the Company will take countermeasures, including over-the-air measures and if necessary the replacement of smartcards. Although the Company expects its conditional access system, subscriber management system and smartcard system to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's D-DTH system will remain effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract or maintain contracts for programming services from unrelated third parties would be adversely affected. See "Business--D-DTH--Technology and Infrastructure."

AGREEMENTS WITH TPSA

    The Company's ability to build out its existing cable television networks and to integrate acquired systems into its cable television networks will depend on, among other things, the Company's continued ability to design and obtain access to network routes, and to secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, at May 31, 1998, approximately 57% of the Company's cable plant had been constructed utilizing pre-existing conduits of the Polish national telephone company ("TPSA"). A substantial portion of the Company's contracts with TPSA for the use of such conduits permits termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately if: (i) the Company does not have a valid permit ("Permit") from the Polish State Agency of Radio Communications ("PAR") authorizing the construction and operation of a cable television network in a specified geographic area covering the subscribers to which the conduit delivers the signal; (ii) the Company's cable network serviced by the conduit does not meet the technical specifications required by the Communications Act of 1990, as amended (the "Communications Act"); (iii) the Company does not have a contract with the co-op authority allowing for the installation of the cable network; or
(iv) the Company fails to pay the rent required under the conduit agreement. At May 31, 1998, approximately 69,000, or 8%, of the Company's total subscribers were serviced by conduits leased from TPSA for which one or more of these provisions were applicable, so TPSA was legally entitled to terminate the conduit agreements covering these subscribers immediately. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. Any such terminations by TPSA would have a material adverse effect on the Company unless the Company could on commercially reasonable terms find an alternative to the TPSA conduits or build its own conduits. In addition, the

Company would be forced to incur significant costs if it were forced to build its own conduits. There can be no assurance that the Company would be able to replace or locate a substitute for such conduits. See "Business--Cable Operations--Technology and Infrastructure" and "Business--Properties."

AVAILABILITY OF PROGRAMMING AND DEPENDENCE ON THIRD PARTY PROGRAMMERS;
  PROGRAM DEVELOPMENT RISK

    The success of the Company's business is and will continue to be, to a large degree, dependent on its ability to obtain, at commercially reasonable costs, programming that is appealing to subscribers. In particular, the Company believes there is a strong demand for high-quality Polish-language television programming in Poland. To the extent that (i) the Company's competitors are able to produce or obtain Polish-language programming at commercially reasonable costs and the Company is not able to do so, (ii) the Company's programming is less popular than that of its competitors, or (iii) the Company's programming is non-exclusive to the Company, the viability or competitiveness of the Company's networks or services could be adversely affected.

    The Company obtains significant programming from sources on which it depends to provide it with additional high-quality programming that appeals to mass audiences in Poland. Although the Company has no reason to believe that any of its existing programming agreements will be canceled, will not be renewed upon expiration or will not otherwise become unenforceable, if such agreements are canceled, are not renewed, or otherwise became unenforceable the Company will have to seek programming material from other sources. There can be no assurance that high-quality program services will be available to the Company either from the Company directly or from third parties on acceptable terms, including any required expenditures or investments in respect of such program services, or at all or, if so available, that such program services will be acceptable to the Company's subscribers.

    The Company has purchased exclusive Polish pay television rights from third parties for programming on 9 of the current 18 channels on Wizja TV. In some of the agreements, however, the channel supplier may terminate the agreement and/or eliminate the exclusivity rights if the Company does not achieve specified milestones for subscriber numbers by certain specified dates. In addition, most of the agreements impose certain restrictions on the tiering of the particular channel, which will limit the flexibility of the Company in determining program tiering in the future, and also include provisions whereby the Company agrees to indemnify the channel supplier against any claims, including claims made by governmental authorities, resulting from the exclusive nature of the rights granted or from the tiering restrictions.

    Some of the Company's programming and sports rights agreements require payments based on a guaranteed minimum number of subscribers, and some required payments at the time of execution. At July 21, 1998, the Company was committed to pay at least approximately $156 million in guaranteed minimum payments over the next seven years in respect of broadcasting and programming agreements, of which at least approximately $39 million was committed through the end of 1999. In addition, the Company is continuing to negotiate additional agreements with channel suppliers and sports rights organizations, which agreements if consummated may require the Company to pay additional guaranteed minimum payments and/or payments at the time of execution.

    As part of its strategy to create more programming content, and in particular to develop high-quality Polish-language programming, the Company recently established entities to create programming, either directly or through joint ventures, for inclusion on Wizja TV. The development and production of television programs involve a high degree of risk associated with the creative content of programs and their acceptance by the viewing audience, as well as the general economic climate, public tastes and other intangible factors, all of which could change rapidly and cannot be predicted with certainty. Therefore, there is a risk that some or all of the Company's programming projects will not be successful or that the programming to which the Company will have access will lose its audience appeal more quickly than anticipated, possibly resulting in a portion of costs not being recovered or expected profits not being realized. In addition, the Company intends to create additional channels based on specific thematic content. There can be no assurance that the Company will be successful in introducing such channels into the Polish market, or if introduced, that such channels will be successful. See "Business--Programming-- Proprietary Programming."

    Certain programming for the Polish market is subject to regulation by the Polish authorities. See "--Regulation of the Polish Cable Television Industry," "--Limitations on Foreign Ownership of Multi-Channel Pay Television Operators and Broadcasters" and "Business--Legal Proceedings."

COMPETITION IN THE MULTI-CHANNEL PAY TELEVISION INDUSTRY

    The multi-channel pay television industry in Poland has been, and is expected to remain, highly competitive. The Company competes with other cable television operators, as well as with companies employing numerous other methods of delivering television signals to the home. The extent to which the Company's multi-channel pay television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of Polish-language programming at a reasonable price than the programming and prices available through such alternative delivery systems. In addition, advances in communications technology, as well as changes in the marketplace and the regulatory environment, are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the multi-channel pay television industry in Poland. See "The Industry--The Polish Multi-Channel Pay Television Industry" and "Regulation."

    The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service and quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. In addition, certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have significantly greater resources (including financial resources and access to international programming sources) than the Company. The Company's cable television business also competes with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and A-DTH television services, and may in the future compete with multi-channel multipoint distribution systems ("MMDS") and D-DTH television services (including the Company's D-DTH service).

    The Company's D-DTH business will compete with traditional cable systems, including its own, and terrestrial broadcast and A-DTH services as well as other potential D-DTH and MMDS services. TKP, which is partially owned by Canal+ S.A., currently offers a single channel Polish-language pay television service (including A-DTH) and has announced plans to introduce thematic D-DTH channels in Poland in October 1998, possibly in connection with one or more Polish broadcasting entities such as Polsat and TVP, and one or more cable television operators such as Aster City. The Company cannot predict whether other European or Polish broadcasters, such as BSkyB, Bertelsmann, Kirch or Polsat, will choose to enter the Polish D-DTH market. Certain of the Company's current and potential competitors, either alone or in joint ventures with other competitors, have either launched or announced plans to launch D-DTH systems for other European countries. Many of the Company's current and potential competitors have significantly greater financial, managerial and operational resources and more experience in the DTH business than the Company. If competing D-DTH services are successfully launched in Poland, they could have a material adverse impact on the Company. There can be no assurance that the Polish market for D-DTH services will be sufficiently large to support competing D-DTH businesses.

    With respect to its programming business, the Company competes with other television companies, both free-to-air and pay television (including Canal+ and HBO) for the acquisition of sports rights and most other programming, including the rights to feature films and television series and the right to participate in joint ventures with other creators of programming. With respect to the creation of its proprietary programming, the Company competes with other programming creators for the hiring of personnel with creative and production talent. To the extent that the Company is precluded from creating or obtaining programming due to exclusive agreements entered into between programming creators and the Company's competitors, the Company will face difficulty in creating or acquiring sufficient high-quality programming to attract and retain subscribers and commercial advertising customers for its cable and D-DTH services. To the extent that the Company is unable to negotiate exclusive agreements with suppliers of its programming or such agreements become unenforceable, the Company will not be able to preclude its competitors from obtaining access to such programming, which would make the Company's programming line-up less unique and less attractive to subscribers. There can be no assurance that in the future the Company will be able to continue to create or will be able to acquire sufficient high-quality programming, either through exclusive or non-exclusive arrangements.

CHANGES IN TECHNOLOGY

    The multi-channel pay television industry as a whole has traditionally been, and is likely to continue to be, subject to rapid and significant changes in technology. In particular, the impact of digital compression technology on the Polish multi-channel pay television industry is uncertain. The Company will use digital compression technology in its D-DTH business. Because digital compression technology allows transmission of multiple channels on the same frequency, it could result in the emergence of lower cost delivery systems and increased competition in the Polish multi-channel pay television industry. Although the Company believes that, for the foreseeable future, existing and developing alternative technologies will not materially adversely affect the viability or competitiveness of its D-DTH business, there can be no assurance as to the effect of such technological changes on the Company or that the Company will not be required to expend substantial financial resources on the development or implementation of new competitive technologies. In addition, the Company from time to time may explore alternative technologies for delivering its programming and alternative methods for allowing subscribers to receive signals from multiple satellites.

    Although the Company believes that the Astra satellites, Philips' CryptoWorks-Registered Trademark- proprietary conditional access system and compression system and the Philips' IRDs together constitute a reliable cost-effective D-DTH system, certain other large European providers of D-DTH services have selected different satellites, encryption technology and decoders. If another satellite platform, encryption technology or decoder becomes the preferred standard in Poland, or if Poland enacts regulations regarding such technology or decoders, such a development could adversely impact the Company's ability to attract and retain subscribers. Such a development could force the Company to switch its suppliers and replace IRDs and conditional access systems previously provided to subscribers on a promotional incentive basis, thus causing confusion for existing and potential subscribers, delays in providing subscribers with IRDs and conditional access systems, and significant unexpected costs.

ACQUISITION STRATEGY

    A significant element of the Company's growth strategy is expansion by acquisition of cable television networks that either are located in reasonable proximity to the Company's existing networks or are large enough to serve as the basis for new regional clusters. There can be no assurance that the Company will be able to identify and acquire such networks on satisfactory terms, if at all, or that it will be able to obtain required approvals from the Polish Anti-Monopoly Office (the "Anti-Monopoly Office") with respect to any such acquisitions. See "--Regulation of the Polish Cable Television Industry." In addition, the Company encounters competition for the acquisition of cable networks from existing cable television operators and also from financial investors. See "Business--Competition."

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES AND D-DTH

    The Company has experienced rapid growth and development in a relatively short period of time and intends to continue to do so to meet its strategic objectives. The management of such growth will require, among other things, continued development of the Company's financial and management controls and management information systems, stringent control of construction and other costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. In particular, the Company's expansion into the D-DTH business will require substantial attention of senior management. The Company intends to hire additional personnel in order to manage its expected growth and expansion, particularly in its new D-DTH business. Failure to successfully manage its expected rapid growth and development and difficulties in managing the expansion into the D-DTH business and in integrating such business with the Company's cable and programming operations could have a material adverse effect on the Company's business, results of operations and financial condition.

    Since its inception, the Company has acquired numerous cable television networks. The Company's recent acquisitions have involved and other possible future acquisitions by the Company will involve, risks, including successful integration with the Company's existing systems and operations and, possibly, lower relative operating margins associated with such acquisitions before the economic benefits of integration, if successful, are fully realized. Furthermore, the Company may experience increased capital expenditure costs as the acquired systems are rebuilt if necessary to upgrade the networks to the Company's standards. In the event that the Company underestimates the costs of integrating and upgrading acquired networks, such activities could have a material adverse effect on the Company's financial condition and operating results. The integration of acquired systems may also lead to diversion of management attention from other ongoing business concerns. The costs of integration for certain acquisitions have had an adverse impact on the Company's short-term operating results. Any or all of these risks related to integration may have a material adverse effect on the Company's operations in the future.

    In addition, the Company is evaluating the viability and financial returns associated with entering into certain businesses, some of which may be capital-intensive, may require regulatory approvals and in which it has limited experience, such as interactive television, pay per view, near-video-on-demand, data transfer, services related to electronic banking, telephony, internet access, sports clubs ownership, publishing and other media. If the Company were to enter into such businesses, there can be no assurance that the Company would be successful or that the capital utilized in such businesses would not decrease the amount of capital available for use in its cable, D-DTH and programming businesses.

LIMITED INSURANCE COVERAGE

    While the Company carries general liability insurance on its properties, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its broadcasting. See "--Dependence Upon Satellites." Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks or disrupting its access to its leased satellite transponders could result in substantial uninsured losses and could have a material adverse effect on the Company.

REGULATION OF THE POLISH CABLE TELEVISION INDUSTRY

    The operation of a cable television system in Poland is regulated by various governmental bodies, including the Minister of Communications ("MOC") and PAR under the Communications Act, and the Council under the Radio and Television Act of 1992, as amended (the "Television Act"). Cable television operators in Poland also are subject to the intellectual property rights protections contained in the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act"). Cable television services in Poland may be offered only by cable television operators that have received Permits from PAR to operate and construct cable television networks in specified areas in Poland. The Communications Act and the Permits set forth the terms and conditions for providing cable television services, including the term of the Permits, the area covered by the Permits, technological requirements for cable television networks and the restrictions on foreign ownership of cable television operators. See "--Limitations on Foreign Ownership of Multi-Channel Pay Television Operators and Broadcasters" and "Regulation--Poland--Communications Act-- Foreign Ownership Restrictions." If a cable television operator breaches the terms of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where such breach occurred or the forfeiture of the operator's cable networks.

    Although subsidiaries of PCI have received approximately 109 Permits from PAR, certain subsidiaries of PCI do not have valid Permits covering certain of the areas in which they operate cable networks. Of the approximately 76,600 basic subscribers at May 31, 1998 located in the areas for which subsidiaries of PCI do not currently have valid Permits, approximately 76% are located in areas serviced by recently acquired or constructed cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including obtaining agreements with the co-op authorities, upgrading of the acquired networks to meet technical standards where necessary and satisfying foreign ownership limitations), and approximately 24% are located in areas serviced by networks for which certain subsidiaries of PCI have Permit applications pending. These subsidiaries of PCI have 12 Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits to such subsidiaries or that PAR will not take action against such subsidiaries for operating cable television networks in areas not covered by valid Permits, including assessing fines on such subsidiaries, revoking Permits held by the such subsidiaries and seizing the cable networks operated by such subsidiaries. Furthermore, there can be no assurance that such subsidiaries will be able to receive Permits in the future permitting them to operate any other networks that they may acquire. Any action by PAR to restrict or revoke the Permits of such subsidiaries, or similar action by PAR, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation--Poland--Communications Act."

    Under the Television Act, cable television operators must register each channel and the programs to be transmitted thereon ("programming") with the Chairman of the Council prior to transmitting it over their cable networks. The Chairman of the Council has the authority to reject applications to register programming if the programming violates any provision of the Television Act. See "Regulation--Poland-- Television Act." The relevant subsidiaries of PCI have registered most of the programming that they transmit on their cable networks, except programming transmitted on networks for which they do not have Permits. There can be no assurance that the Chairman of the Council will not revoke the registration of any of the Company's programming (including the programming that the Company has begun transmitting on Wizja TV), or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks, although the Company believes that any such revocation or refusal to register would violate the Convention. Also, there can be no assurance that the Council will not take action regarding unregistered programming the Company transmits over its cable networks for which it does not have Permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming, as well as criminal sanctions against Company management. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

    Cable television operators in Poland are also subject to the provisions of the Copyright Act, which governs, inter alia, enforcement of intellectual property rights of authors and producers of programming and requires that the Company reach agreements with, and make payments to, such authors and producers of programming that is transmitted over the Company's networks. The Communications Act requires that operators of cable television systems comply with Polish laws, including copyright laws. The rights of copyright holders are generally enforced by rights organizations for collective copyright administration and protection. Poland has ratified the Rome Convention, resulting in the intellectual property rights of non-Polish programming producers being protected in Poland to the same extent that such rights of Polish producers are protected. See "Regulation--Poland--Copyright Protection."

    In addition, the Communications Act, the Television Act and the Copyright Act are relatively new statutes, and thus have not been fully interpreted by applicable regulatory authorities. There can be no assurance that changes in laws or regulations, in the interpretation of existing laws or regulations or in the enforcement activities of the applicable regulatory authorities affecting the Company, its competitors or the cable television industry in Poland generally will not occur that could have a material adverse effect on the Company's business, financial condition or results of operations. See "Regulation--Poland."

    The Television Act authorizes the Council to adopt regulations specifying requirements for Polish or European content of programs of non-Polish broadcasters to be distributed through cable networks in Poland. The adoption of such regulations could influence the ability of Polish cable television operators to register programs with the Council. Such a registration is required for a lawful distribution of programs on cable networks. The Council has not issued any regulations that would be applicable to programming broadcast from outside Poland, such as the Company's Wizja TV programming (though it has issued regulations relating to Polish broadcasters), but there can be no assurance that it will not do so in the future or that the Company would be able to comply with any such future regulations. The burden of complying with any such future regulations or any failure to so comply could have a material adverse effect on the Company. See "Regulation--Poland--Television Act."

POLISH REGULATION OF THE DTH MARKET

    The Television Act does not include regulations directly applicable to the broadcasting of programs being broadcast from abroad and received in Poland. Specifically, there are no regulations in force concerning satellite broadcasting of a program dedicated to a Polish audience if the uplink for the broadcasting of such a program is made by a foreign broadcaster from outside of Poland. The Company believes that the Television Act does not apply to such broadcasting from outside of Poland and that such activity is not subject to Polish broadcasting requirements. The Council has not officially adopted an interpretation of this issue and there have been no court rulings on this issue. There can be no assurance that the Company's interpretation will not be challenged or that the Company's D-DTH broadcasts from outside of Poland will not be required to comply, and, if so, that it will be able to comply, with the requirements of the Television Act, which, among other things, requires a broadcasting license and imposes foreign ownership restrictions. In addition, in certain situations, including, but not limited to, where a program is produced or assembled entirely in Poland and only provided to a third party for transmission from abroad, there may be a risk of the producer of such a program being deemed to be a broadcaster under the Television Act, and being obligated to obtain a license to be issued by the Chairman of the Council, which would be subject to certain conditions, including foreign ownership restrictions. In this regard, a Polish affiliate of Canal+ S.A. has commenced a lawsuit in Poland alleging HBO Polska Sp. z o.o. of broadcasting the HBO television programming in Poland without a broadcasting license as required by the Television Act. See "Business--Legal Proceedings." While the Company believes that its activities in producing programs in and outside of Poland, transmitting the programs to the Company's transmission facility in the United Kingdom and distributing the programs to Poland via satellite are not subject to regulation in Poland, there can be no assurance that the Council will not seek to require the Company to apply for a license in Poland for its broadcasting business. The Company has been studying and discussing with relevant Polish authorities the feasibility of locating its transmission and production facilities in Poland and applying for the Polish broadcasting licenses necessary to engage in such activities. Although the Company has been discussing with the Council the feasibility of applying for a Polish broadcasting license, there can be no assurance that such license would be granted if applied for, and failure to have any required broadcasting license could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Limitation on Foreign Ownership of Multi-Channel Pay Television Operations and Broadcasters," and "Regulation."

    Currently Poland has not sought to regulate foreign DTH broadcasters who uplink outside of Poland. There can be no assurances, however, that Poland will not seek to regulate the DTH industry by, for example, imposing standards for encryption technology or IRDs. If the Company's encryption technology,

IRDs or other activities were not to meet such standards, the Company's business, financial condition and results of operations could be materially adversely affected as the Company seeks to comply with such standards.

    Poland is a party to the 1989 European Convention on Transfrontier Television (the "Convention"), which requires the Polish authorities to guarantee freedom of reception and retransmission on Polish territory of program services which meet the requirements of the Convention. The Company believes that the content of its Programming Platform will comply with the terms of the Convention. See "--European Union Regulation of D-DTH Business."

    D-DTH operators in Poland are subject to substantially the same copyright restrictions under Polish law as are cable television operators. See "--Regulation of the Polish Cable Television Industry" and
"Regulation--Poland--Copyright Protection."

    Because the Company's D-DTH service is the first D-DTH service available in Poland, there are likely to be issues of first impression arising under Polish law with respect to various aspects of the Company's D-DTH business and related programming arrangements. For example, the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in the D-DTH industry. There can be no assurance that such issues, if decided unfavorably to the Company, would not have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITATIONS ON FOREIGN OWNERSHIP OF MULTI-CHANNEL PAY TELEVISION OPERATORS AND
  BROADCASTERS

    Under the Communications Act and applicable Polish regulatory restrictions, Permits may only be issued to and held by Polish individuals or companies in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, a majority of the management and supervisory board of any cable television operator holding Permits must be comprised of Polish citizens residing in Poland. These restrictions do not apply to any Permits issued prior to July 7, 1995 ("Grandfathered Permits"). See "Regulation--Poland--Communications Act." At May 31, 1998, approximately 23% of the Company's basic subscribers were covered by Permits that are not subject to foreign ownership restrictions. Prior to the creation of PAR and the Permit system, the stockholders of Polska Telewizja Kablowa, S.A. ("PTK S.A.") received a license to establish PTK S.A. to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities (as described in the license) under the Commercial Activity with Participation of Foreign Parties Act of 1988, as amended (the "Foreign Commercial Activity Act").

    PTK S.A. will own all cable network assets and operate in the areas covered by Grandfathered Permits. To comply with foreign ownership requirements for Permits for networks not covered by Grandfathered Permits, the Company intends to enter into contractual arrangements with Polska Telewizja Kablowa Operator Sp. z o.o. (formerly PTK Ryntronik, S.A.) ("PTK Operator"), a Polish entity of which 49% is expected to be owned by PCI and the remaining 51% is expected to be owned by a Polish entity of which 49% is expected to be owned by PCI and the remaining 51% is expected to be owned by a Polish financial institution. See "Corporate Organizational Structure." In the case of existing cable networks not covered by Grandfathered Permits or the acquisition or construction of cable networks not covered by Grandfathered Permits, the Company intends to own, through PTK S.A., all of the cable network assets and intends to lease the assets to PTK Operator, which is expected to operate the networks. In the Company's contemplated leasing arrangements with PTK Operator, it is expected that PTK Operator will hold the Permits to operate the cable networks, receive all of the revenues from subscribers, pay all operating expenses relating to the operation of the networks, and through the lease arrangements pay PTK S.A. rent equal to substantially all of the cash flows generated by the networks. The Company believes that this ownership and operating structure does not contradict the requirements of Polish law. PAR has granted several permits to the Company and the Company's competitors, based on the lease of assets, for networks using an ownership and operating structure substantially similar to the one described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the ability of the Company's subsidiaries to acquire Permits to operate cable television networks and could result in the denial or loss of Permits applied for or held by certain subsidiaries of the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation--Poland--Communications Act" and "Regulation--Poland--Communications Act--Foreign Ownership Restrictions."

    The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital, ownership interest and voting rights. In December 1997, the Polish government proposed an amendment to the Television Act by which the maximum foreign ownership interest in a Polish broadcasting company would be increased to 49%, but there can be no assurance that the Polish parliament will accept this proposal. In addition, the Television Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory boards of any company holding a Polish broadcasting license must be comprised of Polish citizens residing in Poland. The Company has established and intends to continue to establish entities to engage, directly or indirectly through joint ventures, in the development and production of Polish-language thematic television programming outside of Poland, which the Company plans to distribute throughout Poland via satellite systems from outside of Poland. The Company believes that the ownership structure of such entities is not subject to Poland's regulatory restrictions on foreign ownership. However, there can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership or distribution structure, or the ownership or distribution structure to be established for such future entities, violates Polish regulatory restrictions on foreign ownership. If the ownership or distribution structure for such entities or such future entities is found not to be in compliance with Poland's regulatory restrictions on foreign ownership, the Company could be forced to incur significant costs to bring its ownership structure or distribution system into compliance with the regulations; it might also be forced to dispose of its ownership interests in such entities or such future entities. These regulatory restrictions may materially adversely affect the Company's ability to enter into relationships with such entities or such future entities, as well as any other entity that produces, broadcasts and distributes programming in Poland, which would have a material adverse effect on the Company's business, results of operations and financial condition. See "Regulation--Poland--Television Act."

UNITED KINGDOM REGULATION OF D-DTH BUSINESS

    The Company has established broadcast transmission facilities in the United Kingdom for the production, post-production and packaging of programming, from which it broadcasts via uplink to the transponders the Company has leased on Astra satellites for onward broadcasting to its cable subscribers and from which it broadcasts to its D-DTH subscribers and other cable operators in Poland. All of the Company-owned channels, including Wizja l, Wizja Sport, Wizja Pogoda, Atomic TV and Twoja Wizja, and the majority of the other channels forming Wizja TV are or will be, at least initially, regulated by the U.K. authorities (primarily the Independent Television Commission ("ITC")) as satellite television services ("STS"). Under the U.K. Broadcasting Act 1990, as amended (the "Broadcasting Act"), satellite broadcasters established in the United Kingdom are required to obtain an STS license. STS licenses are granted by the ITC if certain criteria are satisfied. The Company has received an STS license from the ITC in the United Kingdom for Wizja 1, Wizja Sport, Wizja Pogoda, Atomic TV and Twoja Wizja. For most of the other channels on Wizja TV, the relevant channel supplier is under a contractual obligation with the Company to obtain an STS license. Under the terms of the Company's Astra transponder agreements, the Company will be prohibited from carrying on Wizja TV programming for which a channel supplier does not have a valid license. The ITC has wide discretion to vary the conditions of licenses issued under the Broadcasting Act or amend codes (such as the code on advertising time limits and electronic programming guides ("EPG")) with which all U.K. licensed broadcasters must comply. There is no assurance that the Company or its channel suppliers will be able to secure the necessary STS licenses, or if obtained, that the Company or its channel suppliers will be able to meet the ongoing requirements of such STS licenses. Failure to obtain in a timely manner and maintain such licenses would have a material adverse effect on the Company's ability to roll out its D-DTH service or to add channels to its D-DTH service in the future, and as a result, would have a material adverse affect on the Company's business, results of operations and financial condition. See "Regulation--United Kingdom--Broadcasting Regulation."

EUROPEAN UNION REGULATION OF D-DTH BUSINESS

    The Television Without Frontiers Directive (the "Directive") provides that each European Union ("EU") broadcaster should be regulated primarily by the authorities in the member state of the EU where it is established, without regard to the country or countries within the EU in which its broadcast signal is received. Currently, the 1989 European Convention on Transfrontier Television (the "Convention") to which Poland is a party, provides that the country in which a broadcaster uplinks its programming to the satellite (or, if this is not the case, the country which grants the broadcast frequency or satellite capacity to the broadcaster) has jurisdiction over that broadcaster. Neither the Directive nor the Convention contains any requirements or restrictions regarding foreign ownership of broadcasters. The Company can give no assurance that either the Directive or the Convention or both will not be amended in the future, either legislatively or judicially, to give authorities in a receiving state the power to regulate a broadcaster whose services are intended to be received in such state, or to impose restrictions on foreign ownership of broadcasters.

    The Company understands that a change to the Convention (the "Amendment") was agreed by member states of the Convention on September 9, 1998. The Amendment will be open for signature by member states from October 1, 1998 and will be effective when all member states have signed the Amendment or automatically on October 1, 2000, unless a member state objects by January 1, 1999 to the Amendment coming into force. The Amendment, if it becomes effective, would have three significant effects. First, it would bring the Convention into conformity with the Directive's establishment test, providing that a broadcaster should be regulated primarily by the authorities in the Convention country in which the broadcaster is established.

    Second, the Amendment would provide that where a broadcaster's channel is wholly or principally directed at a country, other than that where it is established, for the purpose of evading the laws in the areas covered by the Convention which would have otherwise applied to it in the country of reception, this shall constitute an "abuse of rights." Where such an abuse is alleged, representatives from the country where the broadcaster is established and from the country of reception would meet to attempt to resolve the dispute. If they are unable to do so, a dispute resolution process (which would eventually involve arbitration) could be invoked. The country of reception could not take measures against the broadcaster unless and until the arbitration procedure has been completed in favor of the country of reception. The Company believes that the broadcasting of its channels into Poland from the United Kingdom would not constitute an "abuse of rights" under the Amendment, though there can be no assurance that the relevant authority would so decide. An adverse decision on this issue, if the Amendment becomes effective and Poland decides to invoke it against the Company's broadcasts emanating from the United Kingdom, would have a material adverse effect on the Company's ability to broadcast its Programming Platform and its business, financial condition and results of operations.

    Third, the Amendment would allow parties to the Convention to designate that certain important events (e.g., major sporting events) cannot be broadcast exclusively by a single television station so as to deprive a large proportion of the public of that Convention country from seeing the event live or on a deferred coverage basis on free-to-air television, and also to ensure that broadcasters under the jurisdiction of one Convention country cannot purchase exclusive rights to major events specified by another Convention country which would deprive a large proportion of the public in such Convention countries from seeing the specified event on a live or deferred coverage basis on free-to-air television. In this regard, the

Amendment would be largely consistent with changes recently made to the Directive. If the Amendment becomes effective and if it were applied to the Polish pay television rights to certain sporting events purchased on an exclusive basis by the Company, it could eliminate the Company's right to broadcast such events in Poland on an exclusive basis and could have an adverse effect on the ability of the Company to acquire the exclusive Polish pay television rights to such events and to similar events in the future.

    The Company can give no assurance that regulations will not be imposed in the future which would impose stricter European or independent production quotas on European broadcasters, impose foreign (non-European) ownership restrictions on broadcasters or regulate digital television services in a way which may be detrimental to the Company (such as requiring (i) a common interface for all encryption services used within a particular pay television market, (ii) that all conditional access providers must allow simulcrypt of their programming or
(iii) that third parties must be given access to the Company's subscriber management service), or that any such regulations, if imposed, would not have a materially adverse effect on the Company's business, results of operations and financial condition.

    In 1994 Poland made an official application for membership of the EU. Negotiations on the terms of Poland's proposed admission to the EU commenced in March 1998. If Poland joins the EU, it would be required to implement and obey all of the laws and regulations emanating from the European Commission, including the Directive and EU competition law in their then current versions. The Company believes that this would require Poland to acknowledge the establishment test and to recognize the Company's D-DTH broadcast services as falling under the jurisdiction of the ITC in the United Kingdom. However, there can be no assurance that such would be the case, nor can there be any assurance that the Company would be able to comply with all of the various EU laws and regulations. The burden of complying with any such laws and regulations or any failure to so comply could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation--European Union."

REGULATION OF COMPETITION

    The Company is regulated by competition law in the jurisdictions in which it carries on business. At the present time this requires the Company to comply with competition law in Poland, the UK and the EU.

    The current Polish anti-monopoly body of law with respect to the cable, D-DTH and programming industries is not well established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in such industries. As a general rule, the Anti-Monopoly Act prohibits, among other things, monopolistic agreements, abuse of dominant market position, price-fixing arrangements, division of market arrangements, and the creation of market entry barriers. The Anti-Monopoly Act may deem any such agreements null and void. Although the Anti-Monopoly Act does not preclude an enterprise from occupying a dominant market position, any activities by such enterprise face detailed scrutiny by the Anti-Monopoly Office. Market dominance is often defined as a company's ability to act independently of competitors, contractors, and consumers. Companies that obtain control of 40% or more of the relevant market are usually deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office. There is no assurance that the exclusivity clauses in the Company's programming agreements will not be scrutinized by the Anti-Monopoly Office. Although such exclusivity clauses are not prohibited under the Anti-Monopoly Act, such agreements may be found unlawful, and therefore unenforceable, if they restrict or hinder competition or otherwise involve the abuse of a dominant position. The Company does not believe such agreements have an anti-competitive effect, though there can be no guarantee that the Anti-Monopoly Office would reach the same conclusion.

    The Anti-Monopoly Office recently issued a decision that PCI had achieved a dominant position and abused that dominant position in one of the areas in which it operates by moving certain satellite channels to the hyperband frequency. As a result, a number of subscribers, whose television sets are not equipped to receive the hyperband frequency, received several different channels to replace the channels which had been moved. The Company has appealed both the finding of dominance and the finding that it acted improperly by moving certain channels to the hyperband frequency.

    Several types of concentrations between undertakings, including acquisitions of privately held stock and also stock that is traded on a stock exchange, under circumstances specified in the Anti-Monopoly Act require a prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction or members of their governing bodies. The Company believes that it may be required to obtain the Anti-Monopoly Office's approval for future acquisitions. In addition, the Anti-Monopoly Office can review a company's past and present activities, including its pricing policies, for potential anti-competitive behavior. The Company receives inquiries from and is subject to review by various divisions of the Anti-Monopoly Office from time to time. Pursuant to the current interpretation of the Anti-Monopoly Office, transactions between non-Polish parties affecting market conditions in Poland may also require a notification to the Anti-Monopoly Office. There can be no assurance that the Anti-Monopoly Office will approve the Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations and acquisitions, will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations.

    U.K. law controls agreements which affect competition through the Restrictive Trade Practices Act 1976 (the "RTPA"), monopolies and mergers through the Fair Trading Act 1973 ("Fair Trading Act"), and unilateral anti-competitive practices through the Competition Act of 1980 (the "CA"). A broad range of commercial agreements fall within the provisions of the RTPA and are required to be filed with the Office of Fair Trading (the "OFT") for review under the RTPA. If an agreement that requires filing is not filed in a timely fashion, the relevant restrictions which it contains are void and unenforceable and the parties are at risk of claims for damages by affected third parties and of court action aimed at preventing a repetition of the breach. The Company has filed with the OFT certain of its exclusive programming license agreements, and these have been deemed not registrable.

    The Company is also subject to the competition law provisions of the EC Treaty, namely Articles 85 and 86. Article 85(1) prohibits as incompatible with the common market agreements between undertakings and concerted practices which may affect trade between member states of the EC and which have as their object or effect the prevention, restriction or distortion of competition within the EC. A prohibited agreement (or at least those provisions which fall within Article 85(1)), if severable from the remainder of the agreement, will be unenforceable before national courts and the parties thereto are liable to be fined by the European Commission if the agreement is not notified to it.

    Article 86 prohibits undertakings from abusing a dominant market position which they hold in the whole or a substantial part of the EC. A company may be dominant in several Member States or indeed part of a single Member State. Determining whether an undertaking occupies a dominant position is a complex question of law and economics, but broadly a market share of as little as 40% may confer dominance in a market for a product. Article 85 and 86 are considered in greater detail in the section on Regulation below. The Company does not consider that at the present time that any of the agreements to which it is party infringes Articles 85 and 86, but there can be no assurance that this is the case. If such agreements were found to infringe Articles 85 and 86 then any restrictions in the agreements, such as the grant of exclusivity, would be void and unenforceable. See "Regulation--Poland--Anti-Monopoly
Act," "--United Kingdom--Regulation of Competition," and "--European Union--Regulation of Competition."

POLITICAL AND ECONOMIC RISKS; ENFORCEMENT OF FOREIGN JUDGMENTS

    Poland has undergone significant political and economic change since 1989. Political, economic, social and other developments in Poland may in the future have a material adverse effect on the Company's business. In particular, changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could materially adversely affect the Company's operations and business. Currently there are no limitations on the repatriation of profits from Poland, but there can be no assurance that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland. If such exchange control restrictions, taxes or limitations are imposed, the ability of @Entertainment to receive dividends or other payments from its Polish subsidiaries could be reduced, which may have a material adverse effect on the Company.

    Due to the many formalities required for compliance with the laws in Poland's regulated economy, the rapid changes that Polish laws and regulations have undergone in the 1990s or otherwise, and numerous uncertainties regarding the interpretation of such laws and regulations, the Company may from time to time have violated, may be violating and may in the future violate, the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax, antitrust and corporate laws and requirements to obtain regulatory approvals. The Company does not believe that any such violations will have a material adverse effect upon the Company's business, results of operations or financial condition, but there can be no assurance that such will be the case.

    Poland is generally considered by international investors to be an emerging market. There can be no assurance that political, economic, social and other developments in other emerging markets will not have a material adverse effect on the market value and liquidity of the Warrants and the Warrant Shares. In general, investing in the securities of issuers with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States and other similar jurisdictions.

    @Entertainment is organized under the laws of the State of Delaware. Although the holders of the Warrants and the Warrant Shares will be able to effect service of process in the United States upon @Entertainment and may be able to effect service of process upon its directors, due to the fact that @Entertainment is primarily a holding company which holds direct or indirect equity interests in various entities in Poland, the United Kingdom and the Netherlands, all or a substantial portion of the assets of the Company are located outside the United States. As a result, it may not be possible for investors to enforce against the Company's asset judgments of United States courts predicated upon the civil liability provisions of United States laws.

    @Entertainment has been advised by its Polish counsel that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

    @Entertainment has been advised by its English solicitors that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for the enforcement of judgments of United States courts, of certain civil liabilities predicated upon the United States federal and state securities laws.

    @Entertainment also has been advised by its Netherlands counsel that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and that it would be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends in large part on the continued service of its key management personnel. The Company is particularly dependent upon the skills and contributions of several key individuals, including Robert E. Fowler, III, Chief Executive Officer of @Entertainment; Donald Miller-Jones, Chief Financial Officer, Vice President and Treasurer of @Entertainment; Przemyslaw Szmyt, Vice President, General Counsel and Secretary of @Entertainment; David Warner, Chief Operating Officer of @EL; David Keefe, Chief Executive Officer of PCI; and Dorothy Hansberry, Vice President and General

Counsel of PCI. The departure of any of these persons could have a material adverse effect on the Company's business. In addition, given the Company's stage of development, the Company's success will depend in part on its ability to hire, train, and retain high-quality personnel. The Company has entered into employment agreements with Messrs. Fowler, Miller-Jones, Szmyt, Warner, and Keefe, and Ms. Hansberry, which expire on dates ranging from December 31, 1999 to April 7, 2002 and are terminable in certain circumstances. See "Employment Agreements."

CONTROL BY EXISTING STOCKHOLDERS

    At August 10, 1998, Polish Investments Holding L.P. ("PIHLP"), the Cheryl Anne Chase Marital Trust ("CAC Trust" and, together with PIHLP, the "Chase Entities") and Advent International Group ("Advent", and together with the Chase Entities, the "Principal Stockholders") owned in the aggregate approximately 48.8% of the outstanding common stock of @Entertainment ("Common Stock"). Such concentration of ownership may have the effect of delaying or preventing transactions involving an actual or potential change in control of @Entertainment. See "Principal Stockholders" and "Description of Capital Stock."

INFLATION; CURRENCY RISK

    Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuations in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 27% in 1995, approximately 20% in 1996, and approximately 14.9% in 1997. The exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has generally decreased since 1991 and the zloty has appreciated against the U.S. Dollar in the three months ended March 31, 1998. Inflation and currency exchange fluctuations have had, and may continue to have, a material adverse effect on the business, financial condition and results of operations of the Company.

    Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenue is denominated in zloty. Any devaluation of the zloty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenue to service its U.S. Dollar denominated obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar-denominated obligations and, thus, on the Company's business, financial condition and results of operations.

NO INTENTION TO PAY DIVIDENDS

    Neither @Entertainment nor PCI has ever declared or paid a cash dividend on its common stock. @Entertainment intends to retain its earnings, if any, for use in its business and does not anticipate paying cash dividends in the foreseeable future. See "--Holding Company Structure and Restrictions on Payment of Dividends."

ANTITAKEOVER PROVISIONS; POSSIBLE FUTURE ISSUANCES OF PREFERRED STOCK

    Certain provisions of Delaware law applicable to @Entertainment and @Entertainment's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws") could delay or make more difficult a merger, tender offer, proxy contest or other change of control involving @Entertainment, including Section 203 of the Delaware General Corporation Law ("DGCL"), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. The Certificate authorizes the issuance of 20.0 million shares of preferred stock, par value $.01 per share, on terms which may be fixed by @Entertainment's Board of Directors without further stockholder action ("Blank Check Preferred Stock"). The terms of any series of Blank Check Preferred Stock, which may include, among other things, priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock and the Warrants. The rights of the holders of Common Stock and the Warrants will be subject to, and may be adversely affected by, the rights of the holders of any Blank Check Preferred Stock that may be issued in the future. @Entertainment has no present plans to issue shares of Blank Check Preferred Stock. In addition, @Entertainment's Certificate and By-Laws provide for a classified board of directors, eliminate the right of stockholders to act by written consent without a meeting (unless they have obtained the approval of a two-thirds vote of the directors), require advanced stockholder notice to nominate directors and raise matters at the annual stockholders' meeting, do not provide for cumulative voting in the election of directors and allow for the removal of directors only for cause and with a two-thirds vote of @Entertainment's outstanding Common Stock. In addition, acquisition of more than 10% of the outstanding voting stock of @Entertainment could require the approval of the Anti-Monopoly Office. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of @Entertainment and could limit the price that certain investors might be willing to pay in the future for shares of @Entertainment's Common Stock and the Warrants. See "Description of Capital Stock."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Warrants by the Selling Warrant Holders. To the extent that the Warrants are exercised, the Company will receive the exercise price for the Warrant Shares, which is currently $13.20 per share. Any proceeds received from the exercise of Warrants will be used by the Company for general corporate purposes. However, there can be no assurance that any Warrants will be exercised.

                               EXCHANGE RATE DATA

    The following table sets forth, for the periods indicated, the noon exchange rate quoted by the NBP. Such rates are set forth as zloty per U.S. Dollar. At March 31, 1998, such rate was PLN 3.45 = $1.00. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty.

                                                                       YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------------
                                                     1992       1993       1994       1995       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Exchange rate at end of period...................       1.58       2.13       2.44       2.47       2.88       3.51
Average exchange rate during period(1)...........       1.39       1.84       2.27       2.43       2.71       3.31
Highest exchange rate during period..............       1.58       2.13       2.45       2.54       2.89       3.56
Lowest exchange rate during period...............       1.15       1.58       2.14       2.32       2.47       2.86

                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                   -------------------
                                                          1998
                                                   -------------------
Exchange rate at end of period...................            3.45
Average exchange rate during period(1)...........            3.49
Highest exchange rate during period..............            3.56
Lowest exchange rate during period...............            3.42

------------------------

(1) The average of the exchange rates on the last day of each month during the applicable period.

                            SELLING WARRANT HOLDERS

    The Warrants were originally issued and sold by the Company in July 1997 to the Initial Purchasers in a private placement, and were resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act within the United States to qualified institutional buyers (as defined in Rule 144A under the Securities Act).

    The following table sets forth as of September 28, 1998, the number of Warrants and Warrant Shares beneficially owned by each of the Selling Warrant Holders and the number of Warrants being offered by such Selling Warrant Holders pursuant to this Prospectus.

    Except as set forth below, none of the Selling Warrant Holders has, or within the past three years has had, any position, office or material relationship with the Company or any of its predecessors or affiliates. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Warrant Holders. Because the Selling Warrant Holders may sell all, some or none of and may elect to exercise or hold the Warrants shown in the table below, no estimates can be provided as to the number of Warrants or Warrant Shares that will be held by the Selling Warrant Holders in the future.

                                                                   SECURITIES BENEFICIALLY
                                                                            OWNED                       NUMBER OF
                                                                    PRIOR TO OFFERING (1)                WARRANTS
                                                          ------------------------------------------  BEING OFFERED
                    NAME OF SELLING                        NUMBER OF     NUMBER OF                    --------------
                     WARRANT HOLDER                        WARRANTS    WARRANT SHARES   PERCENT (2)       NUMBER
--------------------------------------------------------  -----------  --------------  -------------  --------------
Bank of New York                                              99,900         --                  *          99,900
Bankers Trust Company                                         18,080         --                  *          18,080
Bear Stearns Security Corporation                             13,680         --                  *          13,680
Bank of New York BZW Securities Limited                      226,000         --                  *         226,000
Boston Safe Deposit and Trust Company                         33,100         --                  *          33,100
Goldman, Sachs & Co.                                         100,000         --                  *         100,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated             4,600         --                  *           4,600
Northern Trust Company                                        27,500         --                  *          27,500
State Street Bank and Trust Company                          387,540         --               1.04%        387,540
Swiss American Securities, Inc.                                8,000         --                  *           8,000
Chase Manhattan Bank                                          82,000         --                  *          82,000
ING Baring International                                       7,600         --                  *           7,600

------------------------

*   Less than 1%

(1) Reflects beneficial ownership of Warrants and Warrant Shares prior to giving effect to the sale by Selling Warrant Holders of the Warrants or the exercise thereof.

(2) Reflects the percentage of the outstanding shares of Common Stock beneficially owned by the Selling Warrant Holders, based on a total number of outstanding shares of 37,102,164, which includes 33,310,000 shares outstanding at June 8, 1998, 1,824,514 shares subject to the Warrants which are exercisable on the date hereof, and 1,967,650 shares subject to options which are exercisable within sixty days of the date hereof.

                                 CAPITALIZATION

    The following table sets forth the cash and cash equivalents and actual capitalization of the Company on a consolidated basis as of March 31, 1998 and as adjusted to reflect the completion of the sale of the Notes and the receipt and application of the estimated net proceeds therefrom and the drawdown of the $6.5 million AmerBank facility as described under "Use of Proceeds."

                                                                                           MARCH 31, 1998
                                                                                      -------------------------
                                                                                         ACTUAL     AS ADJUSTED
                                                                                      ------------  -----------
                                                                                             (UNAUDITED)

                                                                                        (IN THOUSANDS OF U.S.
                                                                                              DOLLARS)
Cash and cash equivalents...........................................................  $     58,589   $ 184,624
                                                                                      ------------  -----------
                                                                                      ------------  -----------
Long-term liabilities:
  PCI Notes(1)......................................................................  $    129,666   $ 129,666
  Old Notes(2)......................................................................       --          117,485
  Other notes payable(1)............................................................         2,631       9,131
                                                                                      ------------  -----------
    Total long-term liabilities.....................................................       132,297     256,282
Stockholders' equity:
  Preferred stock, par value $.01 per share; Authorized 20,002,500 shares; none
    issued and outstanding..........................................................       --           --
  Common stock, par value $.01 per share; Authorized 70,000,000 shares; issued and
    outstanding 33,310,000 shares(3)................................................           333         333
  Warrants(2).......................................................................       --            7,615
  Paid-in capital...................................................................       230,339     230,339
  Cumulative translation adjustment.................................................         2,549       2,549
  Accumulated deficit...............................................................       (95,395)    (95,395)
                                                                                      ------------  -----------
    Total stockholders' equity......................................................       137,826     145,441
                                                                                      ------------  -----------
      Total capitalization..........................................................  $    270,123   $ 401,723
                                                                                      ------------  -----------
                                                                                      ------------  -----------

------------------------

(1) See "Description of Indebtedness."

(2) Of the $125.1 million gross proceeds from the sale of 252,000 units, each consisting of $1,000 principal amount at maturity of the Old Notes and four warrants (each a "Warrant"), each initially entitling the holders thereof to purchase 1.81 shares of Common Stock at an exercise price of $13.20 per share, subject to adjustment, $117.5 million has been allocated to the initial Accreted Value (as defined in the Indenture) of the Old Notes and $7.6 million has been allocated to the Warrants. No assurance can be given that the value allocated to the Notes and Warrants will be indicative of the price at which the Notes and Warrants may actually trade.

(3) Does not include 1,824,514 shares of Common Stock reserved for issuance upon exercise of the Warrants, 1,967,650 shares subject to options which are exercisable within sixty days of the date hereof and 2,509,600 additional shares of Common Stock reserved for issuance in connection with options granted to certain employees of the Company. See "Executive Compensation" and "Option Grants in Last Fiscal Year."

                                  THE INDUSTRY

GENERAL

    With approximately 39 million people and 12.3 million television households (as estimated by the Company at December 31, 1997), the Company believes that Poland represents a highly attractive and dynamic market for the provision of pay television. Television viewing rates in Poland are among the highest in Europe with an average television viewing rate in 1996 of approximately 252 minutes per day per adult. This rate compares favorably to the 1996 U.S. and U.K. average television viewing rates of approximately 240 minutes and 215 minutes per day per adult, respectively. In addition, as there are only approximately 12 free-to-air television channels generally available in Poland that contain primarily Polish-language programming, the Company believes that significant opportunities exist to provide high-quality Polish-language programming on a multi-channel basis.

THE POLISH ECONOMY

    Poland has experienced significant growth in its economy in recent years. Poland's real gross domestic product grew at annual rates of 7.0%, 6.1%, and 6.0% in 1995, 1996, and 1997 respectively, which were the highest growth rates in Europe for 1995 and one of the highest in Europe in 1996. In recent years, the government has encouraged foreign private investment, which has risen from approximately $0.1 billion in 1990 to approximately $6.1 billion in 1996, and approximately $6.6 billion in 1997. Poland has also successfully reduced its annual inflation rate from approximately 250% in 1990 to approximately 27% in 1995, approximately 20% in 1996, and approximately 14.9% in 1997, and following a period of rising unemployment, unemployment in Poland declined to 10.5% at December 31, 1997. In part due to these factors, the sovereign credit rating of the country was upgraded in early 1996 to investment grade by Moody's Investors Service (Baa3) and Standard & Poor's Corporation (BBB-). The Company believes that the growth and stability in the economy have led to recent increases in disposable income levels in Poland, which grew at average annual rates of 9%, 7%, and 10% in 1995, 1996, and 1997, respectively. Furthermore, in certain urban markets where the Company operates its cable networks, including Warsaw, Krakow, Wroclaw and Katowice, disposable income levels are significantly higher and unemployment is significantly lower than the national average. For example, unemployment in Warsaw was approximately 2.8% at December 31, 1997.

THE POLISH MULTI-CHANNEL PAY TELEVISION INDUSTRY

POLISH CABLE MARKET

    Poland is the fifth-largest television market in Europe, with approximately
12.3 million television households (as estimated by the Company at December 31, 1997). Poland is also the largest single-language market in Central Europe. The Company believes that there are several primary factors which are highly favorable for the provision of multi-channel services, and which distinguish the Polish cable market from other cable markets, as outlined below.

    VIEWER DEMAND. Television viewing is a significant leisure activity in Poland, and in 1996 Poland had one of the highest television viewing rates in Europe, with an average of approximately 252 minutes of television viewing per day per adult as compared with averages of approximately 240 minutes, 195 minutes and 215 minutes of television viewing per day per adult for the United States, Germany and the United Kingdom, respectively. The Company believes that several factors contribute to such high television viewing and indicate Polish consumers' willingness to allocate disposable income for multi-channel pay television. These factors include limited entertainment alternatives, strong demand for high-quality programming, a long and generally cold winter season and a low telephone penetration rate of approximately 15 telephones per 100 persons.

    The Company also believes that, as the leading cable operator in Poland, its subscriber penetration rates and relatively low churn rates are further indicators of the potential demand for cable television services by large operators in Poland. There is a relatively low percentage of television homes for which cable service is available in Poland (based on Company estimates only approximately 33% of television households were passed by cable at December 31,
1997), which the Company believes provides a substantial market opportunity for cable operators. Once homes are passed by cable, the Company has generally experienced strong take-up rates, with an average basic penetration rate at May 31, 1998 of approximately 45% for the Company's cable systems as a whole. In certain areas where the Company has operated its networks for an extended period of time, such as portions of Gdansk, the Company's basic penetration rate is 63%.

    In addition, the Company has experienced low churn rates since its inception. The Company's annual churn rates have historically averaged less than 10%, which compare favorably to other markets such as the U.K. where in 1996 churn rates were approximately three times this figure. The Company believes that its churn rates are low because of the Company's customer care program, the high technical quality of its networks and desirable program offerings. In addition, the Company benefits from a shortage of housing in Poland that results in low move-related churn. In 1997, the Company's annual churn rate increased to 12.2%, though it would have been 9.8% had the Company not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. The Company expects, however, that it may continue to experience increases in its churn rate above historical levels during the implementation of the pricing strategy, which commenced in January 1997 and was designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms. See "Business--Cable Operations-- Services and Fees--Pricing Strategy."

    The following table compares a number of cable market characteristics in Poland with certain industrialized countries and certain developing countries in Central Europe. All data in the following table are for 1996 except where indicated.

                                                                        AVERAGE TV
                                                         NUMBER OF        VIEWING
                                                        TELEVISION        MINUTES
                                                        HOUSEHOLDS      PER DAY PER      COLOR TV              VCR
                                                       (IN MILLIONS)       ADULT        PENETRATION      PENETRATION(1)
                                                      ---------------  -------------  ---------------  -------------------
Poland..............................................          12.0             252              88%                53%
United States.......................................          97.0             240              99%                81%
United Kingdom......................................          23.4             215              99%                81%
Germany.............................................          33.7             195              99%                63%
Czech Republic......................................           4.1             197              93%                32%
Hungary.............................................           3.9             N/A              81%                39%

                                                            HOMES
                                                          PASSED BY
                                                        CABLE AS A %
                                                        OF TELEVISION
                                                         HOUSEHOLDS
                                                      -----------------
Poland..............................................             23%
United States.......................................             97%(2)
United Kingdom......................................             35%
Germany.............................................             72%
Czech Republic......................................             56%
Hungary.............................................             44%

------------------------

(1) VCR households as a percentage of television households.

(2) 1995 figure.

Sources: Baskerville Communications Corp., TV International Sourcebook 1997, ZenithMedia, European Market and MediaFact (1998) and ZenithMedia, Americas Market and Mediafact (1997).

    HOUSING DENSITIES. Poland is one of the most densely populated countries in Central Europe. The housing market in Poland's urban areas is characterized by MDUs which are typically owned or controlled by co-op authorities. These co-op authorities often control more than 2,000 apartments each, and in the Company's experience, individual apartments often house multiple generations of families and multiple wage earners. In many of the Company's markets, housing densities exceed 645 homes per kilometer of cable plant, which results in extremely low build costs per subscriber, and significantly exceeds the average in the United States of 48 homes per kilometer of cable plant. Such densities provide significant advantages for cable operators, including extremely low build-out costs per subscriber. From its existing cable network infrastructure base, the Company's incremental build costs to add an adjacent MDU or additional MDU subscribers to existing networks average approximately $200 per MDU subscriber. (MDU subscribers represent more than 95% of the Company's total subscribers.) In addition, the number and density of MDUs offer marketing and other cost benefits in terms of targeting, attracting and servicing customers.

    CO-OPERATIVE HOUSING FRANCHISE PROCESS. The franchise process in Poland is unique in that the right to build a cable system is typically secured by reaching an agreement with individual co-op authorities and is not dependent upon issuance of a franchise for a particular region by a governmental authority. Reaching an agreement with the co-op authority provides the cable operator with the right to connect its system to dwellings within the co-op authority's jurisdiction. The Company's agreements with co-op authorities generally have terms ranging from ten to twenty years and have optional renewal periods of five years, though certain of the contracts may be terminated by either party on relatively short notice. Co-ops are legal entities created under Polish law which resemble corporations. Co-ops are run by Management Boards which are appointed, pursuant to their statutes, by either the co-op's Supervisory Board or its General Assembly of Members. There is no requirement that a member of the Management Board be a resident of the co-op. Members of the Management Boards of co-ops are generally university graduates and have some managerial experience.

    Although contracts with co-op authorities usually do not provide exclusivity for the cable operator, the access granted to every dwelling unit does provide significant benefit to the first cable operator reaching an agreement with the co-op authority. The Company owns all of its network plant in the ground and, in almost all cases, in the buildings of the co-op authorities with which it has contracts. Therefore, any potential competitor would be required to build an entire network parallel to the Company's in order to compete with it during or after the term of such contracts. Accordingly, the Company believes that it would be difficult for competitors to successfully overbuild in MDUs with which it has contracts due to the cost of parallel construction, pricing discounts likely to be necessary to attract the Company's subscribers and the low likelihood of achieving significant penetration levels.

    Although the financial costs and subscription rates generally do not favor overbuilding large cable operators, the lack of contractual exclusivity provides an opportunity for well-capitalized operators to overbuild weaker competitors. In situations where a smaller, poor-quality operator has a contract with a co-op authority, the co-op authority will often encourage a large, professional operator such as the Company to overbuild in order to improve the quality of service to its residents. In these circumstances, overbuilding can be a cost-effective means of achieving growth because of the high probability of attracting a significant number of subscribers from the existing operator.

POLISH CABLE MARKET CONSOLIDATION

    The cable industry in Poland has experienced significant consolidation in recent years. The Company believes that this consolidation will continue as small SMATV operators face the burden of compliance with the recently enacted regulations that set minimum technical standards for cable television networks and require payment for programming produced by others. As Poland's economy has grown and become more stable, certain well-capitalized cable television operators have acquired numerous cable television operators in Poland in order to build systems and acquire a critical mass of subscribers. The Company also has actively pursued acquisitions, acquiring approximately 47 cable television operators since 1992. These acquisitions have added approximately 350,000 of the Company's total subscribers.

DEVELOPMENT OF THE POLISH CABLE INDUSTRY

    Prior to 1989, during the Communist political regime, the Polish government controlled and regulated the television industry and all frequency usage. Channel offerings were limited primarily to government broadcast programs. During this period, MDUs were required by law to provide master antenna systems to all of their residents to ensure reception of such government programs. In the early years of the post-Communist era, there was no effective regulatory authority, which the Company believes led to the proliferation of small cable operators that often capitalized on the lack of viewing alternatives and the unregulated market. These operators built low-cost, poorly constructed cable systems in densely populated urban areas of Poland, often by modifying the existing master antenna systems in MDUs to deliver satellite programs. Primarily targeting MDUs in order to secure access to a significant number of potential subscribers with minimal capital commitment, these operators often charged relatively high installation fees which were used to finance the build-out of their systems. Currently, there are over 400 small cable operators in Poland, and they are generally characterized by small subscriber bases, poor quality signals, failure to comply with technical standards, lack of customer service and limited channel capacity and programming offerings that are often obtained from satellites without paying full copyright fees to the program producers.

    As part of the Polish government's efforts to encourage rapid infrastructure and economic development, it has begun to establish a regulatory framework for the cable television industry that is similar, in many respects, to that of the United States and other Western countries, but without any regulation of prices charged to subscribers. In 1993, to improve the quality of the country's cable television systems, Poland began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the Polish government began to monitor compliance with regulations requiring all cable operators to obtain government permits and, more recently, has begun to enforce such regulations. Poland has also ratified the Rome Convention, extending copyright protection to programs of foreign producers. See "Regulation--Poland-- Copyright Protection." The Company believes that the enforcement of technical standards and copyright laws in Poland will require cable television operators to rebuild or upgrade their systems as necessary to comply with technical standards and to pay for programming that is currently being obtained free of charge. The Company believes that this will improve its competitive position by forcing poorly capitalized competitors to either sell their systems to better capitalized operators which have the resources to comply with such standards and laws or to cease operations altogether.

    Since 1990, the Polish cable industry has developed rapidly, due in part to the growth in the economy and to the development of cable industry regulations. This development has included the entry of well-capitalized Western-style cable operators, such as the Company, that have constructed high-quality cable systems with numerous channel offerings. The following chart illustrates the growth of the Polish cable market in terms of homes passed and basic subscribers since 1990.

                          GROWTH IN THE CABLE INDUSTRY
                                 (IN THOUSANDS)

                                    [CHART]

[CHART SHOWS THE NUMBER OF BASIC SUBSCRIBERS PLOTTED AGAINST THE NUMBER OF HOMES PASSED DEMONSTRATING GROWTH IN THE POLISH CABLE TELEVISION INDUSTRY FROM 1990 TO 1996 FROM APPROXIMATELY 100,000 BASIC SUBSCRIBERS AND 500,000 HOMES PASSED IN 1990 TO APPROXIMATELY 1,500,000 BASIC SUBSCRIBERS AND 2,700,000 HOMES PASSED IN 1996.]

Source: Baskerville Communications Corp., TV International Sourcebook 1997.

    Despite the strong recent growth in the cable television industry, the Company estimates only approximately 33% of the television households in Poland were passed by cable at May 31, 1998, which the Company believes provides a substantial market opportunity for cable operators. The Company believes that there are a considerable number of homes remaining in Poland, particularly in urban areas, that would be suitable for the construction of cable television networks and the provision of cable television services.

A-DTH

    The only multi-channel distribution method currently widely available in Poland other than cable television is A-DTH satellite services. The A-DTH market in Poland developed rapidly following the repeal in 1989 of legislation that required residents of Poland to acquire special permits in order to own satellite dishes. Subsequent to this repeal, demand for A-DTH satellite services was driven primarily by the widespread availability of high-quality, unencrypted programming that could be obtained without charge from various European satellites, including the Astra and Eutelsat satellites.

    In the mid 1990s, programmers began encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. These actions had the effects of (i) limiting access to satellite programming to paying subscribers, and (ii) reducing the quality of reception due to the location of the new satellites. In order to receive a similar number of channel offerings and clear reception, Polish consumers had to subscribe to an A-DTH service and purchase more expensive, motorized satellite dishes and related equipment.

    During this same time period, the Polish market also experienced the introduction and growth, predominantly in urban areas, of Western-style cable operators that offered the Polish consumer a high-quality multi-channel pay television alternative to A-DTH at an attractive price. As the cable market has grown, A-DTH has continued to lose market share. The Company believes that this trend will continue particularly in urban markets because of A-DTH's poor signal quality relative to cable television, limited channel offerings, expensive equipment and short life of motorized dishes as well as an increasing reluctance by co-op authorities to permit the use of satellite dishes, particularly the larger 36" diameter dishes used for A-DTH.

    The chart on the following page outlines the relative market shares of A-DTH and cable in Poland as measured by the number of subscribers for the years 1991 through 1997.

                        MARKET SHARE OF CABLE OPERATORS
                        VERSUS A-DTH PROVIDERS IN POLAND

                                    [CHART]

[CHART SHOWS THE RELATIVE MARKET SHARE OF CABLE OPERATORS VERSUS A-DTH PROVIDERS IN POLAND FROM 1991 TO 1997 DEMONSTRATING THAT THE MARKET SHARE OF CABLE OPERATORS AGAINST A-DTH PROVIDERS HAS GROWN FROM A 20/80% RATIO IN 1991 TO A 70/30% RATIO IN 1997.]

Source: Baskerville Communications Corp., TV International Sourcebook 1997 (includes 1991-1995 data), AGB Polska (includes 1996 and 1997 data).

D-DTH

    The Company believes that a D-DTH service will offer Polish consumers significant advantages over the current A-DTH offerings, due to, among other factors (i) wider range of Polish-language programming available due to the compression ability of digital technology from a single satellite position, (ii) less-expensive, smaller non-motorized dishes, (iii) the improved signal quality of D-DTH, and (iv) the increasing availability of premium services.

    The Company has expanded its distribution capacity with its September 18, 1998 launch of a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming provided is Wizja TV. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company believes that significant opportunity exists for a D-DTH service in Poland. Approximately 8.3 million homes currently are not passed by cable and approximately 1.6 million homes currently are equipped with an A-DTH satellite dish. Based on Polish consumers' willingness to spend disposable income on television entertainment, evidenced in part by the country's 53% VCR penetration rate at an average cost of $225 per VCR, the Company believes that its D-DTH service serves as an attractive and affordable entertainment alternative. The Company believes that its D-DTH system, when combined with the continued expansion of its cable television and programming businesses, will enhance its position as the leading provider of pay television in Poland. There can be no assurance, however, that the market for D-DTH services will develop, or if it does develop, that the Company will be successful in launching its D-DTH service, or that it will not face competition from other D-DTH businesses in Poland. See "Risk Factors-- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market."

                                    BUSINESS

GENERAL

    The Company is the leading provider of pay television in Poland and is engaged principally in the provision of cable television services and in the development, packaging and delivery of high-quality programming. The Company is the largest cable television operator in Poland, with approximately 865,000 total subscribers, which the Company estimates is more than two and a half times as many subscribers as the next largest cable television operator. Over the past three years, the Company has experienced rapid growth in revenues and subscribers, both through acquisitions and through the build-out of its own cable networks, resulting in an average increase in revenues and total cable subscribers of 66% and 56% per annum, respectively. The Company also has increased its average revenue per subscriber by 12% per annum during this same period. The Company generated operating income of $3.5 million in 1995, but had operating losses of $1.3 million, $42.7 million and $14.4 million for 1996, 1997 and the first three months of 1998, respectively. On June 5, 1998, the Company launched the Programming Platform branded Wizja TV, consisting of 11 channels of primarily Polish language programming, over its cable networks. The Company believes that Wizja TV will provide it with a significant competitive advantage for driving subscriber growth and increasing revenue per subscriber. Wizja TV is also sold on a wholesale basis to other cable operators in Poland.

    In order to reach television households in Poland which it does not expect to cover with its cable networks, the Company launched on September 18, 1998 a complementary D-DTH service allowing subscribers to receive Wizja TV via a satellite dish. The Company believes that its multi-channel Polish-language D-DTH service will be the first D-DTH service available in Poland.

    At the Launch Date the Company had sold approximately 31,400 Wizja TV Packages through 70 Philips authorized retailers. With the launch of the Company's D-DTH service, the Company has commenced the transmission of an expanded version of Wizja TV on both its D-DTH system and its cable networks. The Company has also entered into an agreement with Philips to supply the satellite dish, digital set top box and related hardware and to distribute the Company's D-DTH service through more than 1,000 Philips authorized retailers located throughout Poland.

POTENTIAL MARKET OPPORTUNITY

    With approximately 39 million people and 12.3 million television households (as estimated by the Company at December 31, 1997), the Company believes that Poland represents a highly attractive and dynamic market for the provision of pay television. Television viewing rates in Poland are among the highest in Europe with an average television viewing rate in 1996 of approximately 252 minutes per day per adult. This rate compares favorably to the 1996 U.S. and U.K. average television viewing rates of approximately 240 minutes and 215 minutes per day per adult, respectively. In addition, as there are only approximately 12 free-to-air television channels generally available in Poland that contain primarily Polish-language programming, the Company believes that significant opportunities exist to provide high-quality Polish-language programming on a multi-channel basis.

        CABLE TELEVISION MARKET. The Company believes the market for cable television in Poland is attractive with growth opportunities coming both from homes passed by cable that are not cable subscribers and homes currently not passed by cable. Of the approximately 4.0 million homes in Poland currently passed by cable, the Company estimates that approximately
    1.0 million households do not subscribe to cable. In addition, approximately
    8.3 million homes are currently not passed by cable.

        D-DTH MARKET. The Company believes that significant opportunity exists for a D-DTH service in Poland. Approximately 8.3 million homes currently are not passed by cable and approximately 1.6 million homes currently are equipped with an A-DTH satellite dish. Based on Polish consumers' willingness to spend disposable income on television entertainment, evidenced in part by the country's

    53% VCR penetration rate at an average cost of $225 per VCR, the Company believes that its D-DTH service represents an attractive and affordable entertainment alternative.

COMPANY OPERATIONS

    CABLE TELEVISION. The Company operates the largest cable television system in Poland with approximately 1,530,000 homes passed and approximately 865,000 total subscribers. The Company's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in the country. The Company believes additional subscriber growth can be achieved through a combination of increased penetration, new network build-out and acquisitions. In addition, the Company believes that its offering of Wizja TV on its cable networks, which began June 5, 1998, will increase its number of subscribers and increase revenue per subscriber. At March 31, 1998, the Company had invested more than $121 million to construct fiber-optic cable networks, which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. The networks constructed by the Company provide excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade as rapidly as possible substandard networks that it has acquired.

    DIGITAL SATELLITE DIRECT-TO-HOME BROADCASTING. The Company has expanded its distribution capacity with its September 18, 1998 launch of a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming provided is Wizja TV. The Company believes that its multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company's D-DTH service is being broadcast to Poland from its transmission facilities in Maidstone, United Kingdom.

    Philips, a leading electronics manufacturer and, through its Polish affiliates, the largest electronics retailer in Poland, has agreed to supply the Company with D-DTH Reception Systems, for up to 500,000 initial subscribers to the Company's D-DTH service. Philips has also agreed to distribute, install and service the Company's D-DTH Reception Systems through more than 1,000 Philips authorized electronics retailers located throughout Poland. Philips has operated in Poland since 1991 and has experience introducing new products to the Polish market through its extensive retail network. In addition, Philips has supplied an end-to-end product package for MEASAT's D-DTH service in Malaysia, utilizing CryptoWorks-Registered Trademark- technology similar to that to be used in the Company's D-DTH service.

    Because the Company's D-DTH service will be the first D-DTH service available in Poland, there are likely to be issues of first impression arising under Polish law with respect to certain aspects of the Company's D-DTH business and related programming arrangements, and there can be no assurance that these issues will be decided favorably for the Company. In addition, the Polish and European and Union broadcasting regulations are part of a developing regulatory framework that may change adversely to the Company as the Polish D-DTH market develops. See "Risk Factors--Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market," "--Polish Regulation of the D-DTH Market", "--European Union Regulation of D-DTH Business," and "--Dependence on Philips as Principal Supplier."

    PROGRAMMING. The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998, and on its D-DTH system on a limited basis on July 1, 1998 and on a full-scale basis on September 18, 1998. To promote the launch of Wizja TV, the Company has commenced a $20 million nationwide marketing campaign which the Company believes will be the largest single-year product launch expenditure to date in Poland. Wizja TV's current channel line-up includes four channels, Atomic TV, Wizja 1, Wizja Pogoda, and Twoja Wizja, that are owned and operated by the Company, and 14 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland. Atomic TV is a Polish-language music television channel, targeting 14 to 29 year olds. Atomic TV began to be broadcast via satellite in April 1997 across the cable networks of the Company and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subscribers, and the Company believes that based on distribution it is the leading music television channel in the Polish market. Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, Wizja Pogoda, a weather channel, and Twoja Wizja, a programming directory channel, were launched on July 1, 1998, July 21, 1998 and July 1, 1998, respectively, across the Company's cable networks and on its D-DTH system. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels. Wizja Sport, a sports channel, is expected to be launched by the middle of 1999.

    Wizja TV includes certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music.

    The Company has signed license agreements for the exclusive distribution on its D-DTH system, and amended its existing agreement for non-exclusive distribution across its cable networks, of the HBO Poland service, a Polish-language version of HBO's premium movie channel.

    The Company has also entered into long-term exclusive agreements to broadcast to Poland live coverage of certain sports events, including the Polish national soccer team's away games, certain European matches of Lech Poznan, a Polish Premier League soccer team, European soccer matches, including matches from the Dutch and Portuguese leagues, Polish Speedway League events, European Grand Prix Speedway events, International Skating Union Champion Series ice skating, games of three leading teams in the Polish Premier Hockey League, and certain boxing events including local Polish boxing and fights involving Prince Naseem. The Company has also entered into an exclusive agreement to broadcast the Wimbledon tennis tournament to Poland. These events will initially be carried on Wizja 1, and when it is established, on Wizja Sport. When established, Wizja Sport will initially provide 12 hours of local and international sporting events per week. The Company believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming.

    In addition, the Company has signed license agreements for exclusive pay television distribution to Poland of the following channels: BET on Jazz, The Cartoon Network, Turner Classic Movies, Fox Kids Poland, The Hallmark Entertainment Channel, the National Geographic Channel, QuesTV, Romantica and Travel. The Company has also signed a license agreement for distribution in Poland of CNNI, and has entered into a binding heads of agreement for the exclusive distribution on its D-DTH system of MTV and the non-exclusive distribution across its cable networks of VH-1. The Company expects to launch VH-1 in the fourth quarter of 1998. The Company is also in the process of negotiating license agreements for exclusive pay television distribution to Poland of additional channels.

COMPANY STRENGTHS

    The Company has certain strengths that it believes position it to compete successfully in the Polish pay television market and to take advantage of the significant viewer demand for multi-channel high-quality Polish-language programming. These strengths include the following:

        LEADING MARKET POSITION. The Company is currently the largest cable television operator in Poland and estimates that it has more than two and a half times as many subscribers as the next largest operator in Poland. Its cable television networks serve approximately 865,000 total subscribers, representing approximately 29% of all cable subscribers in Poland and approximately 52% of all cable subscribers in Poland to systems offering approximately 20 or more channels. Many cable subscribers in Poland are served by small, often poorly capitalized, cable operators, which generally feature poor quality and limited channel offerings but at low rates and with relatively high penetration. The Company believes that there are opportunities to acquire, at attractive prices, or displace these smaller cable operators. In addition, frequent lack of exclusivity of cable operators' agreements with co-op authorities facilitates overbuilding of these smaller cable operators.

        With the launch of the Company's D-DTH service, its strategy is to achieve rapid penetration of the Polish market by distributing D-DTH Reception Systems to 500,000 targeted initial subscribers at a price significantly decreased by promotional incentives. The Company believes that its service is the first Polish-language D-DTH service available in Poland which, when combined with the continued expansion of its cable television and programming businesses, will enhance the Company's position as the leading provider of pay television in Poland.

        COMPELLING PROGRAMMING. The Company has secured for Wizja TV certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music. The Company provides Wizja TV to both its cable and D-DTH Subscribers. The Company believes that this selection of high-quality Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber base and establishing its D-DTH subscriber base.

        ADVANCED TECHNOLOGY. The Company's own cable television networks (other than those it has acquired and is in the process of rebuilding to its standards) have bandwidths of at least 550MHz and, in most cases, have the capacity to be cost-effectively reconfigured to provide incremental channel capacity as well as additional services such as voice and data transmission. The Company believes that its multi-channel Polish-language D-DTH service is among the first digital television platforms launched in Europe. The Company also believes that in the future it will be able to provide its D-DTH customers with additional value-added services, including interactive television, pay per view, near-video-on-demand, data transfer, and services related to electronic banking, should the Company decide to pursue such ancillary sources of revenue.

        STRONG D-DTH DISTRIBUTION NETWORK. Philips has agreed to distribute, install and service D-DTH Reception Systems to up to 500,000 initial subscribers through more than 1,000 Philips authorized retailers located throughout Poland. The Company believes this widespread distribution network through Poland's largest electronics retailer provides the Company with a competitive advantage for distributing its D-DTH service into the Polish market.

        HIGH CABLE PENETRATION AND LOW CHURN. The Company's cable systems are currently achieving premise penetration of approximately 57% of homes passed. In certain areas where the Company has operated its networks for an extended period of time, such as portions of the Gdansk regional cluster, the penetration rate is approximately 62%. The Company believes that its offering of Wizja TV across its cable networks, which began June 5, 1998, will improve its penetration by expanding its program offering from 10 primarily Polish-language channels not available on terrestrial frequencies to 18 channels. In addition, the Company has historically experienced annual churn rates of less than 10%, which compare favorably to other markets such as the United Kingdom, where in 1996 churn rates were approximately three times this figure. In 1997, the Company's churn rate increased to 12.2%, though it would have been 9.8% had the Company not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. The Company expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms.

        SUBSTANTIAL INFRASTRUCTURE INVESTMENT. The Company has developed an advanced production facility in Maidstone, United Kingdom for the production and transmission of Wizja TV. In addition, the Company has created the Call Center to handle sales and service for both its cable and D-DTH customers. The Company believes that the Call Center is among the most sophisticated in Poland. The

    Company believes that its facilities provide it with a competitive advantage in terms of subscriber management services and cost efficiency.

        EXPERIENCED MANAGEMENT. The Company has established a strong management team, with extensive experience in the television industry. In addition, the Company has executed consulting agreements with Samuel Chisholm and David Chance, who were formerly Chief Executive Officer and Deputy Managing Director, respectively, of BSkyB, which is the leading pay television broadcasting service in the United Kingdom and Ireland. In addition to providing consulting services, Messrs. Chisholm and Chance serve on @Entertainment's Board of Directors.

RECENT DEVELOPMENTS

    On April 17, 1998, the Company signed a letter of intent with TKP, a Polish company that currently operates an A-DTH and terrestrial single channel premium pay television service in Poland, and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. The letter of intent provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by Polcom Invest S.A. The letter of intent also contained a standstill provision whereby neither the Company nor TKP could, for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent. Therefore, the Company terminated the letter of intent on June 1, 1998. The Company has informed TKP and its shareholders that the Company remains willing to discuss other joint marketing arrangements which may include some form of joint venture, investment, or cooperation in the future. A portion of the net proceeds, if any, from the exercise of Warrants may be used for such purpose. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent, and have initiated arbitration proceedings against the Company. The Company has submitted its answer and counterclaims. See "--Legal Proceedings."

CABLE OPERATIONS

    The Company operates the largest cable television system in Poland with approximately 1,530,000 homes passed and approximately 865,000 total subscribers. The Company's cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in the country. The Company believes that additional subscriber growth can be achieved through a combination of increased penetration, new network build-out and acquisitions. In addition, the Company believes that its offering of Wizja TV on its cable networks, which began June 5, 1998, will increase its number of subscribers and increase revenue per subscriber. At March 31, 1998, the Company had invested more than $121 million to construct fiber-optic cable networks, which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. The networks constructed by the Company provide excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade as rapidly as possible substandard networks that it has acquired.

    CABLE OPERATING STRATEGY

    With the fall of Communist rule in 1989, the Company believed that significant market advantages could be gained by becoming one of the first cable operators to establish a high-quality cable television system in Poland. The Company believes that it has achieved its initial goals of rapidly increasing its coverage areas, establishing its business reputation, and providing a high-quality signal, wide channel offerings and quality of service comparable to that provided by world-class cable operators.

    Having established itself as the leading cable television service provider in Poland, the Company's current strategic objective is to increase cash flow and enhance the value of its cable networks. To accomplish this objective, the Company's business and operating strategy in the cable television business is to
(i) provide compelling programming, (ii) increase pricing and maximize revenue per cable subscriber, (iii) expand its regional clusters, (iv) increase subscriber penetration, and (v) realize additional operating efficiencies.

    PROVIDE COMPELLING PROGRAMMING. The Company currently provides the Wizja TV programming platform, with its current 18 channel primarily Polish-language programming, to its cable subscribers. The Company believes that this selection of high-quality Polish-language programming will provide it with a significant competitive advantage in increasing its cable subscriber base.

    INCREASE PRICING AND MAXIMIZE REVENUE PER CABLE SUBSCRIBER. The Company has implemented a pricing strategy designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms. In connection with this pricing strategy, the Company intends to continue to introduce new program offerings and to improve its services. As a result, the Company has experienced and may continue to experience increases in churn rate above historical levels resulting from the implementation of its pricing strategy. The Company generally receives a premium for its cable television services over the prices charged by its competitors, particularly poor-quality SMATV operators. Despite its generally higher price levels, the Company has achieved significant growth in penetration and market share while maintaining relatively low annual cable television churn rates. The Company believes its ability to successfully command higher prices reflects its higher levels of customer service, broader selection of quality programming and the greater technical quality of its cable television networks. See "Risk Factors--Regulation of the Polish Cable Television Industry."

    EXPAND REGIONAL CLUSTERS. The Company's strategy is to continue to expand the coverage areas of its regional clusters, both through selected build-out and acquisitions. The Company intends to expand primarily in areas where it can fill-in existing regional clusters and into cities and towns adjacent to its regional clusters through the continued build-out of its existing networks. The Company also plans to expand its regional clusters through the continued acquisition of smaller cable television operators. In addition, in markets where the Company has established operations, it intends to selectively overbuild certain weaker competitors in an effort to consolidate the market. By implementing this strategy for expanding its regional clusters, the Company believes it can limit its per-subscriber build-out costs and realize significant synergies from leveraging its existing infrastructure and asset base, both in terms of personnel and in terms of capital costs. Because the Company has a management structure and operating systems in place in each of its regional clusters, it is able to realize significant cash flow margins from each dollar of incremental MDU subscriber revenue generated through the addition of subscribers to its existing regional clusters.

    INCREASE SUBSCRIBER PENETRATION. The Company believes the most profitable means of expanding its cable television business is to leverage its investment in its cable networks by increasing subscriber penetration in its regional clusters. Once an MDU building is passed by the Company's networks, the Company can add subscribers who generate average annual subscription fees of approximately $65 in return for an average capital investment of approximately $20 per MDU subscriber. The Company plans to increase subscriber penetration by
(i) executing an aggressive sales, marketing and promotional strategy using the Company's highly trained and commissioned Polish sales force, with particular emphasis on Company-wide quarterly remarketing campaigns, (ii) continuing to enhance the Company's program offerings, particularly through expanding Wizja TV's channel line-up, and (iii) applying prompt, courteous and professional customer service standards.

    REALIZE ADDITIONAL OPERATING EFFICIENCIES. The Company aggressively seeks to realize operating efficiencies in both its acquired as well as its existing cable networks by, among other things, rationalizing headends, combining customer service offices and reducing administrative personnel. The Company generally has been able to eliminate personnel in its acquired cable television systems by managing the systems with experienced personnel from one of its existing regional clusters. The Company can also generally reduce the technical personnel necessary to operate acquired systems after connecting them to the Company's existing headends or, if required, rebuilding them to the Company's standards. The Company also intends to reduce headcount through consolidation of its existing clusters of regional operations from eight to four, and through the centralization of subscriber management and customer support services in the Call Center. The Call Center is operational for cable customers in the Katowice regional cluster and for D-DTH customers and is expected to be operational for all cable customers by the end of 1998. The Call Center is located in Katowice, a low cost area of Poland, and will consolidate the functions of the Company's existing regional customer service centers. Moreover, the Company believes the centralization of service functions will improve the general level of customer service available to subscribers. The Company is also in the process of installing an integrated management information system for both its billing and accounting systems, which is designed to further improve employee productivity and customer service for both its cable and D-DTH businesses. The Company believes that its size and market share give it a competitive advantage by creating economies of scale, including reduced build-out and operating costs per subscriber and volume price discounts for programming and construction expenditures. The Company's size also provides it with the operating leverage to spread certain expenses (such as promotional materials, advertisements, local programming and sales materials) over its large number of subscribers, which economies of scale should continue to improve as its subscriber base increases.

    REGIONAL CLUSTERS

    The Company has established eight regional clusters for its cable television business encompassing eight of the ten largest cities in Poland, which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The table on the following page illustrates certain operating data of each of the Company's existing regional clusters.

              OVERVIEW OF THE COMPANY'S EXISTING CABLE SYSTEMS(1)

                                                                                                           AVERAGE
                                                                                                           MONTHLY
                                                                                                         SUBSCRIPTION
                                                                                                         REVENUE PER
                                   TOTAL         HOMES         TOTAL         BASIC          BASIC           BASIC
REGION                             HOMES         PASSED     SUBSCRIBERS  SUBSCRIBERS(2) PENETRATION(2) SUBSCRIBER(2)(3)
------------------------------  ------------  ------------  -----------  -------------  -------------  ----------------
Gdansk........................       280,000       233,361     148,118        119,943        51.40%          $5.87
Szczecin......................       160,000        65,032      56,741         42,082        64.71%           4.86
Katowice......................     1,200,000       467,601     210,634        182,963        39.13%           5.68
Krakow........................       400,000       147,889      78,467         67,287        45.50%           5.30
Warsaw........................       800,000       228,780     113,738         95,019        41.53%           5.82
Lublin........................       120,000        79,228      69,750         35,017        44.20%           4.64
Wroclaw.......................       624,000       222,250     136,715        112,237        50.50%           4.06
Bydgoszcz.....................       134,000        86,121      50,751         47,359        54.99%           4.47
                                ------------  ------------  -----------  -------------  -------------       ------
    Total.....................     3,718,000     1,530,262     864,914        701,907        45.87%          $5.26
                                ------------  ------------  -----------  -------------  -------------       ------
                                ------------  ------------  -----------  -------------  -------------       ------

------------------------

(1) All subscriber data at May 31, 1998.

(2) Includes Basic and Intermediate Tiers. See "--Services and Fees."

(3) Represents a weighted average for the Company based on the total number of basic subscribers for the four months ended April 30, 1998.

    OVERVIEW

    The Company has organized its eight regional clusters into four geographic operating divisions--the Northern, Southern, Central, and National Divisions. The Northern Division encompasses the Gdansk and Szczecin regional clusters, the Southern Division encompasses the Katowice and Krakow regional clusters, and the Central Division encompasses the Warsaw and Lublin regional clusters. The National Division is comprised of certain of the Company's smaller cable systems, which are generally under technological development or are not affiliated with a specific regional cluster. The National Division also contains the Company's cable operations in which the Company has minority shareholders. Each operating division has its own management team which is responsible for the profitability of its respective division. This management structure is designed to create a goal-oriented culture and to increase efficiency and productivity in the Company's cable business at the divisional level. The Northern, Southern, and Central Divisions are managed from the Gdansk, Katowice, and Warsaw regional clusters, respectively, where there are the largest concentrations of the Company's cable subscribers.

    The following provides certain information regarding the regional clusters in which the Company's cable television business operates. Population figures presented herein are for the primary counties in each of the Company's eight regional clusters. The Company's regional clusters may extend into more than one county or may not cover all of the population in the primary county. Population figures are provided for illustrative purposes only and may not be representative of the actual population the Company intends to service with its cable networks.

    NORTHERN DIVISION

    GDANSK. The Gdansk regional cluster is located primarily in the county of Gdansk on the north coast of Poland. The population of the county of Gdansk is approximately 1.5 million. The Gdansk regional cluster accounted for approximately 34% and 23% of the Company's revenue in 1996 and 1997, respectively. The Gdansk regional cluster is generally characterized by small, highly fragmented SMATV systems, many of which the Company expects to either acquire or overbuild in time. The Company believes that the Gdansk system, which was first constructed in 1990 and is the oldest and most mature of the Company's systems, illustrates the significant operating margins available in clustered operating systems in Poland.

    The Company is expanding in the Gdansk regional cluster primarily through the continued build-out of MDUs and single family households, and into contiguous areas. The Company is focusing its marketing efforts in the Gdansk regional cluster on increasing penetration through remarketing campaigns. The Gdansk system possesses a number of exclusive agreements with co-op authorities, and the Company expects to expand the number of such agreements through the development of its package with the smallest number of non-premium channels ("Broadcast Tier"), which the Company often offers on favorable terms in exchange for an exclusive agreement with co-op authorities to provide cable services to their residents.

    SZCZECIN. The Szczecin regional cluster is primarily located in the county of Szczecin in the northwest corner of Poland. The population of the county of Szczecin is approximately 1.0 million. There is currently no significant competition in the Szczecin market other than several co-op authority owned systems. The Company commenced operations in the Szczecin regional cluster in 1995 with the acquisition of a cable system with approximately 4,500 subscribers and the exclusive right to build-out approximately 55,000 apartments in MDUs owned by the Szczecin municipal authorities.

    SOUTHERN DIVISION

    KATOWICE. The Katowice regional cluster is located primarily in the county of Katowice in the south of Poland. The population of the county of Katowice is approximately 3.9 million. The Katowice regional cluster accounted for approximately 35% and 30% of the Company's revenue in 1996 and 1997, respectively. The Katowice regional cluster is characterized by numerous cities and towns with significant populations and high density housing. There are many small and medium size operators throughout the region, creating an opportunity to expand by acquisition. The Company began operations in Katowice in 1991, and in January 1995 tripled its number of basic subscribers in the region by merging its operations with those of a competitor, PPHEI-Ryntronik.

    The Katowice regional cluster, with a housing density of over 500 homes per kilometer of cable plant in some areas, is the most densely populated region of Poland. The Company believes that, as one of the largest potential multi-channel pay television markets in Poland, the Katowice regional cluster offers the Company significant growth prospects.

    KRAKOW. The Krakow regional cluster is located primarily in the county of Krakow in the south of Poland. The population of the county of Krakow is approximately 1.2 million. The Company commenced operations in Krakow in late 1993. The Krakow market currently contains only one significant competitor which the Company believes has technical deficiencies and is experiencing problems in its relationships with co-op authorities. The Krakow regional cluster accounted for approximately 11% and 12% of the Company's revenue in 1996 and 1997, respectively.

    The Company believes that the majority of the MDUs in the city of Krakow have been built-out by the Company and other cable system operators. Accordingly, the Company believes that future expansion in the Krakow regional cluster will consist of build-out of (i) newly constructed, single family homes,
(ii) historical preservation areas (which are subject to a more extensive permit process), (iii) towns surrounding the city of Krakow, and (iv) over-building the systems of competitors.

    CENTRAL DIVISION

    WARSAW. The Warsaw regional cluster is located primarily in the county of Warsaw in the center of Poland. The population of the county of Warsaw is approximately 2.4 million. The Warsaw regional cluster accounted for approximately 14% and 15% of the Company's revenue in 1996 and 1997, respectively. The Company began operations in the Warsaw regional cluster in 1991.

    Warsaw is the most competitive operating environment in Poland because of its size and population density. The Warsaw market is characterized by several large cable television operators and several small operators. The Company, which currently is one of the two largest cable television operators in Warsaw based on number of subscribers, has operating clusters in Warsaw that are located in what the Company believes are the most demographically desirable parts of the city (the southeast and the northwest sectors). The Company intends to grow its Warsaw network by building-out single family housing areas in Warsaw, extending its network into the suburbs and surrounding towns and by continuing to overbuild a competitor's system in several MDU areas that are adjacent to the Company's operating areas.

    LUBLIN. The Lublin regional cluster is primarily located in the county of Lublin in the east of Poland. The population of the county of Lublin is approximately 1.0 million. The Lublin regional cluster is characterized by a few small, cooperative-owned SMATV systems. The Company commenced operations in the Lublin regional cluster in mid-1995 with the acquisition of several agreements with co-op authorities related to approximately 50,000 homes passed. In the Lublin regional cluster, the Company has constructed a cable network that has a bandwidth of 1GHz.

    In its agreements with co-op authorities in the Lublin regional cluster the Company is obligated to provide its Broadcast Tier service to every home in an MDU in exchange for the MDU paying a fixed monthly fee of approximately $.40 to the Company for each apartment. The customer relationships created by nearly all homes in the market receiving Broadcast Tier service from the Company provide a marketing opportunity to encourage customers to upgrade their service. In addition, although the agreements with co-op authorities in Lublin generally do not provide for exclusivity, the Company believes that the customer relationships created by its Broadcast Tier arrangements will discourage competitors from entering the Lublin regional cluster.

    NATIONAL DIVISION

    WROCLAW. The Wroclaw regional cluster is located primarily in and around the county of Wroclaw in the south-west of Poland. The population of the county of Wroclaw is approximately 1.1 million. The Company commenced operations in the Wroclaw regional cluster in May 1997 with an acquisition of a small local operator, followed in June 1997 with the acquisition of a 51% interest in a cable system with approximately 98,000 total subscribers in approximately twenty locations throughout the region.

    The Company believes that Wroclaw offers considerable build-out opportunities, as it has remained largely undeveloped in terms of professional cable television service, with competition limited to smaller local operators. In addition to gaining access to the city of Wroclaw, the acquisitions provided the Company with a number of other locations in southwest and central Poland, with combined potential of approximately 624,000 television homes.

    BYDGOSZCZ. The Bydgoszcz regional cluster is located primarily in the county of Bydgoszcz, northwest of the center of Poland. The population of the county of Bydgoszcz is approximately 1.1 million. The Company commenced operations in the Bydgoszcz regional cluster in December 1996 with the acquisition of a 51% interest in a cable system with approximately 37,000 subscribers. There are currently only a few competitors in the Bydgoszcz market, including several co-op authority owned systems and a local operator.

    By acquiring a controlling interest in the market's largest cable operator, the Company has gained access to an additional market which has a number of build-out and acquisition opportunities.

    ACQUISITIONS

    The Company regularly evaluates potential acquisitions of cable networks. The Company currently has no definitive agreement with respect to any material acquisition, although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis. The Company may be required to apply for the approval of the Anti-Monopoly Office with respect to any acquisitions it wishes to consummate. There can be no assurance as to whether or on what terms definitive agreements with respect to any material acquisition can be reached or necessary Anti-Monopoly Office approvals can be obtained.

    SERVICES

    The Company charges cable television subscribers an initial installation fee and fixed monthly fees for their choice of service tiers and for other services such as premium channels and rental of remote control devices. The Company currently offers three tiers of cable television service: a Basic Tier throughout the Company's cable television systems, and Broadcast and Intermediary Tiers in selected areas of Poland. At May 31, 1998, approximately 77% of the Company's subscribers received the Basic Tier, approximately 4% received the Intermediate Tier and approximately 19% received the Broadcast Tier of service.

    BASIC TIER. The Company currently delivers approximately thirty to sixty-two channels to its cable television subscribers on its Basic Tier, which generally include all Polish terrestrial broadcast channels, most major European satellite programming legally available in Poland, regional and local programming and, on most of its cable networks, and Wizja TV, including its proprietary Polish-language channel, Atomic TV. The channels currently offered or proposed to be offered by the Company to its Basic Tier subscribers vary by location and in most of the Company's major markets include twenty primarily Polish-language channels (including most channels on Wizja TV), seventeen English-language channels (including certain channels on Wizja TV), twelve German-language channels, five French-language channels, one Spanish-language channel, one Italian-language channel, one Russian-language channel, and one Swedish-language channel as follows:

CHANNEL                      DESCRIPTION                                             LANGUAGE
---------------------------  ------------------------------------------------------  ---------------------------
Wizja TV(1)(2)               Programming platform                                    Primarily Polish

TVP1                         State-owned terrestrial general entertainment           Polish

TVP2                         State-owned terrestrial general entertainment           Polish

Formula 11                   Regional state-owned terrestrial general entertainment  Polish

Polsat                       Terrestrial and satellite general entertainment         Polish

TVN                          Terrestrial and satellite general entertainment         Polish

NASZA TV                     Terrestrial general entertainment                       Polish

TV Niepokalanow and Other    Terrestrial religious and/or general entertainment      Polish
  Local Stations(3)

TV Polonia                   State-owned satellite general entertainment             Polish

Polsat 2                     Satellite general entertainment                         Polish

Polonia 1                    Satellite general entertainment                         Polish

RTL7                         Satellite general entertainment                         Polish

PTK 1                        Cable information                                       Polish

Eurosport                    Satellite sports                                        English/Polish(5)

Planete                      Satellite documentaries                                 French/Polish(5)

NBC                          Satellite general entertainment                         English

CNBC                         Satellite general entertainment                         English

CHANNEL                      DESCRIPTION                                             LANGUAGE
---------------------------  ------------------------------------------------------  ---------------------------
ONYX                         Satellite music                                         German

TNT                          Satellite general entertainment                         English

Euronews                     Satellite news                                          English

BBC World                    Satellite news and information                          English

BBC Prime                    Satellite general entertainment                         English

ARD 1                        Satellite general entertainment                         German

SAT 1                        Satellite general entertainment                         German

RTL                          Satellite general entertainment                         German

RTL 2                        Satellite general entertainment                         German

3 SAT                        Satellite general entertainment                         German

PRO 7                        Satellite general entertainment                         German

NTV                          Satellite news and information                          German

Deutsche Welle               Satellite news and information                          German

DSF                          Satellite sports                                        German

VIVA 2                       Satellite music                                         German

VIVA                         Satellite music                                         German

M6                           Satellite general entertainment                         French

TV 5                         Satellite general entertainment                         French

MCM(4)                       Satellite music                                         French/Polish(5)

MUZZIK                       Satellite music                                         French/Polish(5)

TVE                          Satellite general entertainment                         Spanish

RAI UNO                      Satellite general entertainment                         Italian

Ostankino                    Satellite general entertainment                         Russian

FEM                          Satellite general entertainment                         Swedish

(1) The channels offered on Wizja TV became available to the Company's cable subscribers beginning June 5, 1998. As part of the Wizja TV programming platform for cable, VH-1 is expected to become available to the Company's cable subscribers in the fourth quarter of 1998. See "Programming--The Wizja TV Programming Platform."

(2) Including Atomic TV, which became available as a separate digitally delivered satellite channel during the second quarter of 1997.

(3) Small terrestrial coverage, available in selected cable systems only.

(4) Limited amounts of Polish subtitles.

(5) Limited amount (at least three hours per day) of Polish-language commentary, with audio encryptions.

    With the launch of Wizja TV across the Company's cable networks on June 5, 1998, all of the Wizja TV programming became part of the Basic Tier. See "Programming--The Wizja TV Programming Platform."

    INTERMEDIATE TIER. The Intermediate Tier offers approximately 17 to 24 channels for monthly fees of approximately one-half of the amount charged for the Basic Tier. The Intermediate Tier is designed to compete with SMATV operators on a basis of price, using a limited programming offering. The channels currently offered by the Company to its Intermediate Tier subscribers vary by location.

    BROADCAST TIER. The Broadcast Tier offers 6 to 12 broadcast channels with clear reception for monthly fees which are substantially less than the amounts charged for the Intermediate Tier. Receiving a high-quality signal over the air can be a problem in Poland and many cable television subscribers would otherwise have to depend on antenna broadcast reception, which tends to have poor signal quality and considerable outages caused by neglect and equipment age. The Broadcast Tier is often used by the Company to establish a relationship with co-op authorities. In some cases, the Company will offer the Broadcast Tier at a nominal monthly charge to all residents within a co-op authority's jurisdiction in return for a long-term exclusive contract to provide cable services. In such cases, the Broadcast Tier is utilized as a marketing vehicle to attract subscribers to the Company's cable systems and subsequently to convert them to higher-tier subscribers. Polish regulations regarding the order in which channels can be added to cable systems mean that most Broadcast Tiers only broadcast public television programs, which are required by Polish law to be the first channels carried on any Polish cable television system.

    PREMIUM AND OTHER SERVICES. For an additional monthly charge, certain of the Company's cable networks currently offer three premium television services--Wizja 1, the HBO Poland service, (a Polish-language version of HBO's premium movie channel) and Canal+ Polska--to customers on a monthly basis. The Company plans to create additional premium channels that will also be offered to cable customers for an additional charge.

    Other optional services include additional outlets and stereo service, which enables a subscriber to receive 12 or more radio channels in stereo. Cable television subscribers who require the use of a tuner to receive certain of the Company's cable services are charged an additional fee of approximately $1.10 per month. Installation fees vary according to the type of connection required by a cable television subscriber. The standard initial installation fee is approximately $23 to $46 in MDUs and approximately $82 to $144 for single family dwellings, but such fees may be subject to reductions as a result of promotional campaigns.

    PRICING STRATEGY. Prior to December 1996, the Company's cable television pricing strategy was designed to keep its profit margin relatively constant in U.S. Dollar terms in more mature systems and to increase rates in more recently acquired or rebuilt systems. The Company has historically experienced annual churn rates of less than 10%, and has been able to pass on the effects of inflation through price increases. In 1997, the churn rate increased to 12.2%, though it would have been 9.8% had the Company not disconnected approximately 17,000 non-paying subscribers in one of its acquired and rebuilt networks. The Company expects that it may continue to experience increases in its churn rate above historical levels during the implementation of its current pricing strategy, which commenced in January 1997 and is designed to increase revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms.

    The Company generally receives a premium for its cable television services over the prices charged by its competitors, particularly poor-quality SMATV operators. Despite its generally higher price levels, the Company has achieved significant growth in penetration and market share while maintaining relatively low annual cable television churn rates. The Company believes its ability to successfully command higher prices reflects its higher levels of customer service, broader selection of quality programming and the greater technical quality of its cable television networks. Although poor-quality SMATV operators often offer services at lower prices than the Company, the Company believes that the enforcement of technical standards and of copyright laws in Poland will require such operators to rebuild or upgrade their systems as necessary to comply with technical standards and pay for programming that is currently being obtained free of charge. The Company believes that these trends will improve its competitive position by forcing poorly capitalized competitors to sell their networks to better capitalized competitors such as the Company or cease operations altogether.

    Cable television subscribers are billed monthly in advance and, as is customary in Poland, most of the Company's customers pay their bills through their local post office or bank. The Company has strict enforcement policies to encourage timely payment. Such policies include notices of late payment, visits from service personnel, and ultimately, disconnection for nonpaying customers 60 days after a bill becomes past due. The Company's system architecture in most networks enables it to promptly shut off service to nonpaying customers and is designed to reduce non-authorized use of its cable systems. The Company does not consider bad debt to be material to its operations. The Company's bad debt expense has historically averaged 1.3% of revenue.

    SALES AND MARKETING

    As an early entrant in the post-Communist market in Poland, the Company has had over six years of experience in introducing, developing and refining marketing, sales and customer service practices in the diverse and rapidly developing Polish economy, which it believes is a competitive advantage in attracting and retaining cable subscribers. The Company's sales and marketing process is divided into four segments: operating area development, new market sales, remarketing sales and customer service.

    OPERATING AREA DEVELOPMENT. The operating area development process in Poland is very different from that in Western cable television markets, because a Polish cable operator's geographic build is dependent on reaching agreements with individual co-op authorities rather than upon the issuance of an operating area development permit for a region by the government. The co-op authorities make decisions on behalf of the residents, including decisions as to the carriers of cable television. The Company's operating area development process begins with targeting an MDU, is followed by negotiations with the relevant co-op authority, and ultimately involves reaching an agreement with the co-op authority to allow construction and installation of the cable television network. The Company's strategy is to identify those geographic areas and housing estates with the most favorable demographic characteristics, highest population densities and lowest levels of competition from other cable operators.

    NEW MARKET SALES. After an agreement with a co-op authority has been reached and construction of the cable network infrastructure has been completed, the Company focuses its efforts on direct, door-to-door sales to individual households. While the Company utilizes advertising in a variety of media (including television, radio, newspapers, magazines, co-op and association publications, billboards, bus shelter posters and taxi placards) to build general awareness and recognition of the advantages of its cable television services, direct sales is the primary focus of the Company's marketing efforts. The distribution of promotional materials (via direct mail, leaflets and door hangers) begins several days in advance of the arrival of the Company's sales force. The materials provide for telephone and mail response, but are designed so that the potential customer expects a direct sales visit. The Company's sales force consists of native Poles who are trained in professional sales skills, personal interaction, product knowledge and appearance. All sales persons are compensated by direct sales commissions and incentive bonuses. Such employees are hired, trained and managed by Company managers whose incentive compensation is tied directly to sales results. New market sales tend to be highly seasonal, with the fourth calendar quarter being the most active sales period.

    REMARKETING SALES. After new areas have been marketed, Company remarketing efforts focus on attracting new subscribers and selling additional products and services, such as premium channels and stereo services, to existing subscribers. Direct door-to-door remarketing sales are enhanced through advertising on the Company's proprietary channels, bill inserts, door hangers, coupons, prizes and contests, as well as advertising in other media accessible to the general public. Company-wide remarketing campaigns are conducted quarterly and seasonal promotions coincide with holidays and cultural events. Sales persons are entitled to additional incentive commissions for remarketing sales.

    CUSTOMER SERVICE. By implementing a Western-style customer care program that includes such features as courteous customer service representatives, prompt responses to service calls and overall reliability, the Company has introduced a quality of service generally not found in Polish consumer markets. The Company generally guarantees service within 24 hours of a subscriber request. The Company is in the process of establishing a customer service facility within the Call Center for both the cable and D-DTH businesses. The Call Center will provide telemarketing and sales and service support and will include a specialized billing software with on-line real time access to customer accounts, designed to provide better access to customer information and improve customer service. The Call Center is operational for cable customers in the Katowice regional cluster and for D-DTH customers and is expected to be operational for all cable customers by the end of 1998.

    The Company believes that its customer care program gives it a distinct competitive advantage over other cable providers in the Polish market, has contributed to the Company's low churn rate and has been a primary motivation for consumers to select the Company as their cable television provider when provided with a choice.

    TECHNOLOGY AND INFRASTRUCTURE

    The Company believes the fiber-optic cable television networks that it has constructed, which serve approximately 60% of its subscribers, are among the most technologically advanced in Poland and are comparable to modern cable television networks in the United States. All of the Company's networks that have been constructed by the Company have bandwidths of at least 550 MHz, with one network as high as 1 GHz. New portions of the networks which are currently being constructed are being designed to have minimum bandwidths of 860 MHz. The Company's goal is to upgrade any portions of its cable television networks that have bandwidths below 550 MHz (generally acquired from other entities) to at least 860 MHz in an effort to reduce the number of headends and parts inventory required in the networks. The Company uses fiber-optic and coaxial cables, electronic components and connectors supplied by leading Western firms in its cable television networks.

    The Company's cable television networks, in most cases, use a hybrid-fiber-coax, 500 home node design. The Company uses a switched-star configuration for its cable television networks by installing a discreet drop cable which runs from a secure lockbox to each home (as opposed to a loop system which feeds multiple homes from a single cable), allowing the Company to more efficiently disconnect non-paying customers, add or remove service options to individual homes and audit its systems to detect theft of signal. Where required, high-quality tuners are used in cable television subscriber homes.

    The Company's cable television networks were constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services, including combined telephone and cable television services and digital data transmission, if the Company decides to pursue such ancillary sources of revenue in the future. The Company's systems provide excess channel capacity and are designed to maximize reliability. Most of the Company's cable networks currently have the ability to carry 40 to 60 television channels. The Company operates its systems at approximately 49% to 69% of channel/bandwidth capacity. Two-way capability can be added to most of the Company's networks at limited cost to provide addressable and interactive services in the future. The cable television networks constructed by the Company meet or exceed the technical standards established by Polish regulatory authorities, and the Company's policy is to upgrade as rapidly as possible substandard cable television networks obtained in acquisitions. The Company is considering teaming arrangements with certain Western telecommunication companies in order to create one or more consortia to bid on regional telephony licenses, utilizing excess capacity from the Company's cable networks.

    The Company has been able to avoid constructing its own underground conduit in certain areas by entering into a series of agreements with regional and local TPSA branches which permit the Company to use TPSA's conduit infrastructure for an indefinite period of time or for periods up to 20 years. The Company also has agreements to undertake joint construction with TPSA and other utilities for new conduits in certain areas. These agreements represent a major advantage to the Company since they permit the Company to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists and provide for joint construction with TPSA and other utilities of conduit infrastructure where none currently exists. At May 31, 1998, approximately 57% of the Company's cable television plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately if: (i) the Company does not have a valid Permit from PAR authorizing the construction and operation of a cable television network in a specified geographic area covering the subscribers to which the conduit delivers the signal; (ii) the Company's cable television network serviced by the conduit does not meet the technical specifications required by the Communications Act; (iii) the Company does not have a contract with the co-op authority allowing for the installation of the cable network; or (iv) the Company fails to pay the rent required under the conduit agreement. At May 31, 1998, approximately 69,000, or 8%, of the Company's total subscribers were serviced by conduits leased from TPSA for which one or more of these provisions were applicable, so TPSA was legally entitled to terminate the conduit agreements covering these subscribers immediately. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such contracts. See "Risk Factors--Agreements with TPSA" and "Business--Properties."

    The Company estimates that at the end of May 1998 it had over 3,774 kilometers of cable television plant constructed and that the fiber-optic backbone of its networks was substantially complete. The Company expects that its future capital expenditures for the cable business will consist primarily of capital needed for the incremental addition of new MDUs and cable television subscribers to its existing networks for the build-out or rebuilding associated with the acquisition of new cable television systems, and for other capital costs in connection with such acquisitions. From its existing infrastructure base, the Company's incremental build cost to add an adjacent MDU or additional MDU subscribers to existing networks averages approximately $200 per MDU subscriber. (MDU subscribers represent more than 95% of the Company's total subscribers.) The Company believes that several primary factors contribute to its favorable cost structure. The significant density of homes per kilometer of cable plant in the Company's core markets and the Company's conduit agreements substantially reduce its build costs. Moreover, the Company believes that the size of its construction program allows it to negotiate attractive construction labor contracts and discounts on materials.

D-DTH

    The Company has expanded its distribution capacity with its September 18, 1998 launch of a complementary D-DTH broadcasting service for Poland, targeted at homes that are not subscribers to the Company's cable service. The programming provided is Wizja TV. At the Launch Date the Company had sold approximately 31,400 Wizja TV Packages through 70 Philips authorized retailers. The Company's multi-channel Polish-language D-DTH service is the first D-DTH service available in Poland. The Company's D-DTH service is being broadcast to Poland from its transmission facilities in Maidstone, United Kingdom.

    D-DTH ROLL OUT STRATEGY

    The Company's D-DTH roll out strategy is to lease D-DTH Reception Systems to up to 500,000 targeted initial subscribers at a price significantly decreased by promotional incentives. This strategy is designed to achieve high penetration of the Polish market. The launch of the D-DTH service is supported by the Company's development of Wizja TV, which the Company believes will respond to the strong demand for high-quality Polish-language programming in Poland. At the Launch Date the Company had sold approximately 31,400 Wizja TV Packages through 70 Philips authorized retailers.

    The Company broadcasts digital programming from its Maidstone transmission facility in the United Kingdom through the Company's uplink facilities to one of three transponders leased by it on the Astra 1F and 1G satellites, which then transmit the signals back to the D-DTH Reception Systems of the Polish subscribers and to the Company's cable networks, and in the future will transmit the signals to the cable headends of other cable operators, if any, having distribution agreements with the Company.

    The Company believes that its multi-channel D-DTH service is among the first digital television platforms launched in Europe and is the first D-DTH service available in Poland. D-DTH systems use medium or high-power satellites to deliver signals to satellite dish antennae at homes, hotels and apartment buildings. In contrast to MMDS signals, which are locally transmitted, a D-DTH satellite footprint can cover large land areas. Among the advantages of a D-DTH system are: (i) it significantly decreases the cost of transmitting a channel, because of its ability to transmit more channels from one transponder, (ii) the additional capacity available from digital compression enables the Company to offer a much wider range of programming, sports and film channels, which the Company believes will lead to increased demand for its services, (iii) digital technology also provides enhanced picture and sound quality and allows interactive features, such as an EPG, which are not available using A-DTH technology, and (iv) it allows the Company to reach homes in the Polish market that are not passed by the Company's cable networks. The disadvantages of D-DTH systems presently include: (i) limited ability to tailor local programming packages to serve different geographic markets in Poland, (ii) line-of-sight restrictions (although less than for MMDS systems), and (iii) intermittent interference from atmospheric conditions and terrestrially generated radio frequency noise.

    DTH SERVICES AND FEES

    With the introduction of its D-DTH service, the Company aims to provide Polish viewers with a wider selection of high-quality Polish-language programming. The Company expects the Company's D-DTH service to provide potential subscribers with an attractive alternative to A-DTH services and cable offerings.

    The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998 and on its D-DTH system on a limited basis on July 1, 1998 and on a full-scale basis on September 18, 1998. Wizja TV's current channel line-up includes four channels, Atomic TV, Wizja 1, Wizja Pogoda and Twoja Wizja, that are owned and operated by the Company, and 14 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland.

    Atomic TV is a Polish-language music television channel, targeting 14 to 29 year olds. Atomic TV began to be broadcast via satellite in April 1997 across the cable networks of the Company and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subscribers, and the Company believes that based on distribution it is the leading music television channel in the Polish market. Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, Wizja Pogoda, a weather channel, and Twoja Wizja, a programming directory channel, were launched on July 1, 1998, July 21, 1998 and July 1, 1998, respectively, across the Company's cable networks and on its D-DTH system. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels. Wizja Sport, a sports channel, is expected to be launched by the middle of 1999.

    This expansion is dependent on a number of factors, some of which are outside the Company's ability to control or predict, including the market acceptance of D-DTH services, the Company's ability to continue to secure rights to high-quality, high-demand programming (either produced by the Company or obtained from third parties), the availability of digital transmission satellite capacity, as well as the introduction of competing service offerings by its present or future competitors. See "Risk Factors-- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market," "--Dependence on Philips as Principal Supplier," "--Dependence Upon Satellites," "--Availability of Programming and Dependence on Third Party Programmers; Program Development Risk," and "Business--Programming."

    The Company expects to be able to offer an event pay per view service to its D-DTH subscribers by early 1999. The Company expects to offer certain recently released feature films and sports and other live events on such a service.

    The Company's D-DTH services also include an EPG, an interactive service which allows the Company to communicate with subscribers with respect to movie, sports event and channel promotions and subscriptions. In addition, the EPG is linked to the Company's subscriber magazine, "Twoja Wizja." See "--Programming--Advertising." The digital nature of the Company's D-DTH signals will also allow the Company to offer stereo audio channels to its subscribers in the future. The Company believes that in the future it will be able to provide its D-DTH customers with additional value-added services, including interactive television, pay per view, near-video-on-demand, data transfer and services related to electronic banking, should the Company decide to pursue such ancillary sources of revenue in the future.

    PRICING STRATEGY. The Company currently charges its D-DTH subscribers an up-front fee of $135 plus applicable taxes, which includes the D-DTH Reception System rental, installation, and a one year's subscription for all channels (other than any premium channels). After the first year of service, subscribers will be required to pay a fee in advance for the service plus separate amounts to receive premium channels. The Company will retain ownership of the D-DTH Reception Systems.

    SALES AND MARKETING

    To promote the launch of Wizja TV on its D-DTH system, the Company has commenced a $20 million nationwide marketing campaign, which the Company believes will be the largest single-year product launch expenditure to date in Poland. The marketing campaign primarily utilizes terrestrial television, press, radio and outdoor poster sites. The Company's paid advertising spots began on September 1, 1998 and the Company launched its D-DTH service on a full-scale basis on September 18, 1998, with an aim to establishing a base of approximately 500,000 initial subscribers by December 31, 1999. The Company believes that it will be able to draw upon its extensive internal experience in the Polish cable television business to support the introduction, development and marketing of its D-DTH service.

    Philips, a leading electronics manufacturer and, through its Polish affiliates, the largest electronics retailer in Poland, has agreed to supply the Company with D-DTH Reception Systems for up to 500,000 initial subscribers to the Company's D-DTH service. Philips has also agreed to distribute, install and service the Company's D-DTH Reception Systems through more than 1,000 Philips authorized electronics retailers located throughout Poland. Philips has operated in Poland since 1991 and has experience introducing new products to the Polish market through its extensive retail network. In addition, Philips has supplied an end-to-end product package for MEASAT's D-DTH service in Malaysia, utilizing CryptoWorks-Registered Trademark- technology similar to that to be used in the Company's D-DTH service. See "Risk Factors--Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market" and "--Dependence on Philips as Principal Supplier."

    The Company has designed a customer service program which is intended to produce a high level of customer satisfaction and to minimize churn rates. As part of this strategy, the Company is in the process of establishing a customer service facility within the Call Center for both its cable and D-DTH businesses. The Call Center will provide telemarketing and sales and service support. The Call Center is currently operational for cable customers in the Katowice regional cluster and for D-DTH customers, and is expected to be operational for all cable customers by the end of 1998. The Company believes this will allow it to offer a high level of customer service at relatively low cost to its new D-DTH subscribers.

    The Company's D-DTH service targets homes that are not subscribers to the Company's cable television service. The Company does not believe that there is much incentive for the Company's existing cable subscribers to switch from the Company's cable service to the Company's D-DTH service, because with their cable service they are able to enjoy equally good signal quality, access to the same Wizja TV programming, and more total channels than the Company's D-DTH service offers, at a monthly cost that is in most cases comparable to that of the Company's D-DTH service and without the need for investing any funds for installation of D-DTH Reception Systems. However, the Company will be disadvantaged to the extent that any existing cable subscribers switch to the D-DTH service, to the extent that they are among those subscribers who will receive promotional incentives from the Company to significantly decrease the price of the D-DTH Reception Systems, and to the extent that they do not substantially increase the amount of their monthly fees payable to the Company.

    TECHNOLOGY AND INFRASTRUCTURE

    The Company's D-DTH service, digital video, audio and data are encoded, processed, compressed, encrypted, multiplexed (i.e., combined with other channels), modulated (i.e., applied to the designated carrier frequency for transmission to satellite) and broadcast from its transmission facilities in Maidstone, United Kingdom to geosynchronous satellites which receive, convert and amplify the digital signals and retransmit them to earth in a manner that allows individual subscribers to receive and be billed for the particular program services to which they subscribe.

    TRANSMISSION AND UPLINK FACILITIES. The channels available on the Company's D-DTH service include the Company's own proprietary channels and channels from third parties originating from a number of sources in Poland, the United Kingdom and elsewhere. Most program localization to be undertaken by the Company, which will principally consist of adding voiceovers or dubbing into Polish for the Company's proprietary channels on Wizja TV, will occur in Poland. For most of the channels on Wizja TV, localization, editorial control and program packaging will be the responsibility and at the cost of the channel supplier. The channels provided by third parties will be delivered in tape format, through a landline or will be backhauled (i.e., transmitted via satellite or other medium) to the Company's transmission facility in Maidstone for broadcasting to Poland.

    The Company has a 5 year agreement with British Telecommunications plc ("BT") for the provision and maintenance of uplink equipment at Maidstone. Other than the BT uplink equipment, the Company owns all the required broadcasting equipment at its transmission facility in Maidstone. The Company's programming is currently uplinked to the Company's transponders on Astra satellites 1F and 1G.

    The Company's D-DTH signal is beamed by these satellites back to earth and may be received in Poland by those who have the appropriate dedicated satellite reception equipment and who have been connected by the Company to its D-DTH service as subscribers. The signal is currently received by the Company's own cable headends, and will also be received by the cable headends of other cable operators, if any, having distribution agreements with the Company. Once the D-DTH signal has been received at the headends, the signal is transmitted by cable to those who have been connected by the Company to its cable service as subscribers or connected by such other cable operators, if any, to their own cable systems.

    The Company has concluded an agreement with Philips providing for Philips to be the exclusive supplier to the Company of the first 500,000 D-DTH Reception Systems in connection with the launch of the Company's D-DTH service in Poland, and for Philips not to distribute any other IRDs under the Philips' trademark in Poland until December 31, 1999 or any earlier date on which the Company has secured 500,000 initial subscribers to its D-DTH service in Poland. The Company's agreement with Philips provides that after such period the Company may license one or two suppliers of IRDs in addition to Philips, and Philips shall license its CryptoWorks-Registered Trademark- technology to such additional suppliers for the Polish market. Although the agreement with Philips provides a means by which the Company could obtain a second and third supplier for all or part of its future requirements for D-DTH Reception Systems, the Company does not have any sources for obtaining conditional access systems compatible with the IRDs other than Philips and future licensees of Philips, and there can be no assurance that the Company will be able to secure such additional suppliers for all or part of its future D-DTH Reception Systems requirements.

    Any new D-DTH broadcaster wishing to commence the operation of an encrypted pay television service within Poland would need to obtain a license from Philips to use CryptoWorks-Registered Trademark- (after the exclusive license of CryptoWorks-Registered Trademark- for Poland granted to the Company ends), or acquire an alternative encryption and conditional access technology and build its own decoder base capable of receiving transmissions encrypted using such technology. If a competitor obtained a license from Philips, it could contract with the Company for access to the installed encryption decoder base utilized by the Company.

    Transmissions using conditional access technology are encrypted prior to being uplinked to satellites. The signal from the satellite is received by a subscriber through an ODU and IRD, and is decrypted via a smartcard inserted into a decoder, which is usually integrated with a receiver into the IRD and connected to a viewer's television set. A smartcard is a plastic card, usually the size of a credit card, carrying an embedded computer chip that implements the secure management and delivery of decryption keys necessary to descramble pay television channels and thereby enable and disable viewing according to whether the subscriber is authorized to receive a particular service. The smartcard receives instructions as to whether to enable, disable, upgrade or downgrade a subscriber's level of service via the datastream sent to the decoder within the broadcast signal. The encryption codes contained in the smartcards can be updated via over-the-air addressing or physically replaced.

    The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy." Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRD's incorporate Philips' CryptoWorks-Registered Trademark-proprietary encryption technology as part of its conditional access system. These IRDs use smartcard technology, making it possible in the event of a security breach to change the conditional access system either through over-the-air methods by issuing new electronic decryption "keys" over-the-air as part of the Company's regular D-DTH broadcasts or by issuing new smartcards. To the Company's knowledge, there has not been a breach of CryptoWorks-Registered Trademark- since its introduction in Malaysia in 1996. To the extent a breach occurs, however, the

Company will take countermeasures, including over-the-air measures, and if necessary the replacement of smartcards. Although the Company expects its conditional access system, subscriber management system and smartcard system to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's D-DTH system will be, or remain, effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract or maintain contracts for programming services from unrelated third parties would be adversely affected. See "Risk Factors--Risk of Signal Theft."

    Although the Company believes that the Astra satellites, CryptoWorks-Registered Trademark- encryption technology and the IRDs together constitute a reliable, end-to-end cost-effective D-DTH system, certain other large European providers of D-DTH services have selected different satellites, encryption technology and decoders. If another satellite, encryption technology or decoder becomes the preferred standard in Poland, or if Poland enacts regulations regarding such technology or decoders, such a development could adversely impact the Company's ability to attract and retain subscribers. Such a development could force the Company to switch its suppliers, thus causing confusion for existing and potential subscribers, delays in providing subscribers with decoders and significant unexpected costs. See "Risk Factors--Changes in Technology."

    SATELLITES. The Company currently broadcasts and expects to broadcast all of its proprietary programming and that of third party programmers from its transmission facility in the United Kingdom by cable to an earth station transmitting antenna (an "uplink"), which is located at its Maidstone site. The uplink facility transmits the Company's programming signal over an orbiting satellite transponder to cable system headend receiving antennae and also to D-DTH subscribers' reception equipment throughout Poland. The Company has been studying and discussing with relevant Polish authorities the feasibility of locating its uplink and production facilities in Poland and applying for Polish broadcasting licenses necessary to engage in such activities.

    In March 1997, the Company entered into contracts with Societe Europeenne des Satellites S.A. ("SES"), a Luxembourg company in which the Government of Luxembourg controls a significant interest, for the lease of three transponders on two satellites, Astra 1F and 1G. Although the Company originally leased a transponder on the Astra 1E satellite, SES has exercised its right to provide the Company with a transponder on another Astra satellite provided the replacement transponder has the same polarization, bandwidth and uplink and downlink frequencies. Accordingly, the Company believes the change from the transponder on Astra 1E to Astra 1G will have no material effect on its business. The leases for the two transponders on the Astra 1F satellite and the transponder on the Astra 1G satellite will expire in 2007. All three transponders are currently operational and available to the Company. Aggregate charges for each transponder are capped at $6.75 million per year for each transponder and approximately $182 million for all three transponders for the remaining term of the contract, but either party may terminate any or all of the transponder leases on six months' prior notice if the Company has not Targeted the Polish DTH Market prior to January 1, 1999. "Targeted the Polish DTH Market" means the Company has a license or permit for its D-DTH activity and is actively promoting D-DTH reception by ensuring availability in Poland of IRDs. If all of the leases had been so terminated at December 31, 1997, the aggregate charges under the leases would have approximated $8.7 million. However, the Company has satisfied these criteria with the launch of its D-DTH service throughout Poland on September 18, 1998. The Company's transponder leases provide that the Company's rights are subject to termination in the event that SES's franchise is withdrawn by the Luxembourg Government.

    The Company has been designated a "non-pre-emptible customer" under each of its relevant transponder leases. As a result, in the event of satellite or transponder malfunction, the Company's use of its transponders cannot be suspended or terminated by a broadcaster which has pre-emption rights permitting it to gain access to additional transponders in preference to certain other Astra customers. The Company is not, however, a "protected customer" under the relevant transponder leases and, in the event of a failure of one or more of the transponders leased by it, the Company would not be able to pre-empt any other transponder customer. The operation of the Astra satellites is outside the control of the Company, and a disruption of the transmissions could have a material adverse effect on the Company, depending upon its duration.

    While the Company has sufficient channel capacity to broadcast its D-DTH Service and to add approximately 10 additional channels to its initial Wizja TV channel line-up on the three transponders to which it currently has access, the ability of the Company to add channels to its D-DTH programming platform beyond that point will depend upon its ability to obtain access to additional transponder capacity on the Astra satellites or other favorably positioned satellites or an improvement in the digital compression techniques. See "Risk Factors--Dependence Upon Satellites." Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its Programming Platform. See "Risk Factors-- Limited Insurance Coverage."

PROGRAMMING

    The Company believes that there is significant unsatisfied demand in the Polish market for high-quality Polish-language programming and that the quality and variety of Polish-language programming offered is a critical factor in building and maintaining successful multi-channel pay television systems in Poland. The principal programming objective of the Company is to develop and acquire high-quality Polish-language programming that can be commercially exploited throughout Poland through D-DTH and cable television exhibition and advertising sales. The Company intends to use Wizja TV to increase the penetration rate for its cable television networks and its D-DTH system and to increase per subscriber revenue from its cable systems. The Company also expects to distribute Wizja TV on a wholesale basis to other cable operators in Poland.

    The Polish television industry, like those in many emerging markets, currently relies primarily on programming from foreign sources (translated or dubbed into Polish) and limited local broadcasting alternatives.

    PROGRAMMING STRATEGY

    The Company's programming strategy is focused on the development and acquisition of high-quality Polish-language programming. The Company's programming strategy is based upon four elements.

    ESTABLISH AND EXPAND PROGRAMMING PLATFORM. The Company began broadcasting to Poland from its transmission facilities in Maidstone, United Kingdom and retransmitting Wizja TV across its cable networks on June 5, 1998, and on its D-DTH system on a limited basis on July 1, 1998 and on a full-scale basis on September 18, 1998. Wizja TV's current channel line-up includes four channels, Atomic TV, Wizja 1, Wizja Pogoda, and Twoja Wizja, that are owned and operated by the Company, and 14 channels that are produced by third parties, 9 of which are broadcast under exclusive agreements for pay television in Poland. The Company expects to expand Wizja TV's initial channel line-up to include additional basic and premium channels, including the Company's proprietary Wizja Sport channel, and eventually to introduce tiered packages containing a variety of combinations of 21 or more channels. See "--The Wizja TV Programming Platform."

    DEVELOP AND EXPAND PROPRIETARY CHANNELS. Wizja TV's current channel line-up includes four channels, Atomic TV, Wizja 1, Wizja Pogoda, and Twoja Wizja, that are owned and operated by the Company. Atomic TV is a Polish-language music television channel, targeting 14 to 29 year olds. Atomic TV began to be broadcast via satellite in April 1997 across the cable networks of the Company and other cable operators. Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, Wizja Pogoda, a weather channel, and Twoja Wizja, a programming directory channel, were launched on July 1, 1998, July 21, 1998, and July 1, 1998, respectively, across the Company's cable networks and on its D-DTH system. The Company also intends to add Wizja Sport, a sports channel, by the middle of 1999. The Company intends to develop and expand its sports programming through Wizja Sport. In addition, to develop additional proprietary programming, the Company has entered into and intends to enter into joint ventures and other similar arrangements with other programming companies.

    CONTROL CONTENT. The Company believes that the programming on Wizja TV will provide it with a significant advantage over competitors, and therefore the Company's strategy is to secure exclusive rights to as much high-quality Polish-language programming as is commercially feasible. The Company has secured certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music. See "--The Wizja TV Programming Platform." The Company intends to continue to use exclusive agreements, where practicable, in expanding the programming available on Wizja TV, which the Company is currently distributing across its cable networks and its D-DTH systems, and which the Company intends to distribute on a wholesale basis to other cable operators in Poland.

    USE PROGRAMMING TO DRIVE DISTRIBUTION. The Company intends to use its programming to increase penetration of its cable distribution business. Wizja TV is intended to be the primary selling point of the Company's D-DTH service. The Company believes that its programming will be a significant factor in increasing the penetration of its cable and D-DTH systems and in increasing per-subscriber revenue from its cable networks.

    THE WIZJA TV PROGRAMMING PLATFORM

    The channels offered to the Company's D-DTH and cable subscribers since the September 18, 1998 launch of Wizja TV include the following:*

                                                                                                  TERMS OF
CHANNEL                         DESCRIPTION               LANGUAGE         HOURS PER DAY       DISTRIBUTION**
-------------------------  ----------------------  ----------------------  --------------  ----------------------
Wizja 1***                 General entertainment   Polish(1)                     20        Proprietary channel
                             channel including                               (Sunday to
                             movies, series,                                  Thursday)
                             exclusive sport and                                 24
                             documentaries                                  (Friday and
                                                                              Saturday)
Atomic TV                  Music                   Polish(1)                     24        Proprietary channel
Wizja Pogoda               Weather channel         Polish(1)                     8         Proprietary channel
Twoja Wizja                Programming directory   Polish(1)                     24        Proprietary channel
                             channel
HBO Poland service***      Premium movie channel   Polish(11)                    18        Exclusive D-DTH in
                                                                                             Poland
                                                                                             - 7 year term.
                                                                                             Non-exclusive cable
                                                                                             in Poland
                                                                                             - 7 year term
BET on Jazz                Music                   Polish/English(2)             12        Exclusive in Poland -
                                                                                             5 year term
Cartoon Network            Cartoons and other      Polish/English(3)             18        Exclusive in Poland -
                             programming                                                     5 year term
Turner Classic Movies(4)   Films and other         Polish/English(5)             6         Exclusive in Poland -
                             programming                                                     5 year term
Fox Kids Poland            Children's programming  Polish(6)                     14        Exclusive in Poland -
                                                                                             5 year term
Hallmark Entertainment     Movies and Mini Series  Polish(1)                     24        Exclusive in Poland -
  Channel                                                                                    5 year term
National Geographic        Documentary             Polish/English(7)             12        Exclusive in Poland -
  Channel                    Programming                                                     5 year term
QuesTV                     Documentary             Polish/English(8)             16        Exclusive in Poland -
                             programming with                                                5 year term
                             themes of speed,
                             action, and
                             adventure
Romantica Channel          Latin American          Polish(9)                     12        Exclusive in Poland -
                             romantic series                                                 5 year term
Travel                     Travel related and      Polish/English(10)            12        Exclusive in Poland -
                             vacation programming                                            5 year term
CNN International          International news and  English                       24        Non-exclusive in
                             feature programming                                             Poland - 5 year term
MTV: Music Television      Music and youth-        English                       24        Exclusive D-DTH in
                             oriented                                                        Poland. Non-
                             entertainment                                                   Exclusive cable in
                                                                                             Poland
                                                                                             - 5 year term
Discovery Channel          Documentary             Polish/English(12)            18        Exclusive D-DTH in
                             Programming                                                     Poland. Non-
                                                                                             Exclusive cable in
                                                                                             Poland
                                                                                             - 2 year term
Animal Planet              Documentary             Polish/English(12)            18        Exclusive D-DTH in
                             Programming                                                     Poland. Non-
                                                                                             Exclusive cable in
                                                                                             Poland
                                                                                             - 2 year term

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) The Company is responsible for localizing programming into Polish.

(2) The Company is responsible for localizing a minimum of 30% of the programming into Polish.

(3) The channel supplier is contractually required to localize a minimum of 14 hours per day of programming.

(4) TNT has been rebranded as Turner Classic Movies.

(5) The channel supplier is contractually required to localize an average of three films per night or two films where the films are longer than two hours and film related programs which must be a minimum of 6 hours of programming content per day.

(6) The channel supplier is contractually required to have the programming content completely localized into Polish.

(7) The channnel supplier is contractually required to localize 50% of the programming content into Polish until October 1998, 75% of the program content into Polish beginning in October 1998 and 85% of the program content beginning in January 1999.

(8) The channel supplier is contractually required to have a minimum of 75% of the programming content into Polish beginning on July 19, 1998, and a minimum of 95% of the programming content into Polish beginning in January 1999.

(9) The channel supplier is contractually required to localize all programming into Polish.

(10) The channel supplier is contractually required to use its reasonable endeavours to localize a minimum of 50% of the qualifying programming into Polish until October 18, 1998, to localize a minimum of 80% of the qualifying programming into Polish beginning October 18, 1998 and to localize a minimum of 85% of the qualifying programming into Polish beginning January 18, 1999.

(11) The channel supplier is contractually required to localize a substantial amount of the programming into Polish.

(12) Amount of localization is to be determined.

* The information contained in this chart summarizes only some of the contractual terms and is not a complete description of the agreements with the channel suppliers. The Company is continuing to negotiate license agreements for distribution to Poland of additional channels.

** Exclusive in Poland means exclusive DTH distribution rights and exclusive cable distribution and agency rights in Poland

*** Premium channel

    Wizja TV includes certain exclusive Polish pay television rights to channels and events covering what it believes are the most important programming genres to viewers in the Polish market, including movies, sports, children's programming, documentaries and music.

    The Company has signed license agreements for the exclusive distribution on its D-DTH system, and amended its existing agreement for non-exclusive distribution across its cable networks, of the HBO Poland service, a Polish-language version of HBO's premium movie channel.

    The Company has also entered into long-term exclusive agreements to broadcast to Poland live coverage of certain sports events, including the Polish national soccer team's away games, certain European matches of Lech Poznan, a Polish Premier League soccer team, European soccer matches, including matches from the Dutch and Portuguese leagues, Polish Speedway League events, European Grand Prix Speedway events, International Skating Union Champion Series ice skating games of three leading teams in the Polish Premier Hockey League, and certain boxing events including local Polish boxing and fights involving Prince Naseem. The Company has also entered into an exclusive agreement to broadcast the Wimbledon tennis tournament to Poland. These events will initially be carried on Wizja 1, and when it is established, on Wizja Sport. When established, Wizja Sport will initially provide 12 hours of local and international sporting events per week. The Company believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming.

    In addition, the Company has signed license agreements for exclusive pay television distribution to Poland of the following channels: BET on Jazz, The Cartoon Network, Turner Classic Movies, Fox Kids Poland, The Hallmark Entertainment Channel, the National Geographic Channel, QuesTV, Romantica and Travel. The Company has also signed a license agreement for distribution in Poland of CNNI, and has entered into a binding heads of agreement for the exclusive distribution on its D-DTH system of MTV and the non-exclusive distribution across its cable networks of VH-1. The Company expects to launch VH-1 in the fourth quarter of 1998. The Company is also in the process of negotiating license agreements for exclusive pay television distribution to Poland of additional channels.

    The Company has purchased exclusive rights from third parties for programming on 9 of the current 18 channels on Wizja TV. In some of the agreements, however, the channel supplier may terminate the agreement and/or eliminate the exclusivity rights if the Company does not achieve specified milestones for subscriber numbers by certain specified dates. In addition, most of the agreements impose certain restrictions on the tiering of the particular channel, which will limit the flexibility of the Company in determining program tiering in the future, and also include provisions whereby the Company agrees to indemnify the channel supplier against any claims, including claims made by governmental authorities, resulting from the exclusive nature of the rights granted or from the tiering restrictions. Some of the agreements require payments based on a guaranteed minimum number of subscribers, and some require payments at the time of execution. At July 21, 1998, the Company was committed to pay approximately $156 million in guaranteed minimum payments over the next seven years in respect of broadcasting and programming agreements, of which approximately $39 million was committed through the end of 1999. In addition, the Company is continuing to negotiate additional agreements with channel suppliers and sports rights organizations, which agreements if consummated may require the Company to pay additional guaranteed minimum payments and/or payments at the time of execution. In most of the Company's programming agreements, the channel supplier, at its own expense, must localize its programming into the Polish language prior to the launch of Wizja TV. In most of its programming agreements, the Company is required to make payments to the channel supplier on a monthly basis based on the number of subscribers to whom the programming is made available.

    In some of the agreements, the channel supplier may terminate the agreement and/or eliminate the exclusivity rights if the Company does not achieve specified subscriber numbers by certain specified dates. In addition, some of the agreements impose certain limitations, including: (i) the channel must be received by 100% of subscribers to the Company's D-DTH service and by all subscribers in the Basic Tier of the Company's cable system or by most of the Company's cable subscribers; (ii) the channel must be provided, under certain restricted circumstances, on a stand alone basis as well as part of a package of programming in certain situations; (iii) the programming which the Company may purchase for Wizja TV may be restricted; (iv) distribution of other channels as part of the Company's programming package may be limited (Consequently, the consummation of an agreement with one channel supplier has had, and will in the future continue to have, the effect of precluding the Company from entering into agreements with other potential channel suppliers); (v) suppliers of programming to a channel supplier may require the Company, in certain circumstances, to assume the channel supplier's obligations to license the programming on financial terms which are more favorable to the program provider than those under the Company's existing agreement with the channel supplier; (vi) the Company may be required to install encryption decoder-based technology in homes of cable subscribers receiving premium services; and (vii) if the Company undertakes certain investments or enters into certain transactions, certain minimum guarantees payable under the agreement would increase and the Company would lose certain rights.

    As opportunities permit, the Company intends to expand the channel offerings on Wizja TV. One option under consideration by the Company is adding more thematic channels to its programming platform. Such channels may be based on such themes as sports, movies, news, weather, lifestyle, gameshows or childrens' programming. The Company expects that certain of the additional thematic channels will be proprietary. See "--Proprietary Programming."

    PROPRIETARY PROGRAMMING

    Wizja TV contains four channels, Atomic TV, Wizja 1, Wizja Pogoda and Twoja Wizja, that are owned and operated by the Company. The Company intends to create additional proprietary channels, including Wizja Sport, to be added to the Wizja TV line-up. In addition, the Company has established and intends to continue to establish entities to engage in the production of programming either to be included on the Company's proprietary channels, or to be licensed to the Company for distribution as part of the Wizja TV line-up.

    The Company has established entities to engage in the development and production outside of Poland of Polish-language thematic television channels. Those entities plan to develop programming designed to drive subscriber growth on the Company's cable television networks and on its D-DTH system and increase revenue per cable subscriber. In December 1996, the Company acquired 45% of Ground Zero Media Sp. z o.o. ("GZM"), a joint venture with Polygram, the recording company, Atomic Entertainment LLC, and Planet 24 Productions Limited ("Planet 24"), an independent production company. In February and March 1998, the Company acquired the remaining 55% interest from the GZM stockholders. GZM's only business is the development and production of Atomic TV, a Polish-language music television channel aimed at the 14-29 year old audience. Atomic TV began to be broadcast via satellite on April 7, 1997 across the cable systems of the Company and other cable operators. Atomic TV is currently distributed to more than 900,000 cable subcribers, and the Company believes that based on distribution it is the leading cable television channel in the Polish market. The Company has agreed in principle to cause GZM to issue twenty percent of its equity shares to Planet 24 in return for the provision by Planet 24 of management and programming consultation services. The agreement in principle does not call for the payment of any cash consideration to Planet 24.

    In addition, the Company is developing Wizja 1 as the primary channel for entertainment, Wizja Pogoda as the weather channel, and Twoja Wizja as the programming directory channel, and it intends to develop Wizja Sport as the sports channel for its programming platform. Wizja 1 offers a wide range of Polish-language programming, including full-length feature films, music, lifestyle and childrens' programs, and sports events.

    The Company has also concluded for exhibition on Wizja 1 program license agreements for high-quality programming from leading international film production companies, including Channel 4 International, Minotaur, Capitol, Eaton, Itel, IMP, and BBC Worldwide for exclusive first run pay television rights in Poland to films, mini-series and documentaries. The Company is also acquiring local Polish programming and is in negotiations to purchase rights for other high-quality programming.

    The Company intends to develop its sports programming through Wizja Sport. The Company has entered into long-term exclusive agreements to broadcast to Poland on Wizja TV certain sports events, including live coverage of the Polish national soccer team's away games, certain European matches of Lech Poznan, a Polish Premier League soccer team, European soccer matches, including matches from Dutch and Portuguese leagues, Polish Speedway League events, European Grand Prix Speedway events, International Skating Union Champion Series ice skating, games of three leading teams in the Polish Premier Hockey League, and certain boxing events including local Polish boxing and fights involving Prince Naseem. The Company has also entered into an exclusive agreement to broadcast the Wimbledon tennis tournament to Poland. These events will be carried on Wizja 1, and when it is established, on Wizja Sport. When established, Wizja Sport will initially provide 12 hours of local and international sporting events per week. The Company believes that Wizja Sport will be the first channel in the Polish market principally dedicated to Polish sports programming. Wizja Sport is expected to be launched by the middle of 1999.

    Several of the agreements entered into by the Company to secure broadcast rights to sports events give the Company the ability to obtain additional seasons of those sports events, either by way of a right of first refusal or a right of first offer. Most of the sports rights agreements grant the Company exclusive rights to broadcast the sports events live in Poland. The exclusivity in some cases is subject to the ability of the rights owner to grant limited rights to other broadcasters to show the events on a delayed basis. The Company is currently in negotiations with other sports rights holders to purchase the rights to additional local and international sports events.

    In November 1997, the Company purchased 50% of WPTS Sp. z o.o. ("Twoj Styl"), a Polish company producing, among others, the leading Polish lifestyle magazine, for the purpose of producing Polish lifestyle programming. The Company believes that the combination of its television expertise and Twoj Styl's experience will result in the production of high quality lifestyle television programming, targeting primarily female audiences.

    In February 1998, the Company purchased, for approximately $500,000, an option to buy a 50% plus one share interest in "Polonia" Sportowa S.A., a soccer club in Poland. The purchase option will expire in February 1999. If the Company exercises the option, the purchase price will approximate $4.4 million.

    As opportunities arise in the rapidly developing pay television market in Poland, the Company intends to consider adding more thematic channels to its Programming Platform. In particular, the Company currently intends to create additional thematic channels, such as sports, movies, news, weather, lifestyle, gameshows and childrens' programming. Thematic channels permit subscribers to choose easily the theme of the programming to be viewed at any particular time. The Company will use Wizja 1 as an anchor channel to introduce entertainment and sports programming to the Polish market. Concepts that are well received may become the basis for new channels. For example, Atomic TV, which debuted on a Company-owned proprietary cable channel in the spring of 1996, had generated substantial cable television viewer and advertising interest, and it began to be offered as a separate channel in April 1997.

    In certain instances, the Company has acquired an equity interest in the programming that is produced by third parties and included on Wizja TV. Such an equity investment allows the Company access to the programming in exchange for the Company sharing the costs incurred in the creation of the Polish-language version of the programming. For example, the Company purchased an equity interest in Fox Kids Poland, a children's entertainment channel aimed at an audience in the 4 to 12 age group. The Company expects to continue this practice, and intends to acquire equity interests in a number of programming providers in order to secure additional proprietary programming.

    PREMIUM TELEVISION CHANNELS. The Company has introduced its own premium channel as well as premium channels supplied by third parties. On July 1, 1998 the Company introduced Wizja 1, a general entertainment channel showing movies, sports, series and children's programming, as a premium channel. The Company has also introduced a Polish-language version of premium movie channels to its cable subscribers for an additional monthly fee. Currently, two movie channels are available in Poland, Canal+ and HBO. Both feature movies and also carry, or will carry, live sports and other entertainment. The Company has distributed Canal+ on a non-exclusive basis on its cable networks since entering into a preliminary distribution agreement with Canal+ in October 1995. The Company currently has approximately 7,800 subscribers to the Canal+ service.

    The Company has signed agreements for the exclusive distribution on its D-DTH system, and non-exclusive distribution across its cable networks, for the HBO Poland service, a Polish-language version of HBO's premium movie channel. HBO currently has exclusive rights in Poland to movies from Warner Bros., Columbia TriStar International Television and Buena Vista International.

    The HBO Poland service was launched on the Company's cable network in September 1996. To date, the service has generated significant subscriber interest. At April 30, 1998, the service had achieved a penetration rate of 6.2% across the Company's cable networks. The Company began distribution of the HBO Poland service in Warsaw in April and in Gdansk and Krakow in May 1997, and had rolled out such service to most of the Company's remaining cable systems by the end of 1997. The HBO Poland service was launched on the Company's D-DTH system in July 1998.

    ADVERTISING. The Company expects to attract significant advertising to its channels as part of the Polish television advertising market, which the Company believes is still relatively underdeveloped, with television advertising expenditures on a per capita basis being lower than in comparable European markets. According to the TV International Sourcebook, the current size of the Polish television advertising market was approximately $795 million in 1995. The Company believes that this market is dominated by TVP and Polsat. The Company expects that its channels will provide advertisers new and better targeted outlets in Polish television. In particular, the Company believes that its channels will be attractive to advertisers because of the relatively affluent demographic profile of the Company's anticipated subscribers, the focus of the Company on large, high economic growth areas, and the opportunity to target viewers of particular thematic channels with advertisements for goods and services. Furthermore, the Company's channels will give advertisers local customer access that cannot easily be replicated through any other advertising media. In the majority of the programming agreements, the Company is entitled to at least a 50% share of the net advertising revenue generated in connection with the particular channel, and the channel supplier is required to contribute to the cost of marketing its channel in Poland. The Company is responsible for selling the advertising for most of the channels. This arrangement will enable the Company to market a package of channels to advertisers in the Polish market and offer them a selection of advertising opportunities for different market segments. In most of the agreements with the channel suppliers, the Company has the right to include on that particular channel, for at least one minute per hour, segments promoting the Wizja TV platform and the other Wizja TV channels. This will enable the Company to implement a comprehensive promotional strategy across the Programming Platform reinforcing the Wizja TV brand. In addition, the Company will produce and mail to its subscribers a monthly subscriber magazine, announcing channel line-ups, programming schedules and special events, and providing further opportunities for promoting Wizja TV and for obtaining revenues from commercial advertisers.

COMPETITION

    The multi-channel pay television industry in Poland has been, and is expected to remain, highly competitive. The Company competes with other cable television operators, as well as with companies employing numerous other methods of delivering television signals to the home. The extent to which the Company's multi-channel pay television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of Polish-language programming at a reasonable price than the programming and prices available through alternative delivery systems. In addition, advances in communications technology as well as changes in the marketplace and the regulatory environment are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the multi-channel pay television industry in Poland. See "The Industry--The Polish Multi-Channel Pay Television Industry" and "Regulation."

    The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service, and quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While such operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Although Polish regulatory authorities have recently attempted to improve the enforcement of such laws and regulations, there can be no assurance that they will be enforced. If such laws and regulations are not enforced, these SMATV operators will be able to continue operating with a lower cost structure than that of the Company and thus charge lower fees to subscribers, which may have an adverse effect on the Company's business, results of operations and financial condition. See "Regulation." Regardless of the enforcement of these laws and regulations, the Company expects that SMATV operators will continue to remain a competitive force in Poland. In addition, certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have significantly greater resources (including financial resources and access to international programming sources) than the Company. The largest competitors of the Company in Poland include Bresnan Communications, which owns three cable systems aggregating an estimated 329,000 subscribers (including Aster City Cable Sp. z o.o.) at March 31, 1998, and Multimedia Polska S.A., a Polish entity, with an estimated 115,000 subscribers at March 31, 1998. In addition, the Company understands that a number of cable operators in Poland (led by Bresnan Communications) have formed, or are in the process of forming, a consortium for the joint creation and production of Polish-language programming.

    The Company's cable television business also competes with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and A-DTH television services, and may in the future compete with MMDS systems and D-DTH services (including the Company's D-DTH service).

    The Company's D-DTH business will compete with traditional cable systems, including its own, and terrestrial broadcast and A-DTH services as well as other potential D-DTH and MMDS services. TKP, which is partially owned by Canal+ S.A., currently offers a single channel Polish-language pay television service (including A-DTH) and has announced plans to introduce thematic D-DTH channels in Poland in October 1998, possibly in connection with one or more Polish broadcasting entities such as Polsat and TVP, and one or more cable television operators such as Aster City. The Company cannot predict whether other European or Polish broadcasters, such as BSkyB, Bertelsmann, Kirch or Polsat, will choose to enter the Polish D-DTH market. Certain of the Company's current and potential competitors, either alone or in joint ventures with other competitors, have either launched or announced plans to launch D-DTH systems for other European countries. Many of the Company's current and potential competitors have significantly greater financial, managerial and operational resources and more experience in the DTH business than the Company. If competing D-DTH services are successfully launched in Poland, they could have a material adverse impact on the Company. There can be no assurance that the Polish market for D-DTH services will be sufficiently large to support competing D-DTH businesses.

    Pay television services also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as video cassette recorders. The extent of such competition depends upon, among other things, the price, variety and quality of programming offered by pay television services and the popularity of television itself.

    With respect to its programming business, the Company competes with other television companies, both free-to-air and pay television (including Canal+ and HBO), for the acquisition of sports rights and most other programming, including the rights to feature films and television series and the right to participate in joint ventures with other creators of programming. With respect to the creation of its proprietary programming, the Company competes with other programming creators for the hiring of personnel with creative and production talent. To the extent that the Company is precluded from creating or obtaining programming due to exclusive agreements entered into between programming creators and the Company's competitors, the Company will face difficulty in creating or acquiring sufficient high-quality programming to attract and retain subscribers and commercial advertising customers for its cable and D-DTH services. To the extent that the Company is unable to negotiate exclusive agreements with suppliers of its programming or such agreements become unenforceable, the Company will not be able to preclude its competitors from obtaining access to such programming, which would make the Company's programming line-up less unique and less attractive to subscribers. There can be no assurance that in the future the Company will be able to continue to create or acquire sufficient high-quality programming, either through exclusive or non-exclusive arrangements.

PROPERTIES

    At May 31, 1998, the Company owned equipment used for its cable television business, including 109 headends, and approximately 3,774 kilometers of cable plant. The Company has approximately 187 lease agreements for offices, storage spaces and land adjacent to the buildings. The total area leased amounts to approximately 28,100 square meters (most of which is land adjacent to buildings). The areas leased by the Company range from approximately 10 square meters up to more than 12,500 square meters. The agreements are for specified and unspecified periods of time and those for an unspecified period may be terminated with relatively short notice periods by either party, usually three months.

    The Company has entered into conduit leases with TPSA (and, in certain cases, with other entities). The majority of the TPSA leases require the Company to bear the costs of the maintenance of the cable. The Company may not sublease the conduit or cables or allow a third party to use the conduits or cables free of charge without TPSA's consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. Dollar exchange rates or on the increase of real maintenance costs). A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. See "Risk Factors--Agreements with TPSA."

    The Company believes that its existing owned properties, lease agreements and conduit agreements are adequate for purposes of the Company's cable television operations, although additional space and conduits will be needed in the future if the Company consummates further acquisitions of cable television networks.

    In connection with the establishment of its D-DTH service and the development of its programming business, the Company has leased additional office space and premises providing backhauling, production, post-production and program packaging facilities. This space is in aggregate approximately 6,500 square meters and is located in Maidstone, United Kingdom. The Company has been studying and discussing with relevant Polish authorities the feasibility of locating its uplink and production facilities in Poland and applying for Polish broadcasting licenses necessary to engage in such activities. The Company believes that its existing owned properties, lease agreements and conduit agreements are adequate for purposes of the

Company's cable television operations, although additional space may be needed in the future for the Company's programming production activities.

TRADEMARKS

    The Company, either itself or through its subsidiaries, has filed or is in the process of filing for registration of its various trademarks. The PTK logo was registered for use in connection with television and programming services in July 1997. Trademark applications are pending in Poland for other variations of PTK trademarks. Also, numerous trademark applications have been filed in Poland for the various Wizja trademarks, including but not limited to Wizja, Wizja TV and Wizja 1 logos. Additional applications for other Wizja trademarks and related trademarks will be filed in Poland in the near future.

    The Company has also filed a U.K. application for Wizja TV logo and intends to file additional applications for the Wizja trademarks and other related trademarks in the United Kingdom and other jurisdictions if applicable. The United Kingdom Trademark Office has raised a preliminary objection to the application for Wizja TV based on a European Community trademark application for a logo mark which incorporates the words "TELEWIZJA WISLA". Applications for similar marks have been filed in Poland by the same entity. The word "Wizja" means "vision" in Polish, while the word "Wisla" refers to the longest river in Poland. The Company believes that it will be able to overcome such objection by the United Kingdom Trademark Office, though there can be no assurance that such will be the case.

EMPLOYEES

    At May 31, 1998, the Company had approximately 1,081 permanent full-time employees and approximately 72 part-time employees. In addition, as of such date the Company employed approximately 53 salesmen who received both commissions and a nominal salary, and from time to time the Company employs additional salesmen on an as needed, commission only basis. In connection with the establishment of its D-DTH business and the development of its programming business, the Company expects to hire a further 259 employees by the end of 1998, the majority of whom will be administrative, post-production and technical personnel located at the Company's facility in the United Kingdom and customer service representatives in the Call Center in Poland. The Company expects that certain functions, such as uplinking and program production, will be performed by employees of third parties pursuant to medium-and long-term service agreements with the Company. None of the Company's employees are unionized. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

    The Company is involved in litigation from time to time in the ordinary course of business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's business, financial condition or results of operations.

    Two of the Company's cable television subsidiaries, Telewizja Kablowa Gosat-Service Sp. z o.o. and PTK S.A., and four unrelated Polish cable operators and HBO Polska Sp. z o.o. ("HBO Polska") have been made defendants in a lawsuit instituted by Polska Korporacja Telewizyjna Sp. z o.o., an indirect partially-owned subsidiary of Canal+ S.A. The lawsuit was filed in the Provincial Court in Warsaw, XX Economic Division (Sad Wojewodzki w Warszawie, Wydzial XX Gospodarczy) (the "Court"). The main defendant in the proceedings is HBO Polska which is accused of broadcasting the HBO television program in Poland without a license from the Council as required by the Television Act and thereby undertaking an activity constituting an act of unfair competition. The plaintiff has asked the Court to order HBO Polska to cease broadcasting of its programming in Poland until it has received a broadcasting license from the Council, and that the defendant cable operators be ordered (i) to cease carrying the HBO Polska programming on their cable networks in Poland until HBO Polska has received a broadcasting license from the Council, (ii) not to use their current filters for the purpose of unscrambling the HBO Polska programming, and (iii) in the future, to use effective endcoding systems and systems of controlled access to the HBO Polska programming. The Company does not believe that the lawsuit will have a material adverse effect on its business operations.

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    On April 17, 1998, the Company signed a letter of intent with TKP, a Polish company that currently operates an A-DTH and terrestrial single channel premium pay television service in Poland, and the shareholders of TKP, namely, Canal+ S.A., Agora S.A., and PolCom Invest S.A. The letter of intent provided for bringing together the Company's Wizja TV programming platform and the Canal+ Polska premium pay television channel and for the joint development and operation of a D-DTH service in Poland. The letter of intent called for the Company to invest approximately $112 million in TKP, and to sell substantially all of the Company's D-DTH and programming assets to TKP for approximately $42 million. The TKP joint venture was to be owned 40% by the Company, 40% by Canal+ S.A., 10% by Agora S.A. and 10% by PolCom Invest S.A. The letter of intent also contained a standstill provision whereby neither the Company nor TKP could for a period of 45 days after the execution of the letter of intent, launch any digital pay television service. As a result, the Company postponed its launch of the Wizja TV programming platform and its D-DTH service, which was originally scheduled for April 18, 1998. The establishment of the joint venture was subject to the execution of definitive agreements, regulatory approvals and certain other closing conditions.

    The definitive agreements were not agreed and executed by the parties by the date set forth in the letter of intent (the "Signature Date"). Therefore, the Company terminated the letter of intent on June 1, 1998. TKP and its shareholders have informed the Company that they believe the Company did not have the right to terminate the letter of intent.

    Under the terms of the letter of intent, TKP is obligated to pay the Company a $5 million break-up fee within 10 days of the Signature Date if the definitive agreements were not executed by the Signature Date, unless the failure to obtain such execution was caused by the Company's breach of any of its obligations under the letter of intent. If there was any such breach by the Company, the Company would be obligated to pay TKP $10 million. However, if any breach of the letter of intent by TKP caused the definitive agreements not to be executed, TKP would be obligated to pay the Company a total of $10 million (including the $5 million break-up fee). In the event that TKP fails to pay the Company any of the above-referenced amounts owed to the Company, TKP's shareholders are responsible for the payment of such amounts.

    The Company has demanded monies from TKP as a result of the failure to execute the definitive agreements by the Signature Date. While the Company was waiting for the expiration of the 10-day period for payment of the break-up fee, TKP initiated arbitration proceedings before a three-member arbitration panel in Geneva, Switzerland. In their claim, TKP and its shareholders have alleged that the Company breached its obligations to negotiate in good faith and to use its best efforts to agree and execute the definitive agreements and claimed the Company is obligated to pay TKP $10 million pursuant to the letter of intent. The Company has submitted its answer and counterclaims against TKP and its shareholders. The Company does not believe that the arbitration proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

                                   REGULATION

GENERAL

    The operation of cable and D-DTH television systems in Poland is regulated under the Communications Act by the MOC and PAR and under the Television Act by the Council. Cable television operators in Poland are required to obtain Permits from PAR to operate cable television systems and must register certain programming that they transmit over their networks with the Council. Poland is a party to the provisions of the Convention that regulate international transmission and retransmission of television programs. The operation of a D-DTH service in Poland uplinked from facilities in the United Kingdom also will be subject to regulation in the United Kingdom and the EU.

    In contrast to cable television regulatory schemes in the United States and in certain other Western nations, neither the MOC nor PAR currently has the authority to regulate the rates charged by operators for cable television and D-DTH services; however, excessive rates could be challenged by the Anti-Monopoly Office should they be deemed to constitute monopolistic or other anti-competitive practices. Cable television and D-DTH operators in Poland also are subject to the Copyright Act, which provides intellectual property rights protection to authors and producers of programming. Broadcasters in Poland are regulated by the Council under the Television Act and must obtain a broadcasting license from the Council.

    Because the Company's D-DTH service will, it believes, be the first D-DTH service available in Poland, there are likely to be issues of first impression not addressed under Polish law with respect to certain aspects of the Company's D-DTH business and related programming arrangements. In addition, the Polish D-DTH market is subject to a developing regulatory framework that may change as the market develops. There can be no assurances that regulatory changes will not have a material adverse effect on the Company's business, financial condition and results of operations.

POLAND
  COMMUNICATIONS ACT

    GENERAL. From the fall of the Communist government in 1989 through 1992, the Polish cable television industry was essentially unregulated. Although the Communications Act was enacted in 1990, the MOC and PAR did not begin promulgating and enforcing regulations implementing the Communications Act until 1992. In 1993, to improve the quality of Poland's cable television systems, the MOC and PAR began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the MOC and PAR began to monitor compliance with regulations requiring all cable operators to obtain Permits and, more recently, has begun to enforce such requirements. In 1995, the Communications Act was amended to create restrictions on foreign ownership within the cable television industry.

    PERMITS. The Communications Act and the Permits set forth the terms and conditions for providing cable television services. A Permit authorizes the construction and operation of a cable television network in a specified geographic area. Permits do not give exclusive rights to construct and operate a cable network within an area, and usually do not include build-out milestone requirements.

    To obtain a Permit, an operator must file an application with PAR. A Permit application must be accompanied by evidence demonstrating that the applicant's network will be constructed of components approved by, and meeting the technical specifications set forth by PAR and the MOC, and that co-op authorities or other property owners in the area that the Permit will cover have agreed to allow the applicant access to their property to install the cable network. PAR will refuse to grant a Permit if, among other things, the applicant fails to submit the evidence described above or if the applicant's cable network fails to comply with the technical requirements established by PAR and the MOC including minimum standards for signal quality and radio frequency leakage.

    Permits have an initial term of one year and if renewed are generally renewed for up to five years. Renewal applications must be submitted to PAR at least one month prior to the end of a Permit's term. If a

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
renewal decision from PAR is pending at the expiration of a Permit's term, as is usually the case, the term is deemed to be extended until the renewal decision is made. PAR generally renews Permits as a matter of course if the terms and conditions of the Permit and the requirements of the Communications Act, including the technical requirements for cable networks established by PAR and the MOC, have been met by the holder of the Permit. The Communications Act also requires that operators of cable television systems comply with Polish laws, including copyright laws. See "--Copyright Protection."

    If a cable television operator breaches the terms or conditions of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where the breach occurred or the forfeiture of the operator's cable networks. In addition, the Communications Act provides that PAR may not grant a new Permit to, or renew an expiring Permit held by, any applicant that has had, or that is controlled by an entity that has had, a Permit revoked within the previous five years. In many instances, where a violation of the terms or conditions of a Permit or the Communications Act have occurred, PAR is required by law to give the cable television operator an opportunity to rectify the violation.

    NON-TRANSFERABILITY OF PERMITS. A cable television operator who acquires a cable network from another operator must apply for a Permit covering the area in which the acquired network is located, unless the acquiring operator already has a valid Permit covering the area. However, subject to the restrictions on foreign ownership of cable television operators described below, to anti-monopoly restrictions and to any restrictions contained in a specific Permit or related to the foreign ownership of real estate, shares of cable television operators holding Permits are freely transferrable.

    FOREIGN OWNERSHIP RESTRICTIONS. The Communications Act and applicable Polish regulatory restrictions provide that Permits may only be issued to and held by Polish individuals, or companies in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, a majority of the management and supervisory board of any cable television operator holding Permits must be comprised of Polish citizens residing in Poland. These restrictions do not apply to any Permits issued prior to July 7, 1995.

    Prior to the creation of PAR and the Permit system, the stockholders of PTK S.A. received a license to establish PTK S.A. to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities (as described in the license) under the Foreign Commercial Activity Act. At May 31, 1998, approximately 23% of the Company's basic subscribers were covered by Grandfathered Permits that are not subject to foreign ownership restrictions.

    Enforcement of Poland's regulatory restrictions on foreign ownership of cable television operators is the responsibility of PAR. Applications for Permits, and for renewals thereof, require disclosure of the applicant's ownership structure, stockholders and management and supervisory boards. A violation of these regulatory restrictions constitutes a violation of the Communications Act, and can lead to revocation of all Permits held by the entity committing the violation. See "--Permits."

    PTK S.A. will own all cable network assets and operate in the areas covered by Grandfathered Permits. To comply with foreign ownership requirements for Permits for networks not covered by Grandfathered Permits, the Company intends to enter into contractual arrangements with PTK Operator, a Polish entity of which 49% is expected to be owned by PCI and the remaining 51% is expected to be owned by a Polish entity of which 49% is expected to be owned by PCI and the remaining 51% is expected to be owned by a Polish financial institution. See "Corporate Organizational Structure." In the case of existing cable networks not covered by Grandfathered Permits or the acquisition or construction of cable networks not covered by Grandfathered Permits, the Company intends to own, through PTK S.A., all of the cable network assets and intends to lease the assets to PTK Operator, which is expected to operate the networks. In the Company's contemplated leasing arrangements with PTK Operator, it is expected that PTK Operator will hold the Permits to operate the cable networks, receive all of the revenues from subscribers, pay all operating expenses relating to the operation of the networks, and through the lease arrangements pay PTK S.A. rent equal to substantially all of the cash flow generated by the networks. The Company believes that this ownership and operating structure does not contradict the requirements of Polish law. PAR has granted several permits to the Company and the Company's competitors, based on the lease of assets, for networks using an ownership and operating structure substantially similar to the one described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the ability of the Company's subsidiaries to acquire Permits to operate cable television networks and could result in the denial or loss of Permits applied for or held by certain subsidiaries of the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Limitations on Foreign Ownership of Multi-Channel Pay Television Operators and Broadcasters."

    THE COMPANY'S PERMITS. Subsidiaries of PCI have received approximately 109 Permits from PAR, covering approximately 625,200 of the Company's approximately 701,900 basic subscribers at May 31, 1998, including approximately 16,000 subscribers for whom the Company's Permits are deemed extended under Polish law pending PAR's response to the Company's Permit renewal applications (collectively, "Valid Permits"). However, certain subsidiaries of the Company do not have Valid Permits covering certain of the areas in which it operates cable networks. Of the approximately 76,600 basic subscribers at May 31, 1998 located in areas for which subsidiaries of PCI do not currently have Valid Permits, approximately 76% are located in areas serviced by recently acquired or constructed cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including obtaining agreements with co-op authorities and the upgrade of the acquired network to meet technical standards where necessary and satisfying foreign ownership limitations), and approximately 24% are located in areas serviced by networks for which subsidiaries of the Company have Permit applications pending. These subsidiaries of the Company have 12 Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits for which such subsidiaries have applied.

    There can be no assurance that PAR will not take action against the Company for operating cable television networks in areas not covered by valid Permits, including assessing fines, revoking Permits held by the Company or seizing the Company's cable networks. Furthermore, there can be no assurance that the Company's subsidiaries will be able to receive Permits in the future permitting it to operate any other networks that they may acquire. Any action by PAR to restrict or revoke the Permits of, or to refuse to grant Permits to, such subsidiaries or similar action by PAR would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Regulation of the Polish Cable Television Industry."

TELEVISION ACT

    THE COUNCIL. The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters. Cable television operators generally are not considered broadcasters under the Television Act unless they meet certain criteria specified therein, including but not limited to, making modifications, such as inserting commercials, to programming transmitted over their networks or failing to retransmit programming simultaneously with their receipt thereof.

    REGISTRATION OF PROGRAMMING. Under the Television Act, cable television operators must register each channel and the programming with the Chairman of the Council prior to transmitting it over their cable networks. An exception to this registration requirement exists for programming that is broadcast by public broadcasters and programming that is broadcast by other domestic broadcasters and is generally available over the air for receipt by the public in the area where the network is located.

    The application to register programming with the Chairman of the Council must include specification of the programming to be transmitted and the broadcaster of the programming, and evidence that the applicant has a Permit covering the cable networks on which the programming will be transmitted. Registration of programming occurs automatically if the Chairman of the Council does not reject an application within two months of its submission.

    In general, the Chairman of the Council will refuse registration of programming if (i) the applicant is not legally entitled to use the cable network over which the programming will be distributed (i.e., does not have a Permit covering the network), (ii) the broadcasting of the programming in Poland would violate Polish law, including provisions of the Television Act governing sponsorship, advertising and minimum Polish and European content requirements for programming broadcast by Polish broadcasters or (iii) the transmission of the programming over the cable network would violate Polish law, including the Television Act.

    Once programming is registered with the Chairman of the Council by a cable television operator, it remains registered with respect to such operator until the term, if any, requested in the application for registration expires or until the Chairman of the Council revokes the registration. Applications to renew the registration of programming are usually filed two months prior to the end of the term of the registration thereof and will usually only be rejected for the reasons described above. The Chairman of the Council is authorized to revoke registration of a program for any of the same reasons for which it is entitled to refuse to register programming, or if the cable television operator violates the "must carry" provisions of the Television Act that require cable operators to transmit programming broadcast by public broadcasters nationwide or regionally.

    The relevant subsidiaries of the PCI have registered most of the programming that they transmit on their cable networks, except programming transmitted on networks for which they do not have Permits. There can be no assurance that the Chairman of the Council will not revoke the registration of any of the Company's programming, or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks (including the programming that the Company transmits or intends to transmit on Wizja TV, the initial programming for which an application for registration has been filed) or that the Council will not take action regarding unregistered programming the Company transmits over its cable networks which do not have permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming as well as criminal sanctions against the Company's management. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

    BROADCASTING LICENSES. Companies that engage in broadcasting in Poland must receive a broadcasting license from the Chairman of the Council under the Television Act. Broadcasting is defined under the Television Act to include the wireless emission of a program for the purpose of simultaneous and general reception and the introduction of a program or channel into a cable television network. In determining whether to grant a broadcasting license, the Council considers factors including, but not limited to, whether the planned broadcasting activity by the applicant will serve to provide information, facilitate access to culture and art or provide entertainment, and minimum Polish and European content, and whether the applicant will be able to secure the required investments and financing for the planned broadcasting operations. Even if the foregoing criteria were satisfied in a broadcasting license application, there can be no assurance that such a license would be granted. In November 1997 the Council issued a regulation, effective January 1, 1998, requiring the share of European works in the broadcast of Polish broadcasters to be not less than 50% of the yearly broadcast. See "--Requirements Concerning Programs Broadcast From Outside of Poland."

    Broadcasting licenses, unless revoked by the Council, have a term of between three and ten years. The Television Act is silent as to the possibility of license renewal and, to the extent applicable, upon termination of a license, a new application or submission of a tender might be required. The Council may revoke a broadcasting license for, among other things, violations of the Television Act, of the terms the broadcasting license or of the restrictions on foreign ownership of broadcasters described below. See "--Restrictions on Foreign Ownership of Broadcasters."

    RESTRICTIONS ON FOREIGN OWNERSHIP OF BROADCASTERS. The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital, ownership interest and voting rights. In addition, the Television Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory boards of any broadcaster company holding a broadcasting license must be comprised of Polish citizens residing in Poland. In December 1997 the Polish government proposed an amendment to the Television Act by which the maximum foreign ownership interest in a Polish broadcasting company would be increased to 49%, but there can be no assurance that the Polish parliament will accept this proposal.

    The Company has established and intends to continue to establish entities to engage in the development and production of Polish-language thematic television programming outside of Poland. The Company distributes Wizja TV via satellite systems from outside of Poland and the Company believes that the ownership structure of such entities is not subject to Poland's regulatory restrictions on foreign ownership. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership or distribution structure, or the ownership or distribution structure to be established for the Company's future subsidiaries or joint entities, violates Polish regulatory restrictions on foreign ownership. If the ownership or distribution structure for such entities or such future entities is found not to be in compliance with Poland's regulatory restrictions on foreign ownership, the Company could be forced to incur significant costs to bring its ownership structure or distribution system into compliance with the regulations; it might also be forced to dispose of its ownership interests in such entities or such future entities. These regulatory restrictions may materially adversely affect the Company's ability to enter into relationships with such future entities, as well as any other entity that produces, broadcasts and distributes programming in Poland, which would have a material adverse effect on the Company's business, results of operations and financial condition.

    REQUIREMENTS CONCERNING PROGRAMS BROADCAST FROM OUTSIDE OF POLAND. The Television Act does not include regulations directly applicable to the broadcasting of programs being broadcast from abroad and received in Poland. Specifically, there are no regulations in force concerning satellite broadcasting of a program directed to a Polish audience if the uplink for the broadcasting of such program is made by a foreign broadcaster from outside of Poland. The Company believes that the Television Act does not apply to such broadcasting and that such activity is not subject to Polish broadcasting requirements. The Council has not officially adopted an interpretation of this issue and there have been no court rulings on this issue. As different interpretations of the application of the Television Act to broadcasting from outside of Poland have been made, there can be no assurance that the Company's interpretation will not be challenged or that the Company's D-DTH broadcasts from outside of Poland will not be required to comply, and, if so, that it will be able to comply, with requirements of the Television Act, which, among other things, requires a broadcasting license and imposes foreign ownership restrictions. In addition, in certain situations, including, but not limited to, where a program is produced or assembled entirely in Poland and only provided to a third-party for transmission from abroad, there may be a risk of considering the producer of such a program a broadcaster under the Television Act. This would result in the obligation to obtain a license from the Chairman of the Council, which would require meeting certain conditions, including foreign ownership restrictions. While the Company believes that its activities in producing programs in and outside of Poland, transmitting the programs to the Company's transmission facility in the United Kingdom and distributing the programs to Poland via satellite are not subject to regulation in Poland, there can be no assurance that the Council will not seek to require the Company to apply for a license in Poland for its broadcasting business. The Company has been studying and discussing with relevant Polish authorities the feasibility of locating its transmission and production facilities in Poland and applying for the Polish broadcasting licenses necessary to engage in such activities. There can be no assurance that such license would be granted if applied for and failure to have any required broadcasting license would have a

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
material adverse effect on the Company's business, financial condition and results of operations. See
"-- Limitation on Foreign Ownership of Multi-Channel Pay Television Operations and Broadcasters."

    Currently Poland has not sought to regulate foreign DTH broadcasters who uplink outside of Poland. There can be no assurances, however, that Poland will not seek to regulate the DTH industry by, for example, imposing standards for encryption technology or DTH decoders. If the Company's encryption technology, DTH decoders or other activities did not meet such standards, the Company's business, financial condition and results of operations could be materially adversely affected as the Company seeks to comply with such standards.

    Poland is a party to the 1989 European Convention on Transfrontier Television (the "Convention"), which requires the Polish authorities to guarantee freedom of reception and retransmission on Polish territory of program services which meet the requirements of the Convention. The Company believes that the content of its Programming Platform will comply with the terms of the Convention. "See--European Union--Broadcasting Regulation."

    The Television Act authorizes the Council to adopt regulations specifying requirements for Polish or European content of programs of non-Polish broadcasters to be distributed through cable networks in Poland. The adoption of such regulations could influence the ability of Polish cable television operators to register programs with the Council. Such a registration is required for a lawful distribution of programs on cable networks. The Council has not issued any regulations that would be applicable to Wizja TV programming broadcast from outside of Poland (though it has issued regulations relating to Polish broadcasters), but there can be no assurance that it will not do so in the future or that the Company would be able to comply with any such future regulations. The burden of complying with any such future regulations or any failure to so comply could have a material adverse effect on the Company.

COPYRIGHT PROTECTION

    PROTECTION OF RIGHTS OF POLISH AUTHORS AND PRODUCERS OF
PROGRAMMING. Television operators, including cable and D-DTH operators, in Poland are subject to the provisions of the Copyright Act, which governs, inter alia, enforcement of intellectual property rights. Polish copyright law distinguishes between authors, who are the creators of programming, and producers, who acquire intellectual property rights in programs created by others. In general, the holder of a Polish copyright for a program transmitted over the cable networks of a cable television operator or the system of a D-DTH operator has a right to receive compensation from such operator or to prevent transmission of the program.

    The rights of Polish copyright holders are generally enforced by organizations for collective copyright administration and protection such as Zwiazek Autorow i Kompozytorow Scenicznych ("ZAIKS") and Zwiazek Artystow Scen Polskich ("ZASP") (collectively, "Rights Organizations"), and can also be enforced by the holders themselves. In practice, the compensation paid to the holder of a Polish copyright on programming that is transmitted over a cable television system is usually set by contract between a Rights Organization and the individual cable television operator or D-DTH operator. Most of the Company's cable subsidiaries operate under a contract with ZASP and all of them under a contract with ZAIKS. In the event that a cable or D-DTH operator transmits programming in violation of a Polish copyright, the Rights Organization or the copyright holder may sue the operator for an injunction preventing further violations or an accounting for profits or damages, which may include, in certain circumstances, a sum equal to three times the amount of compensation the copyright holder could have obtained if it had entered into a contract with the operator. In addition, a violation of the Copyright Act by a cable television operator also constitutes a violation of the Communications Act and of the operator's Permits. See "--Communications Act."

    PROTECTION OF RIGHTS OF FOREIGN AUTHORS AND PRODUCERS OF
PROGRAMMING. Foreign authors of programming receive protection under the Copyright Act for programing that is either originally published in Poland or is originally published simultaneously in Poland and abroad or originally published in Polish-language form. In addition, foreign authors of programming receive Polish copyright protection under the terms of the Berne Convention of 1886 as amended in Paris in 1971 (the "Berne Convention"), which was

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
adopted by Poland in 1994. In addition, foreign programming producers receive Polish copyright protection under the Rome Convention.

    Under the Berne Convention, authors of programming located in other signatory countries must be extended the same copyright protection over their programming that Polish authors receive under the Copyright Act. Polish cable television operators must thus make copyright payments to foreign authors holding copyrights in programming that is transmitted over the cable networks of such operators. The Berne Convention, however, does not grant any protection to foreign producers of programming.

    Poland has adopted the Rome Convention, which extends copyright protection to programs of foreign producers. Poland became bound by its terms on June 13, 1997. The Company currently makes copyright payments to the foreign programmers requiring such payments, such as CNN, Eurosport and the Cartoon Network.

ANTI-MONOPOLY ACT

    Competition in Poland is governed by the Anti-Monopoly Act which established the Anti-Monopoly Office to regulate monopolistic and other anti-competitive practices. The current Polish anti-monopoly body of law with respect to the cable, D-DTH and programming industries is not well established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in such industries. As a general rule, the Anti-Monopoly Act prohibits, among other things, monopolistic agreements, abuse of dominant market position, price-fixing arrangements, division of market arrangements, and the creation of market entry barriers. The Anti-Monopoly Act may deem any such agreements null and void. Although the Anti-Monopoly Act does not preclude an enterprise from occupying a dominant market position, any activities by such enterprise face detailed scrutiny by the Anti-Monopoly Office. Market dominance is often defined as a company's ability to act independently of competitors, contractors, and consumers. Companies that obtain control of 40% or more of the relevant market are usually deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office. There is no assurance that the exclusivity clauses in the Company's programming agreements will not be scrutinized by the Anti-Monopoly Office. Although such exclusivity clauses are not prohibited under the Anti-Monopoly Act, such agreements may be found unlawful, and therefore unenforceable, if they restrict or hinder competition or otherwise involve the abuse of a dominant position. The Company does not believe such agreements have anti-competitive effect, though there can be no guarantee that the Anti-Monopoly Office would reach the same conclusion.

    The Anti-Monopoly Office recently issued a decision that PCI had achieved a dominant position and abused that dominant position in one of the areas in which it operates by moving certain satellite channels to the hyperband frequency. As a result, a number of subscribers, whose television sets are not equipped to receive the hyperband frequency, received several different channels to replace the channels which had been moved. The Company has appealed both the finding of dominance and the finding that it acted improperly by moving certain channels to the hyperband frequency.

    Several types of concentrations between undertakings, including acquisitions of privately held stock and also stock that is traded on a stock exchange, under circumstances specified in the Anti-Monopoly Act require prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction (up to 1% of revenue as defined in the Copyright
Act) on members of their governing bodies. The Company believes that it may be required to obtain the Anti-Monopoly Office's approval for future acquisitions. In addition, the Anti-Monopoly Office can review a company's past and present activities, including its pricing policies, for potential anti-competitive behavior. The Company receives inquiries from and is subject to review by various divisions of the Anti-Monopoly Office from time to time. Pursuant to the current interpretation of the Anti-Monopoly Office, transactions between non-Polish parties affecting market conditions in Poland may also require notification to the Anti-Monopoly Office. There can be no assurance that the Anti-Monopoly Office will approve the Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations.

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UNITED KINGDOM

BROADCASTING REGULATION

    Most of the channels to be included as part of the D-DTH services to be launched by the Company are or will be regulated by the ITC as satellite transmission services ("STS"). The ITC is the body responsible for regulation of substantially all commercial television in the United Kingdom. Under the Broadcasting Act, as amended by the Satellite Television Service Regulations, a satellite television broadcaster will be licensed as an STS if certain criteria are satisfied. The principal criteria are that the broadcaster is established in the United Kingdom or, if the broadcaster is not established in the United Kingdom or in any other member state of the EU, it makes use of a frequency or satellite capacity granted by the ITC or its signal is transmitted from the United Kingdom. On July 18, 1997, @EL was granted an STS license for the Company's Atomic TV channel.

    The Company understands that the ITC follows the "establishment" test set out in the recently adopted revision to the Directive (the "New Directive") to determine whether a broadcaster falls within its jurisdiction.

    The New Directive became effective in June 1997. The New Directive provides that each EU broadcaster should be regulated primarily by the authorities in the member state of the EU where it is established, without regard to the country or countries within the EU in which its broadcast signal is received. Currently, the Convention provides that the country in which a broadcaster uplinks its programming to the satellite (or, if this is not the case, the country which grants the broadcast frequency or satellite capacity to the broadcaster) has jurisdiction over that broadcaster, but an amendment to the Convention was recently agreed, which if implemented would bring the Convention into conformity with the Directive's establishment test in the fall of 1998. The Company can give no assurance that either the Directive or the Convention or both will not be amended in the future, either legislatively or judicially, to give authorities in a receiving state the power to regulate a broadcaster whose services are intended to be received in such state.

    The Company has received an STS license from the ITC in the United Kingdom for Atomic TV, Wizja 1, Wizja Sport, and Wizja Pogoda. For most of the other channels on Wizja TV, the relevant channel supplier is under a contractual obligation with the Company to obtain an STS license from the ITC. Under the terms of the Company's Astra transponder agreements, the Company will be prohibited from carrying on Wizja TV programming for which a channel supplier does not have a valid license. The ITC has wide discretion to vary the conditions of licenses issued under the Broadcasting Act or amend the codes (such as the code on advertising time limits and EPGs) with which all U.K. licensed broadcasters must comply. There is no assurance that the Company or its channel suppliers will be able to secure the necessary STS licenses it requires, or if obtained, that the Company or its channel suppliers will be able to meet the ongoing requirements of such STS licenses. Failure to obtain in a timely manner and maintain such licenses would have a material adverse effect on the Company's ability to roll out its D-DTH service or to add channels to its D-DTH service in the future, and as a result, would have a material adverse affect on the Company's business, results of operations and financial condition.

    The STS license permits the operation of an STS service but does not confer on an STS licensee the right to use any specific satellite, transponder or frequency to deliver the service. STS licenses are granted for a period of ten years and are renewable for one or more further 10 year periods. The ITC has the authority to impose fines, shorten the license period or revoke licenses if the licensee fails to remedy a breach of any license condition or fails to comply with any direction which the ITC lawfully gives to the STS licensee. Where the broadcaster has breached the license condition prohibiting the broadcast of programs likely to encourage crime or lead to disorder which the ITC believes justifies revocation of the STS license, the ITC may immediately suspend such license prior to considering any representations from the licensee. The ITC may also revoke a license if any change in the nature or characteristics of the

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licensee, or any change in the persons having control over or interests in it, is such that, had the change occurred before the granting of the license, such change would have induced the ITC to refrain from granting the license. In addition, the ITC may revoke a license in order to enforce the restrictions contained in the Broadcasting Act on the ownership of STS licenses. The ITC has wide discretion to vary the conditions of licenses issued under the Broadcasting Act. License conditions can be varied by the ITC only with the consent of the licensee except where there is a change to the license period, unless such license period is being shortened because the licensee has breached a license condition or failed to comply with a direction of the ITC. In the case of any other license variation, the ITC may amend the license after considering any representations from the licensee.

    In common with all television licenses issued by the ITC, any licenses awarded to the Company would impose on the Company an obligation to comply with the codes and directions issued by the ITC from time to time. These codes include the Program Code (including the guidance notes on pay per view services), the Code of Advertising and Sponsorship, the Code on Sports and Other Listed Events, the ITC Code of Conduct on Electronic Program Guides and the Rules on Advertising Breaks. These codes include, among other things, requirements as to impartiality and accuracy of news programming, requirements as to taste and decency in the portrayal of sex and violence and restrictions on the quantity and content of advertisements. The codes currently apply less rigorous criteria to STS licensees in certain respects, such as permitting more advertising per hour than U.K. commercial terrestrial channels and greater flexibility in respect of sponsorship credits. Penalties for non-compliance with the codes principally include fines of up to the greater of L50,000 (approximately $84,000 based on the approximate exchange rate of L1.00 = $1.68 at March 31, 1998) or 3% of a licensee's annual qualifying revenue (or 5% of annual qualifying revenue for further offences) per violation and, in certain circumstances, revocation of the license.

    The ITC has issued a direction (the "Direction") to all STS licence holders following its investigation into competition issues relating to the practice of channel bundling in the retail pay television market in the United Kingdom. The ITC has concluded that a number of anti-competitive factors exist in the current market which restrict viewer choice. The Direction prohibits STS licensees, in specified circumstances, from maintaining or entering into certain agreements which contain minimum carriage guarantees (whereby the licensee imposes an obligation to carry the channel to a minimum percentage of subscribers) or maintaining certain tiering obligations (such as a licensee requiring a channel to be included in a certain tier, such as the basic tier) or arrangements with similar effects. The ITC has not prohibited per se the buying through to premium channels from basic channels, however, it is requiring licensees to make buy-through to premium channels available from any basic package. The focus of the ITC's investigations was on the effect of these practices in the pay television market in the United Kingdom. The ITC has stated that its interest lies in the choice available to viewers in the United Kingdom and it is not seeking to regulate the terms on which channels are provided to distributors for broadcasting in overseas markets, including Poland, where the range of different services, competitive structure of the market, competitive behavior and practices may be different from those in the United Kingdom pay television market. The Company believes that the Direction will not be applied by the ITC in relation to the channels in the Wizja TV package which are provided under STS licenses. There is no guarantee, however, that the ITC will not change its position and that the impact of the Direction will not have a material adverse impact on the Company's operations. If the Direction is applied by the ITC to the channels distributed by the Company in the future it could affect the Company in the wholesale market (including the sale of Wizja TV to third party cable operators), have an adverse impact on its agreement with certain channel providers and have an adverse impact on its sale of Wizja TV to subscribers. The Direction is the subject of a legal challenge in the United Kingdom courts.

    The Broadcasting Act classifies some persons as "disqualified persons" who are not permitted to hold STS licenses. Disqualified persons include any bodies whose objects are wholly or mainly of a political or religious nature and advertising agencies. The Broadcasting Act also precludes a person from holding an STS license if it is owned as to more than 5% by a disqualified person or if it is otherwise associated with a

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
disqualified person in any manner specified in the relevant provisions of the Broadcasting Act. There are no foreign ownership restrictions which apply to STS licensees.

    The Broadcasting Act sets forth rules to prevent certain media companies from accumulating interests in persons licensed under the Broadcasting Act and other media companies. Among other things, the ITC has the power to revoke an STS license where the STS licensee (or a connected person) holds or has a 20% interest in the holder of one or more licenses to provide regional or national Channel 3 services, Channel 5 services, licensable program services, another STS license, certain foreign services or digital program services (to provide digital terrestrial television programs in the United Kingdom) where the audience time for those services exceeds 15% of the total audience time for television program services capable of being received in the United Kingdom.

    If any person with an interest in excess of 5% of @Entertainment's issued capital stock is or becomes a disqualified person or is or becomes associated (in any manner specified in the relevant provisions of the Broadcasting Act) with such a person (i.e., a disqualified person), or if @Entertainment or any person with an interest in capital stock of @Entertainment (or any person associated or connected with any of them) does or were to fall within the scope of the restrictions imposed from time to time by the Broadcasting Act in respect of accumulations of interests in license-holders, then that would affect @Entertainment's entitlement to continue to hold STS licenses.

REGULATION OF COMPETITION

    U.K. law controls agreements which affect competition through the Restrictive Trade Practices Act 1976 (the "RTPA"), monopolies and mergers through the Fair Trading Act 1973 ("Fair Trading Act"), and unilateral anti-competitive practices through the Competition Act of 1980 (the "CA"). A broad range of commercial agreements fall within the provisions of the RTPA and are required to be filed with the Office of Fair Trading (the "OFT") for review under the RTPA. If an agreement that requires filing is not filed in a timely fashion, the relevant restrictions which it contains are void and unenforceable and the parties are at risk of claims for damages by affected third parties and of court action aimed at preventing a repetition of the breach. The Company has filed with the OFT certain of its exclusive programming license agreements, and these have been deemed not registrable.

    There are no current proceedings relating to competition law involving the Company before the courts, nor are any investigations which involve the Company underway before any authority exercising powers under the RTPA, CA or Fair Trading Act.

    In August 1997, the Department of Trade and Industry published a consultation document and draft Competition Bill (the "Bill") setting out the Government's proposals for the reform of U.K. competition law. The Bill was introduced into the House of Lords in November 1997 and, if passed, could become law in the fall of 1998. Under the provisions of the Bill as currently drafted, companies would then have a further period of up to 12 months to prepare for the new regime to come into effect. The new regime takes a prohibition approach and is based on Articles 85 (which prohibits agreements which have the effect of preventing, restricting or distorting competition) and 86 (a prohibition dealing with abuse of a dominant market position) of the EC Treaty. The Company believes that the Bill is likely to be passed into law, though there can be no assurance that this will be the case. The Company envisages that this will provide a stronger framework than hitherto for addressing anti-competitive behavior by dominant firms.

EUROPEAN UNION

BROADCASTING REGULATION

    The Directive sets forth basic principles for the regulation of broadcasting activity in the EU. In essence, it provides that each EU broadcasting service should be regulated by the authorities of one member state (the "home member state") and that certain minimum standards should be required by each

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
member state of all broadcasting services which the state's authorities regulate. The United Kingdom, which is regarded as the Company's "home member state" for the purposes of its D-DTH services because the Company's license holding subsidiary, @EL, is established in the United Kingdom, has adopted a variety of statutory and administrative measures based on the Directive to give effect to the requirements of the Directive. The European Commission is responsible for monitoring compliance and can initiate infringement proceedings against member states who fail properly to implement the Directive.

    The Directive requires member states to ensure "where practicable and by appropriate means" that broadcasters reserve "a majority proportion of their transmission time" for European works. In applying this rule, broadcast time covering news, games, advertisements, sports events, teleshopping and teletext services are excluded. The Directive recognizes that member states are to move progressively towards requiring their broadcasters to devote a majority of relevant transmission time to European works, having regard to the broadcaster's informational, educational, cultural and entertainment responsibilities to its viewing public. The term "where practicable and by appropriate means" has not been defined in the Directive and there is uncertainty about its proper application and whether the United Kingdom has properly implemented this provision into U.K. law as it applies to satellite television services. The United Kingdom regulates compliance with the European program content requirements administratively for STS licensees but other U.K. licensed services (e.g., Channel 3 licensees) are required to comply with such quotas by means of a condition set forth in their license.

    The Directive also requires that member states should ensure "where practicable and by appropriate means" that broadcasters reserve at least 10% of their transmission time (excluding time covering news, sports events, games, advertising, teleshopping and teletext services) or, at the option of the member state, 10% of their programming budget, for European works created by producers who are independent of broadcasters. An adequate proportion of the relevant works should be recent works (that is, works produced within the five years preceding their transmission). Polish-language programming produced or commissioned by the Company will be counted for the purposes of determining whether any service broadcast by the Company complies with these quotas. European programming consists broadly of programs that (i) originate from an EU member state or a Convention country that is party to the Convention or from another eligible European country, (ii) are written and staffed mainly by European residents and (iii) are produced or co-produced mainly by European producers.

    The Directive also imposes restrictions on advertising including restrictions on the timing and frequency of commercial breaks, restrictions on the content of advertising, limitations or prohibitions on tobacco, non-prescription drug and alcohol advertising and restrictions limiting commercials to a maximum of 20% of transmission time per hour, subject to an overall limit of 15% per day. In addition, the Directive restricts the content of programs to the extent necessary to protect minors and to prevent the incitement of hatred on the grounds of race, sex, religion or nationality.

    Certain amendments have been made to the Directive by the New Directive. In particular, the New Directive establishes a system to require certain sporting events to be made available on free-to-air television. These rules have been largely implemented in the United Kingdom by virtue of the Broadcasting Act 1996. The New Directive also clarifies and liberalizes the rules on home shopping.

    Following the promulgation of the 1992 European Community ("EC") Green Paper on plurality and concentration in the media, the European Commission announced, in its Communication of 1994, that it would proceed to a second phase of consultation and would then decide whether or not to propose EU legislation to govern media concentration and, if so, the nature of any such legislative proposal.

    In late 1996 and early 1997, the European Commission was considering a draft Directive on media concentration which would provide that any organization reaching more than 30% of a country's television or radio audience would be prevented from increasing its audience share. This proposal has met with

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considerable opposition and the Company believes it is unlikely to be adopted, though there can be no assurance that such will be the outcome.

    Apart from the Directive, the other primary source of European regulation affecting television broadcasting is the Convention. Both the United Kingdom and Poland are members of the Council of Europe which typically regulates through international conventions. In order for the convention to be binding on a particular member state, the national parliament of that country must ratify the convention and a specific quorum (which varies from convention to convention) of other member states' parliaments must also ratify the Convention. The contents of a convention binding in a particular country are dependent upon the ratification and implementation procedures of that country.

    The Convention contains provisions that are substantially similar to the Directive. The Convention is effective in those countries which have ratified it. Both the United Kingdom and Poland have ratified the Convention. The Convention provides that the country in which a broadcaster uplinks its programming to the satellite (or, if this is not the case, the country which grants the broadcast frequency or satellite capacity to the broadcaster) has jurisdiction over that broadcaster. Neither the Directive nor the Convention contains any requirements or restrictions regarding foreign ownership of broadcasters. The Company can give no assurance that either the Directive or the Convention or both will not be amended in the future, either legislatively or judicially, to give authorities in a receiving state the power to regulate a broadcaster whose services are intended to be received in such state, or to impose restrictions on foreign ownership of broadcasters.

    The Company understands that a change to the Convention (the "Amendment") was agreed by member states of the Convention on September 9, 1998. The Amendment will be open for signature by member states from October 1, 1998 and will be effective when all member states have signed the Amendment or automatically on October 1, 2000, unless a member state objects by January 1, 1999 to the Amendment coming into force. The Amendment, if it becomes effective, would have three significant effects. First, it would bring the Convention into conformity with the Directive's establishment test, providing that a broadcaster should be regulated primarily by the authorities in the Convention country in which the broadcaster is established.

    Second, the Amendment would provide that where a broadcaster's channel is wholly or principally directed at a country, other than that where it is established, for the purpose of evading the laws in the areas covered by the Convention which would have otherwise applied to it in the country of reception, this shall constitute an "abuse of rights." Where such an abuse is alleged, representatives from the country where the broadcaster is established and from the country of reception would meet to attempt to resolve the dispute. If they are unable to do so, a dispute resolution process (which would eventually involve arbitration) could be invoked. The country of reception could not take measures against the broadcaster unless and until the arbitration procedure has been completed in favor of the country of reception. The Company believes that the broadcasting of its channels into Poland from the United Kingdom would not constitute an "abuse of rights" under the Amendment, though there can be no assurance that the relevant authority would so decide. An adverse decision on this issue, if the Amendment becomes effective and Poland decides to invoke it against the Company's broadcasts emanating from the United Kingdom, would have a material adverse effect on the Company's ability to broadcast its Programming Platform and its business, financial condition and results of operations.

    Third, the Amendment would allow parties to the Convention to designate that certain important events (e.g., major sporting events) cannot be broadcast exclusively by a single television station so as to deprive a large proportion of the public of that Convention country from seeing the event live or on a deferred coverage basis on free-to-air television, and also to ensure that broadcasters under the jurisdiction of one Convention country cannot purchase exclusive rights to major events specified by another Convention country which would deprive a large proportion of the public in such Convention countries from seeing the specified event on a live or deferred coverage basis on free-to-air television. In this regard, the

Amendment would be consistent with changes recently made to the Directive. If the Amendment becomes effective and if it were applied to the Polish pay television rights to certain sporting events purchased on an exclusive basis by the Company, it could eliminate the Company's right to broadcast such events in Poland on an exclusive basis and could have an adverse effect on the ability of the Company to acquire the exclusive Polish pay television rights to such events and to similar events in the future.

    The Company can give no assurance that regulations will not be imposed in the future which would impose stricter European or independent production quotas on European broadcasters, impose foreign (non-European) ownership restrictions on broadcasters or regulate digital television services in a way which may be detrimental to the Company (such as requiring (i) a common interface for all encryption services used within a particular pay television market, (ii) that all conditional access providers must allow simulcrypt of their programming or
(iii) that third parties must be given access to the Company's subscriber management service, or that any such regulations, if imposed, would not have a materially adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--European Union Regulation of D-DTH Business."

    The Convention currently provides that where a broadcaster under the jurisdiction of one Convention country transmits advertisements which are directed specifically at audiences in another Convention country, such advertisements must comply with the advertising rules of the receiving member state. This rule will require advertisements inserted in the channels distributed by the Company as part of Wizja TV to comply with both Polish advertising rules as well as the rules applicable in the jurisdiction in which the broadcaster is licensed.

    The Directive on the use of standards in transmission of television signals (Directive 95/47/EC) has been implemented into U.K. law by the Advanced Television Services Regulations 1996 and also the Conditional Access Class License ("CAC License") which are enforced by the U.K. Office of Telecommunications ("Oftel"). The CAC License addresses several issues relating to digital television, including pricing of conditional access services and set top box subsidies, how EPGs can be made competively neutral, and potential operation of more than one smartcard by competing broadcasters. Although the Directive and the CAC License do not currently apply to the DTH broadcasting services planned by the Company as they are not to be transmitted to viewers in the EU, Poland would be required to implement the provisions of that Directive if it joined the EU. In addition, as the Company's license-holding company will be subject to the jurisdiction of the ITC and will be established in the United Kingdom, it is possible that, in the future, Oftel may seek to assert jurisdiction over the activities of @EL in these areas including in relation to conditional access services.

    In July 1997, the European Commission issued a draft directive on the Legal Protection of Conditional Access Services which, among other things, aims to protect legitimate pay television services against abusive practice, such as pay television piracy. If adopted, EU member states would be required to prohibit the sale, marketing, or use of devices designed to allow illicit access to such services. If Poland joins the EU, it would also have to implement such protections.

REGULATION OF COMPETITION

    EC competition law governs agreements which prevent, restrict or distort competition and prohibits the abuse of dominant market positions through Articles 85 and 86 of the EC Treaty.

    Article 85(1) renders unlawful agreements and concerted practices which may affect trade between member states and which have as their object or effect the prevention, restriction or distortion of competition within the Common Market (that is, the member states of the European Community/ European Economic Area ("EC/EEA") collectively). Article 85(2) makes offending provisions, if severable from the main agreement, void. Article 85(3) allows for exemption from the provisions of Articles 85(1) and 85(2) for agreements whose beneficial effects in improving production or distribution or

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
promoting technical or economic progress outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, that competition will not be eliminated and that no unnecessary restrictions are accepted. The word "agreement" in this context is not confined to legally binding agreements and agreements may be written or oral and can consist in an informal continuing business relationship. In addition, the so-called Europe Agreement between the EU and Poland has a provision broadly compatible with Articles 85 and 86, infringement of which would be considered incompatible with the proper functioning of the Agreement. Practices contrary to this provision are assessed on the basis of the criteria arising from the application of Articles 85 and 86 of the EC Treaty.

    The European Commission is entrusted with the principal enforcement powers relating to Articles 85 and 86, and the exclusive right to grant exemptions under Article 85(3). It has power to impose heavy fines (up to 10% of a group's annual revenue) in respect of breaches of Article 85(1). A prohibited agreement will also be unenforceable before the national courts. In most cases, notification of potentially infringing agreements to the European Commission under Article 85 with a request for an exemption under Article 85(3) protects against the risk of fines from the date of notification.

    Article 86 prohibits undertakings from abuse of a dominant market position in the EC or a substantial part of it, in so far as the abuse may affect trade between member states. A company may be dominant in several member states or part of a single member state. A company enjoys a dominant position whenever it possesses such market strength that it can act to an appreciable extent independently of its competitors and customers. Determining whether an undertaking occupies a dominant position is a complex question of law and economics, but broadly a market share of as little as 40% may confer dominance in a market for a product. However, dominance is not unlawful per se; only the abuse of a dominant position is prohibited by Article 86. An enterprise may abuse a dominant position under Article 86 by, for example, engaging in excessive pricing of its products or services, or by denying other enterprises access to an essential facility or asset which it controls. Any action that is designed to, or could, seriously injure competitors, suppliers, distributors, or consumers is likely to raise issues under Article 86. The European Commission has the same powers to fine in relation to abusive conduct as in relation to breach of Article 85, but there is no procedure for obtaining an exemption.

    It is possible that a third party, which suffers loss as a result of the performance by an entity of an agreement that infringes Article 85(1), could claim damages against such entity to compensate it for its quantifiable loss or could seek an injunction. The position in relation to infringement of Article 86 is similar.

    The Company does not believe that any of its current agreements infringe
Article 85(1) or Article 86 and therefore does not intend to notify them to the European Commission. There can be no assurance that the European Commission would consider that the agreements do not infringe Article 85(1) or Article 86. If the European Commission were to find the agreements infringed Article 85(1) or Article 86, the agreements would be void and unenforceable. The parties could also be fined and liable to damages to third parties.

POLAND'S EU MEMBERSHIP APPLICATION

    In 1994 Poland made an official application for membership of the EU. Negotiations on the terms of Poland's proposed admission to the EU commenced in March 1998. If Poland joins the EU, it would be required to implement and obey all of the laws and regulations emanating from the European Commission, including the Directive and EC competition law in their then current versions. There can be no assurance that the Company would be able to comply with any such laws and regulations. The burden of complying with any such laws and regulations or any failure to so comply could have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The current directors and executive officers of the Company are:

NAME                                              AGE                              POSITION
---------------------------------------------  ---------  -----------------------------------------------------------
David T. Chase(1)............................         69  Chairman of the Board of Directors

Robert E. Fowler, III(1)(2)..................         39  Chief Executive Officer and Director

Arnold L. Chase(1)...........................         47  Director

Samuel Chisholm..............................         58  Director

David Chance.................................         41  Director

Agnieszka Holland............................         49  Director

Scott A. Lanphere(3).........................         32  Director

Jerzy Z. Swirski(3)..........................         41  Director

Donald Miller-Jones..........................         53  Chief Financial Officer, Vice President and Treasurer

Dorothy E. Hansberry.........................         45  Vice President and General Counsel of PCI

David Keefe..................................         49  Chief Executive Officer of PCI

Przemyslaw A. Szmyt..........................         35  Vice President, General Counsel and Secretary

David Warner.................................         51  Chief Operating Officer of @EL

------------------------

(1) Appointed as a director by the Chase Group (as hereinafter defined) under the Stockholders' Agreement (as hereinafter defined) which terminated upon the completion of the Initial Public Equity Offering. See "Certain Relationships and Related Transactions--Stockholders' Agreement."

(2) Appointed as Chief Executive Officer by the Chase Group and accepted as such by the ECO Group (as hereinafter defined) under the Stockholders' Agreement pursuant, which terminated upon the completion of the Initial Public Equity Offering, to which the Chief Executive Officer is also appointed as a director. See "Certain Relationships and Related Transactions--Stockholders' Agreement."

(3) Appointed as a director by the ECO Group under the Stockholders' Agreement, which terminated upon the completion of the Initial Public Equity Offering. See "Certain Relationships and Related Transactions--Stockholders' Agreement."

CERTAIN INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

    Information with respect to the business experience and affiliations for the past five years of the current directors and executive officers of the Company is set forth below.

    DAVID T. CHASE has served as Chairman of the Board of Directors of @Entertainment since its inception. He has been a director of PCI since its inception in 1990, and was the Chairman of the Board of Directors of PCI from March 1996 until December 1997. Since January 1990, Mr. Chase has been a director and President of D. T. Chase Enterprises, Inc. and David T. Chase Enterprises, Inc., a diversified conglomerate with extensive holdings in real estate and previously in media. He is also a director of ACCEL International Corporation ("ACCEL"), an insurance holding company.

    ROBERT E. FOWLER, III has served as Chief Executive Officer of @Entertainment since its inception, and has served as a director of @Entertainment since its inception and of PCI since March 1996. Mr. Fowler has served as Chairman of the Board of Directors of PCI since December 1997, and he served as its Chief

Executive Officer from December 1996 to December 1997, its Vice President from August 1993 to December 1996 and its Treasurer from April 1991 to December 1996. From December 1993 to February 1997, he served as Vice President of D.T. Chase Enterprises, Inc. From March 1995 to late 1996, Mr. Fowler served as a director of ACCEL. Since April 1, 1998, Mr. Fowler has served on the Supervisory Board of Twoj Styl. During the period of 1994 to 1996, Mr. Fowler devoted approximately 35% of his working time to PCI and approximately 65% of his working time to companies that are affiliated with PCI.

    ARNOLD L. CHASE has served as a director of @Entertainment since its inception and of PCI since December 1996. Mr. Chase has also served as director and Executive Vice President and as Treasurer of D.T. Chase Enterprises, Inc. since December 1990 and October 1992, respectively. Mr. Chase served PCI as Co-Chairman of the Board of Directors from April 1991 to March 1996 and as its President from October 1992 to March 1996. Mr. Chase has been a director of International Bancorp, Inc. (the parent company of First National Bank of New England) since 1985, and has been a director of First National Bank of New England since 1972.

    SAMUEL CHISHOLM has served as a director of @Entertainment since January 1998. From September 1990 to November 1997, Mr. Chisholm served as the Chief Executive and Managing Director of BSkyB. Mr. Chisholm has also been an Executive Director of The News Corporation Limited since December 1993, a director of Star Television since July 1993, a director of BSkyB (U.K.) since 1990, and a director of Sky New Zealand since 1997. Previously, he was chief executive of the Nine Network Australia.

    DAVID CHANCE has served as a director of @Entertainment since January 1998. From January 1994 to December 1997, Mr. Chance served as the Deputy Managing Director of BSkyB. From 1989 to January 1994, he served as Marketing Distribution Manager of BSkyB. From 1987 until 1989, Mr. Chance served as the U.K. Marketing Manager for the Astra System for SES. Mr. Chance has also been a director of BSkyB (U.K.) since February 1995 and Modern Times Group Stockholm since March 1998.

    AGNIESZKA HOLLAND has served as a director of @Entertainment since January 1998. Since October 1995, Ms. Holland has also served as President and as a director of the Lato Productions Company, a company providing writing and directing services for the motion picture and television industry. Prior to October 1995, Ms. Holland worked as an internationally known feature film writer and director.

    SCOTT A. LANPHERE has served as a director of @Entertainment since its inception and of PCI since March 1996. He served as a Managing Director of PCBV from May 1996 to October 1997. Mr. Lanphere has been a Director of Investments for Advent International plc since December 1994, and from May 1991 to December 1994 served as an Investment Manager of Advent International plc.

    JERZY Z. SWIRSKI has served as a director of @Entertainment since its inception and of PCI since October 1996. Mr. Swirski has served as an Investment Director for Advent International plc since July 1995. From January 1995 to July 1995, Mr. Swirski was a consultant to Enterprise Investors, a Polish equity firm. From 1991 to 1994, he was an officer of E. Wedel S.A., a Polish subsidiary of PepsiCo Foods, International ("Wedel"), and General Manager of Frito-Lay, Poland.

    DONALD MILLER-JONES has served as Chief Financial Officer of @Entertainment since June 1998, and as Vice President and Treasurer of @ Entertainment since July 1998. From November 1995 through January 1998 Mr. Miller-Jones served as the Finance Director of United Philips Communications N.V. From January 1988 through October 1995, Mr. Miller-Jones served as the Vice President of Treasury and Investor Relations of PolyGram N.V.

    DOROTHY E. HANSBERRY has served as Vice President and General Counsel of PCI since January 1998. Since May 1996, Ms. Hansberry has served as the President of Hansberry Consultants, Inc. From July 1997 to January 1998, she worked as an attorney at Dewey Ballantine Sp. z o.o., a Warsaw law firm. From May 1996 to July 1997, Ms. Hansberry was an attorney at Beata Gessel and Partners, a Warsaw law firm, and was of-counsel to Bondurant, Mixson & Elmore, an Atlanta, Georgia law firm. From December 1991 to October 1996, she served as legal advisor to Eastern European anti-monopoly offices. From March 1994 to August 1995, Ms. Hansberry acted as resident legal advisor to the Polish Anti-Monopoly Office. From October 1980 to May 1996, she worked as a senior trial attorney in the Antitrust Division of the U.S. Department of Justice.

    DAVID KEEFE has served as Chief Executive Officer and director of PCI since January 1998. From December 1995 to December 1997, Mr. Keefe was Chief Executive Officer of Kabelkom Hungary, a Hungarian cable company. From January 1994 to December 1995, Mr. Keefe served as Cable Operations Director and a member of the Board of Directors of Wharf Cable, a cable company in Hong Kong.

    PRZEMYSLAW A. SZMYT has served as Vice President, General Counsel and Secretary of @Entertainment since its inception, and as Vice President and General Counsel of PCI from February 1997 until December 1997. Mr. Szmyt has served as director of PCI since December 1997 and as a member of the Supervisory Board of Twoj Styl since April 1998. From September 1995 to February 1997, Mr. Szmyt was a director for Poland of MeesPierson EurAmerica, an investment banking firm and affiliate of MeesPierson N.V., a Dutch merchant bank. From early 1992 to August 1995, Mr. Szmyt was a senior associate at Soltysinski, Kawecki & Szlezak, a law firm in Warsaw. From October 1994 to late 1996, Mr. Szmyt served on the Management Board of TKP, a holding company of Canal+ Polska. Mr. Szmyt is also a Board Member of United Way Poland and of Litewska Childrens' Hospital Foundation.

    DAVID WARNER has served as the Chief Operating Officer of @EL since April 1997. He was a Vice President of @Entertainment from its inception until March 1998. From August 1996 to April 1997, Mr. Warner was General Manager for FilmNet Central Europe of the NetHold Group. From October 1995 to August 1996, Mr. Warner served as a television operations consultant to Rapture Channel. From May 1993 to October 1995, Mr. Warner worked as Operations Director of the Family Channel UK of the International Family Entertainment Group. From 1983 to May 1993, Mr. Warner served as the general manager of TVS Main ITV Terrestrial Broadcaster. Mr. Warner is also an advisor to and a board member of the Ravensbourne Communication College.

BOARD OF DIRECTORS

    @Entertainment's Bylaws (the "Bylaws") provide that the Board of Directors shall consist of at least one and no more than nine directors and shall be subject to change pursuant to resolutions duly adopted by a majority of the Board of Directors. The current number of directors is eight. All of the current members of the Board of Directors, except for Messrs. Chisholm and Chance and Ms. Holland, were elected pursuant to the Stockholders' Agreement, which automatically terminated upon the successful completion of the Initial Public Equity Offering. Under the Stockholders' Agreement, the ECO Group (as hereinafter defined) had the right to designate two directors and the Chase Group (as hereinafter defined) had the right to designate the remaining three directors, one of whom was to be selected, if approved by the ECO Group, to serve as the Chief Executive Officer of @Entertainment. Pursuant to the Stockholders' Agreement, the ECO Group consisted of ECO, any limited partner of ECO to whom ECO permissibly transferred shares of stock of @Entertainment and any Affiliate (as hereinafter defined). Pursuant to the Stockholders' Agreement, the Chase Group consisted of PIHLP, Mr. Freedman, the CAC Trust and Steele LLC. Pursuant to a voting agreement dated at June 22, 1997 among the members of the Chase Group (the "Voting Agreement"), all designations to be made by the Chase Group were made by David T. Chase. David T. Chase, Arnold L. Chase and Robert E. Fowler, III were designated as directors by the Chase Group, Mr. Fowler was designated as Chief Executive Officer by the Chase Group and was accepted as such by the ECO Group, and Messrs. Lanphere and Swirski were designated as directors by the ECO Group. See "Certain Relationships and Related Transactions--Stockholders' Agreement" and "Certain Relationships and Related Transactions--Voting Agreement." Messrs. Chisholm and Chance and Ms. Holland were appointed as directors, pursuant to the Bylaws, by the Board of Directors in connection with the expansion of the Board of Directors from five to eight members.

    @Entertainment's Certificate of Incorporation (the "Certificate") and Bylaws provide that the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The first class of directors consists of two directors (Messrs. Swirski and A. Chase) whose terms shall expire in 2001; the second class consists of three directors (Messrs. D. Chase and Lanphere and Ms. Holland) whose terms shall expire in 1999; and the third class consists of three directors (Messrs. Fowler, Chisholm and Chance), whose terms shall expire in 2000. Each class of directors will hold office until its respective successors are duly elected and qualified. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their elections. Any decrease in the authorized number of directors shall not be effective until the expiration of the terms of the directors then in office, unless at the time of such decrease there shall be vacancies on the Board of Directors which are being eliminated by such decrease.

    The Certificate and Bylaws provide that any director may resign at any time by giving written notice to the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors. If, at any other time than the annual meeting of the stockholders, any vacancy occurs in @Entertainment's Board of Directors caused by resignation, death, retirement, disqualification or removal from office of any director or otherwise, or any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, although less than a quorum, may choose a successor, or fill the newly created directorship, and the director so chosen shall hold office until the next election for that class of directors by the stockholders and until his successor shall be duly elected and qualified, unless sooner displaced. The Certificate and Bylaws provide that any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all shares entitled to vote, unless two-thirds of the Continuing Directors (as defined in the Certificate) vote to recommend to the stockholders the removal of a director with or without cause and such recommendation is approved by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

    The Bylaws provide that a majority of the total number of directors then in office constitutes a quorum of the Board of Directors. The Bylaws further provide that the act of a majority of all of the directors present at a meeting for which there is a quorum shall be the act of the Board of Directors, except as otherwise provided by statute or in the Certificate. The Certificate provides that the Board of Directors or stockholders shall have the power to amend the Bylaws by majority vote, except for certain provisions of the Bylaws for which the affirmative vote of two-thirds of the continuing directors or of the holders of at least two-thirds of the voting power of all shares entitled to vote is required.

    The Bylaws provide that regular meetings of the Board of Directors may be held without notice immediately following the annual meeting of the stockholders of @Entertainment. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or any two directors.

    The Board of Directors of @Entertainment elected Messrs. Chisholm and Chance (the "Business Independent Directors") and Ms. Holland (the "Artistic Independent Director") to serve as three directors who are not affiliated with or employed by the Company and who, in the opinion of the Board of Directors, do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

    The Board of Directors of @Entertainment currently maintains an Audit Committee and a Compensation Committee.

    The Audit Committee is comprised of Messrs. Chisholm and Chance. The Audit Committee's function is to recommend to the Board of Directors the independent public accountants to be employed by @Entertainment, to confer with the independent public accountants concerning the scope of their audit, to review the accountants' findings and recommendations and to review the adequacy of @Entertainment's internal accounting controls. KPMG Polska Sp. z o.o. presently serves as the independent public accountants of @Entertainment. The Audit Committee meets as necessary, but at least once a year. The Audit Committee was formed in January 1998 and therefore did not meet in 1997.

    The Compensation Committee is comprised of Messrs. Fowler, D. Chase, Lanphere, Chisholm and Chance. The Compensation Committee's function is to approve, and in some instances to recommend to the Board of Directors of @Entertainment, compensation arrangements involving the executive officers and certain other employees of the Company. The Compensation Committee meets as necessary. The composition of the Compensation Committee was not finalized until December 31, 1997, so it did not meet in 1997.

REMUNERATION OF DIRECTORS

    Each non-employee director may receive such fees and other compensation, along with reimbursement of expenses incurred on behalf of the Company or in connection with attendance at meetings, as the Board of Directors may from time to time determine. Each Business Independent Director receives $5,000 for attendance at each of the five regular meetings of the Board of Directors, and an additional $5,000 for attendance at any special meetings of the Board of Directors. Each Artistic Independent Director receives $5,000 for attendance at each of the five regular meetings of the Board of Directors.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding all compensation awarded to, earned by or paid to the Company's Chief Executive Officer, each of the other four most highly compensated executive officers of the Company and a former executive officer who would have been one of the four most highly compensated executive officers at the end of the fiscal year 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company for the last three fiscal years, to the extent that those officers were in the employ of the Company. Columns relating to long-term compensation have been omitted from the table as the Company did not have capital stock-related award plans and there has been no compensation arising from long-term incentive plans during the years reflected in the table.

                                                                                          SECURITIES     ALL OTHER
                                               SALARY        BONUS       OTHER ANNUAL     UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR         ($)           ($)      COMPENSATION($)   OPTIONS/SAR        ($)
-------------------------------  ---------  ------------  -----------  ----------------  ------------  -------------
Robert E. Fowler, III .........       1997    337,500       381,250         25,872(1)     1,268,000         --
  Chief Executive Officer and         1996     66,000(2)     66,000(2)        --              --            --
  Director                            1995     66,000(2)     66,000(2)        --              --            --
Richard B. Steele(3)...........       1997    207,595         --              --              --          156,000(4)
                                      1996    356,000(2)    250,000(2)        --              --            5,000(5)
                                      1995    356,000(2)      --              --              --            7,500(5)
John S. Frelas(10)                    1997    155,746       350,000(6)      39,000(7)         --            --
                                      1996     46,153(8)      --             6,000(7)       241,000         --
                                      1995       --           --              --              --            --
George Z. Makowski(11)                1997    156,000       175,000(6)      68,400(9)       385,000         --
                                      1996       --           --              --              --            --
                                      1995       --           --              --              --            --
David Warner ..................       1997    120,708       248,500(6)        --            131,000         --
  Chief Operating Officer of          1996       --           --              --              --            --
  @EL                                 1995       --           --              --              --            --
Przemyslaw Szmyt ..............       1997    146,667        70,000(6)        --            131,000         --
  Vice President, General             1996       --           --              --              --            --
  Counsel, Secretary                  1995       --           --              --              --            --

------------------------

(1) Represents amounts paid or reimbursed by the Company for personal travel related expenses.

(2) Represents only that portion of annual compensation attributable to services performed on behalf of the Company. Additional compensation may have been provided by companies that are affiliated with @Entertainment and beneficially owned by the Chase Family for services rendered to those companies.

(3) Mr. Steele was the President of PCI. He resigned on June 23, 1997.

(4) Represents amounts earned as deferred compensation.

(5) Represents portion of 401(k) plan paid pursuant to matching contribution.

(6) Represents one-time bonus paid upon completion of @Entertainment's Initial Public Equity Offering.

(7) Represents amounts paid pursuant to housing allowance.

(8) Represents compensation for partial year of service beginning in September 1996.

(9) Represents amounts paid pursuant to housing and tuition allowances.

(10) Mr. Frelas was the Chief Financial Officer, Vice President and Treasurer of @Entertainment and Chief Financial Officer and Treasurer of PCI. Mr. Frelas resigned effective as of June 8, 1998.

(11) Mr. Makowski was the Chief Operating Officer of PCI. Mr. Makowski's employment with PCI has been terminated, effective as of May 1998.

                               COMPENSATION PLANS

EMPLOYMENT AGREEMENTS

    @Entertainment has employment agreements with each of Messrs. Fowler, Szmyt, Warner and Miller-Jones. PCI has employment agreements with each of Mr. Keefe and Ms. Hansberry. @Entertainment has entered into consultancy arrangements with Messrs. Chisholm and Chance and Ms. Holland.

    Mr. Fowler entered into a three-year employment agreement with PCI effective at January 1, 1997. The employment agreement was assigned to @Entertainment in June 1997 in connection with the Reorganization, as defined herein. Pursuant to such agreement, Mr. Fowler serves as the Chief Executive Officer of @Entertainment. Mr. Fowler receives a base annual salary of $325,000, plus a travel allowance of approximately $30,000 per annum and an unspecified annual incentive bonus. Pursuant to Mr. Fowler's employment contract, and in part to induce Mr. Fowler to move closer to the Company's operations in Europe, @Entertainment purchased Mr. Fowler's house in Connecticut for approximately $354,000 in June 1997 (including payments of $295,000 to extinguish the mortgages relating to the house), and sold the house shortly thereafter to a third party for approximately $267,000. @Entertainment is obligated to pay Mr. Fowler the difference between the mortgage amounts of $295,000 and the purchase price of $354,000. Mr. Fowler may terminate the employment agreement at any time upon three months' written notice, and @Entertainment may terminate the agreement at any time upon one month's written notice (with an obligation to pay Mr. Fowler an additional two months' base salary). In addition, @Entertainment may terminate the agreement immediately without further obligation to Mr. Fowler for cause (as defined in the employment agreement).

    Mr. Szmyt entered into a three-year agreement with PCI effective at February 7, 1997, which was assigned to @Entertainment in June 1997 in connection with the Reorganization and was amended effective January 1, 1998. Pursuant to such agreement, Mr. Szmyt serves as Vice President, General Counsel and Secretary of @Entertainment. Pursuant to an employment agreement with Wizja TV Sp. z o.o. and a services agreement with PCI, Mr. Szmyt receives annual remuneration totaling $180,000. He is eligible to receive an annual performance-based bonus of $40,000 per year. Mr. Szmyt may terminate his contract with @Entertainment at any time upon two months' written notice and @Entertainment may terminate the contract at any time upon four months' written notice. In addition, @Entertainment may terminate the contract without further obligation for cause (as defined in the agreement). Mr. Szmyt's employment agreement with Wizja TV Sp. z o.o. may be terminated by either party upon one month's written notice.

    Mr. Warner entered into a five-year employment agreement with PCI effective at April 7, 1997, which was assigned to @Entertainment in June 1997 in connection with the Reorganization and was amended effective January 1, 1998. Pursuant to such agreement, Mr. Warner serves as Chief Operating Officer of @EL. Mr. Warner receives an annual salary of L115,000 (approximately $193,200, based on the exchange rate of L1.00 =$1.68 at March 31, 1998), and receives an annual performance-based bonus of up to L45,000 (approximately $75,600 based on the exchange rate of L1.00 = $1.68 at March 31, 1998). Mr. Warner and @Entertainment may terminate the contract at any time with six months' written notice. In addition, @Entertainment may terminate the contract without further obligation for cause (as defined in the agreement).

    Mr. Miller-Jones entered into a three-year employment agreement with @Entertainment effective at June 8, 1998. Pursuant to such agreement, Mr. Miller-Jones serves as the Chief Financial Officer of @Entertainment and receives a base annual remuneration of L122,700 (approximately $200,000 based on the exchange rate of L1.00=$1.63 at June 8, 1998), and an allowance of L30,000 (approximately $48,900 based on the exchange rate of L1.00=$1.63 of June 8, 1998) for the purchase of an automobile. Mr. Miller-Jones is also eligible to receive an annual performance based bonus during his first year of up to L30,500 (approximately $50,000, based on the exchange rate of L1.00=$1.63 at June 8, 1998). Of such amount, Mr. Miller-Jones is guaranteed to receive at least L18,300 (approximately $30,000, based on the exchange rate of L1.00=$1.63 at June 8, 1998). In subsequent years, Mr. Miller-Jones will be eligible to receive a discretionary performance bonus, the amount of which shall be determined by the Board of Directors of the Company.

    Mr. Keefe entered into a two-year employment agreement with PCI effective at January 1, 1998. Pursuant to such agreement, Mr. Keefe serves as the Chief Executive Officer of PCI. Mr. Keefe receives a base annual salary of approximately $220,000, a monthly allowance for additional housing and cost of living expenses of $5,000, an allowance for relocation expenses of up to $20,000, and reimbursement of educational and tax planning expenses of up to an aggregate amount of $23,000 per year. Mr. Keefe also receives a guaranteed bonus of $100,000 in the first year of his employment and unspecified incentive bonuses thereafter. He received an additional bonus of $200,000 upon the signing of the employment agreement. Mr. Keefe may terminate the employment agreement at any time upon three months' written notice, and PCI may terminate the agreement at any time upon one month's written notice (with an obligation to pay Mr. Keefe an additional five months' salary). In addition, PCI may terminate the agreement immediately without further obligation to Mr. Keefe for cause (as defined in the employment agreement). Mr. Keefe has been granted options to purchase up to 250,000 shares of Common Stock at a price of $12 per share, subject to the terms and conditions of a stock option agreement with @Entertainment. Options to purchase 31,250 shares of Common Stock shall vest at the end of each fiscal quarter on March 31, June 30, September 30 and December 31 of 1998 and 1999, provided that the options shall vest in full on the date of a change in control (as defined in the employment agreement) in @Entertainment or PCI.

    Ms. Hansberry entered into a two-year employment agreement with PCI effective at January 1, 1998. Pursuant to such agreement, Ms. Hansberry serves as Vice President and General Counsel of PCI and receives an annual remuneration totaling $150,000. She is eligible to receive annual performance-based bonuses of up to $40,000 per year. Ms. Hansberry's initial year bonus of $40,000 is guaranteed. Ms. Hansberry or PCI may terminate the agreement at any time upon six months' written notice. In addition, PCI may terminate the agreement without further obligation to Ms. Hansberry for cause (as defined in the agreement).

    The Company has entered into a two-year consultancy arrangement with Samuel Chisholm and David Chance (each individually a "Consultant"), pursuant to which the Company will pay to a Consultant a fee of $10,000 per consultancy day, which shall be a single day of at least seven hours during which a Consultant provides consulting services to the Company ("Consultancy Day"), based on a minimum, on average over each 12 month period, of a total of 4 Consultancy Days per month, and the Company will pay an additional fee of $10,000 to a Consultant for any additional days in any month on which a Consultant provides consulting services to the Company. The consultancy agreement is not subject to cancellation by either party except as a result of a breach of the consultancy agreement.

    The Company has entered into a two-year consultancy arrangement with Agnieszka Holland, pursuant to which the Company will pay to Ms. Holland a fee of $25,000 per year, in 12 equal prorated amounts, for artistic consultancy services.

1997 STOCK OPTION PLAN

    @Entertainment's 1997 Stock Option Plan, as amended (the "1997 Plan") was adopted on May 22, 1997 and approved by a majority of the stockholders. The 1997 Plan provides for the grant to employees of the Company (including officers, employee directors, and non-employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of qualified stock options to employees and consultants of the Company (collectively, the "Options"). The 1997 Plan is currently administered by the Board of Directors which selects the optionees (from among those eligible), determines the number or shares to be subject to each Option and determines the exercise price of each Option. The Board of Directors may also appoint a Stock

Option Committee to perform such functions in the future. Currently, approximately 11 individuals (including Messrs. Fowler, Frelas and Makowski, whose option agreements with PCI became subject to the 1997 Plan pursuant to Assignment and Assumption Agreements with @Entertainment, Messrs. Szmyt and Warner, whose option agreements became subject to the 1997 Plan pursuant to a resolution of the Board of Directors of @Entertainment, and Messrs. Chisholm, Chance, Keefe and Miller-Jones) participate in the 1997 Plan.

    In addition, the Board of Directors has the authority to interpret the 1997 Plan and to prescribe, amend and rescind rules and regulations relating to the 1997 Plan. The Board of Directors' interpretation of the 1997 Plan and determinations pursuant to the 1997 Plan are final and binding on all parties claiming an interest under the 1997 Plan. The maximum number of shares of Common Stock that may be subject to Options under the 1997 Plan is 4,436,000 shares, subject to adjustment in accordance with the terms of the 1997 Plan. At June 8, 1998 options for 3,924,000 shares had been granted and 512,000 shares remained available for future grants (subject to stockholder approval). The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of @Entertainment, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of an incentive stock option must not exceed five years.

    The term of all options granted under the 1997 Plan may not exceed ten years. Options become exercisable at such times as determined by the Board of Directors and as set forth in the individual stock option agreements. Payment of the purchase price of each Option will be payable in full in cash upon the exercise of the Option. In the discretion of the Board of Directors, payment may also be made by surrendering shares owned by the optionee which have a fair market value on the date of exercise equal to the purchase price, by delivery of a full recourse promissory note meeting certain requirements or in some combination of the above payment methods.

    In the event of a merger of @Entertainment with or into another corporation, as a result of which @Entertainment is not the surviving corporation, the 1997 Plan requires that outstanding Options be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation does not assume or substitute for the Options, the optionee will have the right to exercise the Option as to those shares which are vested for a period beginning not less than fifteen days prior to the proposed consummation of such transaction and ending immediately prior to the consummation of such transaction, at which time the Options will terminate.

    The number of shares covered by the 1997 Plan and the number of shares for which each Option is exercisable shall be proportionately adjusted for any change in the number of issued shares resulting from any reorganization of @Entertainment. In the event of dissolution or liquidation of @Entertainment, each Option shall terminate immediately prior to the consummation of such action.

    No Options may be granted under the 1997 Plan after ten years from its effective date. The Board of Directors has authority to amend or terminate the 1997 Plan subject to certain limitations set forth in the 1997 Plan.

    The following table lists all grants of Options under the 1997 Plan to the Named Executive Officers during 1997 and contains certain information about potential value of these Options based upon certain assumptions as to the appreciation of the Common Stock over the life of the Options.

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                                              PERCENT OF
                                               NUMBER OF         TOTAL
                                              SECURITIES     OPTIONS/SARS     EXERCISE
                                              UNDERLYING      GRANTED TO         OR                    GRANT DATE
                                             OPTIONS/SARS    EMPLOYEES IN    BASE PRICE  EXPIRATION   PRESENT VALUE
NAME                                          GRANTED(#)    FISCAL YEAR (%)     ($)         DATE         ($)(1)
-------------------------------------------  -------------  ---------------  ----------  -----------  -------------

Robert E. Fowler, III......................     1,286,000          55.12%       3.707      1/1/07       16,576,540

Richard B. Steele..........................       --              --             --          --            --

John S. Frelas.............................       --              --             --          --            --

George Z. Makowski.........................       385,000          16.50%       3.70808    1/1/07        2,964,500

David Warner...............................       131,000           5.62%      15.24       6/23/07         652,380

Przemyslaw Szmyt...........................       131,000           5.62%      15.24       6/23/07         652,380

------------------------

(1) Calculated based upon a variation of the Black-Scholes option pricing model in which the following assumptions were used: the expected volatility of the Common Stock was 39.0%; the risk-free rate of return was 6.25%, 6.25%, 6.31%, and 6.31% for Messrs. Fowler, Makowski, Warner and Szmyt, respectively; the dividend yield was 0.0%; and the expected time of exercise was four (4) years from the month of the grant.

    The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding Options held by the Named Executive Officers at December 31, 1997. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing stock options and the price of the Common Stock at December 31, 1997.

                         FISCAL YEAR END OPTION VALUES

                                                                            NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                                OPTIONS/SARS             OPTIONS/SARS
                                              SHARES                              AT FISCAL                AT FISCAL
                                            ACQUIRED ON         VALUE           YEAR-END (#)             YEAR-END ($)
NAME                                       EXERCISE (#)       REALIZED     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------  -----------------  -------------  -----------------------  -----------------------

Robert E. Fowler, III..................         --               --              1,286,000/0             9,539,548/--

Richard B. Steele......................         --               --                  --                       --

John S. Frelas.........................         --               --            48,000/193,000          430,398/1,762,727

George Z. Makowski.....................         --               --              385,000/--              2,855,514/--

David Warner...........................         --               --              --/131,000                   --

Przemyslaw Szmyt.......................         --               --              --/131,000                   --

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of @Entertainment's capital stock at September 28, 1998 and by (i) each person known by @Entertainment to own beneficially 5% or more of any class of @Entertainment's voting stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act.

    At September 28, 1998, the Principal Stockholders beneficially owned in the aggregate approximately 43.8(1)% of the outstanding Common Stock. See "Risk Factors--Control by Existing Stockholders."

                                                                                                    PERCENTAGE OF
                                                                                     SHARES OF      COMMON STOCK
NAME OF BENEFICIAL OWNER                                                            COMMON STOCK   OUTSTANDING(1)
---------------------------------------------------------------------------------  --------------  ---------------

FIVE PERCENT STOCKHOLDERS:
Arnold L. Chase(2)
  One Commercial Plaza
  Hartford, Connecticut 06103....................................................     10,303,000           27.8%
Chase Polish Enterprises, Inc(2)
  One Commercial Plaza
  Hartford, Connecticut 06103....................................................     10,303,000           27.8%
Cheryl A. Chase(2)(3)
  One Commercial Plaza
  Hartford, Connecticut 06103....................................................     11,036,000           29.7%
Polish Investments Holding L.P.(2)
  One Commercial Plaza
  Hartford, Connecticut 06103....................................................     10,303,000           27.8%
Advent International Group(4)
  75 State Street
  Boston, MA 02109...............................................................      5,216,431           14.1%
Goldman, Sachs & Co.(16)
  85 Broad Street
  New York, NY 10004.............................................................      2,811,706            7.6%
The Goldman Sachs Group, L.P.(16)
  85 Broad Street
  New York, NY 10004.............................................................      2,811,706            7.6%

DIRECTORS AND EXECUTIVE OFFICERS:
David T. Chase...................................................................        --              --
Robert E. Fowler, III(5)(6)......................................................      1,286,000            3.5%
Arnold L. Chase(7)...............................................................     10,303,000           27.8%
Scott A. Lanphere(8).............................................................        --              --
Jerzy Z. Swirski(9)..............................................................        --              --
Samuel Chisholm(10)..............................................................        --              --
David Chance(11).................................................................        --              --
Agnieszka Holland................................................................        --              --
Przemyslaw Szmyt(6)(13)..........................................................         28,200          *
David Warner(6)(14)..............................................................         26,200          *
Donald Miller-Jones(12)..........................................................        --              --

ALL DIRECTORS AND OFFICERS AS A GROUP (14 PERSONS(15)):..........................     13,253,400           35.7%

------------------------
*   less than 1%.

(1) Based on a total number of outstanding shares of 37,102,164, which includes 33,310,000 shares outstanding at June 8, 1998, 1,824,514 shares subject to the Warrants which are exercisable on the date hereof, and 1,967,650 shares subject to options which are exercisable within sixty days of the date hereof.

(2) Pursuant to Schedules 13G filed on February 13, 1998 by PIHLP, Chase Polish Enterprises, Inc. ("CPEI"), Arnold L. Chase and Cheryl A. Chase. This amount includes 10,303,000 shares of Common Stock owned directly by PIHLP. As a result of their control over the management of PIHLP, Arnold L. Chase, CPEI and Cheryl A. Chase may be deemed to beneficially own the 10,303,000 shares of Common Stock owned by PIHLP. CPEI is the sole general partner of PIHLP. As general partner, CPEI manages PIHLP, which includes directing the voting and disposition of shares of Common Stock owned by PIHLP. Arnold L. Chase and Cheryl A. Chase each own 50% of the outstanding capital stock of CPEI and are its sole directors and executive officers.

(3) Pursuant to the Schedule 13G filed on February 13, 1998 by Cheryl A. Chase. This amount includes 733,000 shares of Common Stock owned by the Cheryl Anne Chase Marital Trust, a trust of which Cheryl A. Chase is a trustee. Cheryl
    A. Chase may be deemed to be a beneficial owner, as defined by Rule 13d-3(a) under the Exchange Act, of the shares of Common Stock owned by the Cheryl Anne Chase Marital Trust.

(4) Includes the ownership by the following venture capital funds managed by Advent International Corporation; 206,019 shares owned by Advent Euro-Italian Direct Investment Program Limited Partnership, 838,856 shares owned by Advent Private Equity Fund-Central Europe Limited Partnership, 1,447,024 shares owned by Advent Global GECC Limited Partnership, 2,110,420 shares owned by Global Private Equity II Limited Partnership, 239,522 shares owned by Global Private Equity II-Europe Limited Partnership, 324,308 shares owned by Global Private Equity II-PGGM Limited Partnership, and 50,282 shares owned by Advent Partners Limited Partnership. In its capacity as manager of these funds, Advent International Corporation exercises sole voting and investment power with respect to all shares held by these funds.

(5) Mr. Fowler has been granted options to purchase 1,286,000 shares of Common Stock at a price of $3.707 per share, subject to the terms and conditions of a stock option agreement. All of Mr. Fowler's options are exercisable.

(6) Messrs. Fowler, Frelas, Makowski, Szmyt and Warner, in connection with the Initial Public Equity Offering, entered into an agreement with Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated that during the two year period beginning July 30, 1997, such individuals will not offer, sell, contract to sell or otherwise dispose of any securities of @ Entertainment which are substantially similar to shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to shares of Common Stock without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

(7) Includes 10,303,000 shares of Common Stock owned by PIHLP which may be deemed to be beneficially owned by Arnold Chase.

(8) Mr. Lanphere disclaims beneficial ownership of the shares held by Advent.

(9) Mr. Swirski disclaims beneficial ownership of the shares held by Advent.

(10) Mr. Chisholm has been granted options to purchase 500,000 shares of Common Stock, vesting ratably over a two year period, at an exercise price of $12.00 per share. None of Mr. Chisholm's options are exercisable within 60 days of the date hereof.

(11) Mr. Chance has been granted options to purchase 500,000 shares of Common Stock, vesting ratably over a two year period, at an exercise price of $12.00 per share. None of Mr. Chance's options are exercisable within 60 days of the date hereof.

(12) Mr. Miller-Jones has been granted options to purchase 200,000 shares of Common Stock at a price of $14.30 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a three year period. None of Mr. Miller-Jones' options are exercisable within 60 days of the date hereof.

(13) Mr. Szmyt has been granted options to purchase 131,000 shares of Common Stock at a price of $15.24 per share, subject to the terms and conditions of a stock option agreement dated June 1997, which options vest ratably over a three year period. Additionally, on January 26, 1998, Mr. Szmyt was granted options to purchase 75,000 shares of Common Stock at a price of $12.2375 per share, which options vest ratably over a three year period. Mr. Szmyt's options with respect to 26,200 shares have vested and are immediately exercisable as of the date hereof.

(14) Mr. Warner has been granted options to purchase 131,000 shares of Common Stock at a price of $15.24 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a five year period. Additionally, on January 26, 1998, Mr. Warner was granted options to purchase 75,000 shares of Common Stock at a price of $12.2375 per share, which options vest ratably over a three year period. Mr. Warner's options with respect to 26,200 shares have vested and are immediately exercisable as of the date hereof.

(15) Includes 1,129,000 shares held by Steele LLC and beneficially owned by Richard B. Steele, who resigned as President of PCI on June 23, 1997. Also includes 96,000 Shares beneficially owned by John S. Frelas. Mr. Frelas resigned as Chief Financial Officer, Vice President and Treasurer of @Entertainment effective as of June 8, 1998. Also includes 385,000 shares beneficially owned by George Z. Makowski. Mr. Makowski was the Chief Operating Officer of PCI. Mr. Makowski's employment has been terminated, effective as of May 1998.

(16) Pursuant to a Schedule 13G jointly filed on February 13, 1998 by Goldman Sachs & Co. and The Goldman Sachs Group, L.P., Goldman Sachs & Co. and The Goldman Sachs Group, L.P. may be deemed to share the power to direct the vote and disposition of 2,630,706 shares of Common Stock, beneficially owned by Goldman Sachs & Co. and The Goldman Sachs Group, L.P.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS

    David T. Chase, the Chairman of the Board of Directors of @Entertainment, is the father of Arnold L. Chase, a director of @Entertainment. No other family relationship exists between any of the directors and executive officers of @Entertainment.

THE REORGANIZATION

    In June 1997, the Company effected a reorganization (the "Reorganization") to facilitate the development of its D-DTH business and the expansion of its cable television and programming businesses. All the holders of shares of PCI's common stock and @Entertainment entered into a Contribution Agreement dated at June 22, 1997 (the "Contribution Agreement"). Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment. In addition, ECO Holdings III Limited Partnership ("ECO") transferred all of the outstanding shares of PCI's voting Series B Preferred Stock (the "PCI Series B Preferred Stock") to @Entertainment. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Code. Each holder of PCI's common stock received 1,000 shares of Common Stock of @Entertainment in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment's Series B Preferred Stock in exchange for its shares of PCI Series B Preferred Stock. The 2,500 outstanding shares of Series B Preferred Stock automatically converted into 4,862,000 shares of Common Stock of @Entertainment upon the closing of the Initial Public Equity Offering (the "Automatic Conversion").

    On June 20, 1997, PIHLP transferred all the outstanding shares of PCI's Series C Preferred Stock to the Chase Entity, an entity owned by certain of the beneficial owners of PIHLP and members of their families (the "Chase Entity"). The Chase Entity, ECO and @Entertainment entered into the Purchase Agreement. Pursuant to the Purchase Agreement, @Entertainment purchased all of the outstanding shares of PCI's Series A Preferred Stock and Series C Preferred Stock for cash from ECO and the Chase Entity, respectively, at the closing of the Initial Public Equity Offering (the "Cash Purchases"). The aggregate purchase price of $60.0 million ($40.0 million to ECO and $20.0 million to the Chase Entity) for PCI's Series A Preferred Stock and Series C Preferred Stock equaled the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The Cash Purchases were funded with a portion of the net proceeds of the Initial Public Equity Offering.

    In June 1997, certain employment agreements for the executive officers of @Entertainment who were employed by PCI and their employee stock option agreement were assigned to @Entertainment by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the agreements were amended to provide that each option for a share of PCI's common stock was exchanged for an option for 1,000 shares of Common Stock with a proportionate reduction in the exercise price. See "Compensation Plans-- Employment Agreements."

    In June 1997, @Entertainment subscribed for all of the outstanding stock of @EL, a corporation organized under the laws of England and Wales (the "@EL Incorporation"). @EL is responsible for the Company's D-DTH business.

    The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization." As a result of the Reorganization, @Entertainment owns 100% of the outstanding shares of voting stock of PCI and @EL. After giving effect to the Reorganization and after completion of the Initial Public Equity Offering, the Chase Family and ECO beneficially owned approximately 31.3% and 27.0%, respectively, of the outstanding shares of Common Stock of @Entertainment. ECO is an affiliate of Advent, and in August 1998 it transferred to Advent certain shares of Common Stock of @Entertainment. At September 28, 1998 PIHLP, CAC Trust and Advent owned in the aggregate approximately 48.8% of the outstanding common stock of @Entertainment. See "Risk Factors--Control by Existing Stockholders" and "Principal Stockholders."

STOCKHOLDERS' AGREEMENT

    In connection with the Reorganization, at June 22, 1997, a stockholders' agreement (the "Stockholders' Agreement") was entered into by and among ECO, PIHLP, Roger Freedman, Steele LLC, The AESOP Fund L.P. ("AESOP"), CAC Trust and @Entertainment in order to govern the conduct of the business of @Entertainment and relations among its stockholders. ECO, PIHLP, Mr. Freedman, Steele LLC, AESOP and CAC Trust were the holders of all of the outstanding shares of capital stock of @Entertainment prior to the Initial Public Equity Offering. Parties to the Stockholders' Agreement, other than @Entertainment, are hereinafter referred to as the "Stockholders."

    @Entertainment currently has an eight-member Board of Directors. Pursuant to the Stockholders' Agreement, the ECO Group had the right to designate two directors, and the Chase Group had the right to designate two directors in addition to a Chief Executive Officer acceptable to the ECO Group, who was also a member of the Board of Directors. The ECO Group consisted of ECO. The Chase Group consisted of PIHLP, Mr. Freedman, the Cheryl Anne Chase Marital Trust and Steele LLC. The ECO Group chose Scott Lanphere and Jerzy Swirski as its designated directors of @Entertainment. Pursuant to the Stockholders' Agreement and a voting agreement, the Chase Group chose David T. Chase, @Entertainment's Chairman, as the Chase Group Representative, and thereafter chose David Chase and Arnold Chase as its designated directors of @Entertainment, and selected Robert Fowler as Chief Executive Officer and director of @Entertainment, which selection was accepted by the ECO Group. Both the Stockholders' Agreement and the voting agreement terminated at the successful completion of the Initial Public Equity Offering.

@ENTERTAINMENT REGISTRATION RIGHTS AGREEMENT

    Also in connection with the Reorganization, @Entertainment entered into a registration rights agreement (the "Stockholder Registration Rights Agreement") with PIHLP, ECO, Mr. Freedman, Steele LLC, AESOP and CAC Trust (collectively, the "Rightsholders") on June 22, 1997. ECO, PIHLP, Mr. Freedman, Steele LLC, AESOP and CAC Trust are the holders of all of the outstanding shares of capital stock of @Entertainment prior to the Initial Public Equity Offering. Pursuant to the Stockholder Registration Rights Agreement, PIHLP and Advent (as a permitted assignee of ECO) will after March 29, 1999, have the right under certain circumstances to demand that @Entertainment register their shares of Common Stock under the Securities Act of 1933. After March 29, 2001, PIHLP and Advent will have the right to demand that @Entertainment register their shares of Common Stock in a shelf registration under Rule 415 of the Securities Act. In addition, if @Entertainment proposes to register any of its securities under the Securities Act (other than registrations in connection with employee stock ownership plans, offerings of debt securities and certain shelf registrations), all of the Rightsholders will have the right to have their shares of Common Stock be included in such registration. The registration rights described above expire on March 29, 2004, and are subject to certain limitations, including limitations on the number of shares of Common Stock to be included by the Rightsholders in particular registrations and on the number of registrations that can be demanded by PIHLP and Advent.

PCBV STOCKHOLDERS' AGREEMENT

    PCI, a wholly owned subsidiary of @Entertainment, holds 92.3% of the issued and outstanding capital stock of PCBV which owns 100% of the issued and outstanding capital stock of each of PTK-Krakow, PTK-Warsaw, and 46.8% of the issued and outstanding capital stock of PTK Operator, as well as approximately 98% of the issued and outstanding capital stock of PTK S.A.

    The following is a summary of the stockholders' agreement (the "PCBV Stockholders' Agreement") entered into by and among Frank N. Cooper, Reece Communications, Inc., Rutter-Dunn Communications, Inc., and Poland Cablevision U.S.A., Inc. (collectively, the "Minority Stockholders"), PCI, and PCBV on March 8, 1990, as amended. The Minority Stockholders own the 7.7% of outstanding PCBV capital stock that is not owned by PCI. The following summary does not purport to be complete, and it is qualified in its entirety by reference to the PCBV Stockholders' Agreement. The parties to the PCBV Stockholders' Agreement other than PCBV are hereinafter referred to as the "PCBV Stockholders." Shares of the capital stock of PCBV are hereinafter referred to as "PCBV shares."

    The PCBV Stockholders' Agreement protects shareholdings of each Minority Stockholder from dilution, by requiring that the PCBV shares of each Minority Stockholder must continue to represent a constant percentage of the total equity in PCBV and of the total votes to be cast by the PCBV Stockholders on any subject, regardless of changes to the capital structure of PCBV and regardless of any additional equity funds that may be contributed to PCBV by PCI.

    The PCBV Stockholders' Agreement contains restrictions on the PCBV Stockholders' ability to sell, pledge, hypothecate or otherwise transfer or encumber their PCBV shares. In addition, PCBV Stockholders have the right of first refusal to purchase PCBV shares upon the death of an individual PCBV Stockholder, and upon the liquidation, dissolution or other termination of a corporate PCBV Stockholder. Furthermore, PCI has the right of first refusal to purchase PCBV shares from Minority Stockholders, and the Minority Stockholders have the right of first refusal to purchase PCBV shares from PCI, before such shares can be sold to a third party.

    The PCBV Stockholders' Agreement includes certain limitations on payments that can be paid by PCBV to the PCBV Stockholders. If the managing board of PCBV solicits and receives loans from any of the PCBV Stockholders, the loans cannot bear interest at a rate exceeding 10% per annum.

    Under the PCBV Stockholders' Agreement, PCI has the option to purchase the PCBV shares owned by the Minority Stockholders upon the satisfaction of certain conditions. These conditions involve the number of subscribers obtained by PTK, S.A. in nine specified cities in Poland. On each occasion when the subscriber count in one of these specified cities reaches the number prescribed in the PCBV Stockholders' Agreement, one-ninth of the Minority Stockholders' PCBV shares become available for purchase by PCI for a period of approximately 60 to 90 days. The option periods have expired with respect to a number of the specified cities.

    The PCBV Stockholders' Agreement also includes covenants against competition that limit the ability of each PCBV Stockholder to engage directly or indirectly in any aspect of the cable television business in Poland for a period ending ten years after such PCBV Stockholder ceases to be a PCBV Stockholder. PCI has direct or indirect ownership interests in a number of entities that engage in certain aspects of the cable television business in Poland. Under the PCBV Stockholders' Agreement, the Minority Stockholders have a claim against 7.7% of the profits and equity of such entities and, under a supplemental agreement, PCI has agreed to share the profits of these entities with the Minority Stockholders on a pro rata basis. In addition, PCI is negotiating to buy, and has made an offer to buy, the outstanding PCBV shares held by the Minority Stockholders, though there can be no assurance that an agreement can be reached with any of the Minority Stockholders on satisfactory terms.

SERVICE AGREEMENTS

    PCI, a wholly owned subsidiary of @Entertainment, has entered into service agreements with PCBV and other of its direct and indirect subsidiaries (the "Service Agreements"), including Poltelkab Sp. z o.o. ("Poltelkab"), Telkat Sp. z o.o. ("Telkat"), PTK-Szczecin Sp. z o.o. ("PTK-Szczecin"), PTK-Lublin S.A. ("PTK-Lublin"), ETV Sp. z o.o. ("ETV"), PTK S.A., PTK-Operator, PTK-Warsaw, and PTK-Krakow, pursuant to which PCI provides various services, including administrative, technical, managerial, financial, operational and marketing services to each of the subsidiaries and PCBV serves as PCI's agent. PCI also entered into a service agreement, dated August 31, 1995, with PCBV and ETV, whereby PCBV is the principal service provider and PCI acts as agent to PCBV (the "ETV Service Agreement"). The services provided under these agreements are intended to enable the subsidiaries to construct, develop, operate and manage cable television systems throughout Poland. Except for the ETV Service Agreement, which requires ETV to pay $18,740 per calendar quarter to PCBV, the Service Agreements provide that the subsidiaries will each pay to PCI or PCBV, as the case may be, a fee of $10,000 per calendar quarter for performing general administrative services, and a commercially reasonable rate for legal, financial and other specific professional services. With the exception of the ETV Service Agreement, if a subsidiary is obligated to pay fees to PCI pursuant to a management agreement (described below), any fee payable under the Service Agreements is waived. The Service Agreements also typically require the subsidiaries to reimburse PCBV for any reasonable out-of-pocket expenses incurred by PCBV or PCI, acting as agent for PCBV, including salaries and benefits, housing allowances, travel expenses, and equipment supply or other goods costs. The agreements expire on December 31, 1998, but will automatically be extended for successive one-year periods unless a party gives notice on or before January 31, in which case the agreement will terminate at the end of the calendar year during which such notice was provided.

MANAGEMENT AGREEMENTS

    PCI, a wholly owned subsidiary of @Entertainment, entered into management agreements with certain of its direct or indirect subsidiaries, namely Poltelkab, Telkat, PTK-Szczecin, PTK-Lublin, ETV, PTK S.A., PTK-Operator, PTK-Warsaw, and PTK-Krakow. The agreements typically provide that the subsidiary will pay to PCI an annual consulting fee of $320,000 when and to the extent that the subsidiary's net income exceeds zero and in exchange for organizational and consulting services rendered by PCI. Telkat pays to PCI an annual consulting fee of $160,000. The management agreements also provide for an initial term ending as of the end of the calendar year during which they became effective, and provide for successive renewals for one-year periods unless the agreement is terminated in writing with at least thirty days notice by either party.

CORPORATE OVERHEAD ALLOCATION AGREEMENT

    PCI, a wholly owned subsidiary of @Entertainment, entered into a Corporate Overhead Allocation Agreement, dated January 1, 1996 (the "Allocation Agreement"), with certain of its direct or indirect subsidiaries, namely PTK S.A., PTK-Warsaw, PTK-Operator, PTK-Krakow, PTK-Szczecin, PTK-Lublin, ETV, Telkat and Poltelkab (collectively the "PTK Companies"), and PCBV. The Allocation Agreement provides that costs incurred by PCI or PCBV, acting as PCI's agent, with regard to the Service Agreements and as otherwise requested by the PTK Companies shall be allocated and charged to particular PTK Companies in the event they are directly attributable to such subsidiaries, and shall otherwise be allocated equally among each of the PTK Companies. With regard to services rendered and costs incurred by subsidiaries for the benefit of some or all of the PTK Companies, which include costs associated with maintaining a central office in Warsaw, legal expenses, expenses relating to governmental relationships and approvals, programming services, accounting, management information systems services, and salaries associated with personnel whose duties clearly benefit other PTK Companies, the Allocation Agreement provides that such expenses shall be allocated between the PTK Companies. The Allocation Agreement terminates on December 31, 1998, but is automatically renewed for successive one-year periods unless at least thirty days written notice of termination is provided by PCI or PCBV or any subsidiary, with respect to itself.

PURCHASE OF HOUSE

    Pursuant to Mr. Fowler's employment contract, and in part to induce Mr. Fowler, the Chief Executive Officer and a director of @Entertainment, to move closer to the Company's operations in Europe, @Entertainment purchased Mr. Fowler's house in Connecticut for approximately $354,000 in June 1997

(including payments of $295,000 to extinguish the mortgages relating to the house), and sold the house shortly thereafter to a third party for approximately $267,000. @Entertainment is obligated to pay Mr. Fowler the difference between the mortgage amounts of $295,000 and the purchase price of $354,000.

CONSULTING ARRANGEMENTS

    The Company has entered into a two-year consultancy arrangement with Samuel Chisholm and David Chance (each individually a "Consultant"), pursuant to which the Company will pay to a Consultant a fee of $10,000 per consultancy day, based on a minimum, on average over each 12 month period, of a total of 4 Consultancy Days per month, and the Company will pay an additional fee of $10,000 to a Consultant for any additional days in any month on which a Consultant provides consulting services to the Company. The consultancy agreement is not subject to cancellation by either party except as a result of a breach of the consultancy agreement.

                          DESCRIPTION OF INDEBTEDNESS

UNITS OFFERING

    On July 14, 1998, 252,000 Units (the "Units") consisting of $252,000,000 aggregate principal amount at maturity of 14 1/2% Senior Discount Notes due 2008 (the "Old Notes") of the Issuer and 1,008,000 Warrants to purchase an aggregate of 1,824,514 shares of Common Stock were sold to the Initial Purchasers pursuant to a purchase agreement. The Initial Purchasers subsequently completed a private placement of the Units. In September 1998 substantially all of the outstanding Old Notes were exchanged for an equal aggregate principal amount at maturity of publicly registered 14 1/2% Series B Senior Discount Notes due 2008 (the "New Notes" and collectively with the Old Notes, the "Notes").

    The Notes were issued at a discount to their aggregate principal amount at maturity. The yield to maturity of the Notes is 14 1/2% (computed on a semiannual bond equivalent basis), calculated from July 14, 1998. Cash interest will not accrue prior to July 15, 1998. Thereafter, cash interest on the Notes will accrue at a rate of 14 1/2% per annum and will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2004. The Notes will be redeemable at the option of the Issuer, in whole or in part, on or after July 15, 2003 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest thereon to the date of redemption. In addition, on or prior to July 15, 2001, the Issuer may redeem up to 25% of the originally issued aggregate principal amount at maturity of the Notes at a redemption price equal to 114.5% of the Accreted Value (as defined in the Indenture) thereof at the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the Indenture); provided, however, that not less than 75% of the originally issued aggregate principal amount at maturity of the Notes remain outstanding immediately after giving effect to such redemption. Upon the occurrence of a Change in Control (as defined in the Indenture), each holder of Notes will have the right to require the Issuer to purchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the Accreted Value of the Notes plus accrued and unpaid interest, if any, to the date of purchase. The Issuer will be required in certain circumstances to make offers to repurchase the Notes, on a pro rata basis, at 100% of the Accreted Value if the Notes, plus accrued interest, if any, to the date of repurchase, with the net cash proceeds of certain sales or dispositions of assets in one transaction or a series of related transactions.

    Pursuant to the Indenture, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividend and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) provision of financial statements and reports.

PCI NOTES OFFERING

    On October 31, 1996, $130 million aggregate principal amount of PCI Notes were sold by PCI to an initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently completed a private placement of the PCI Notes. In June 1997 substantially all of the outstanding PCI Notes were exchanged for an equal aggregate principal amount of publicly-registered PCI Notes. The PCI Notes were issued pursuant to the PCI Indenture.

    The PCI Notes have an interest rate of 9 7/8% and have a maturity date at November 1, 2003. Interest is paid on the PCI Notes on May 1 and November 1 of each year. Prior to November 1, 1999, PCI may redeem up to a maximum of 33% of the initially outstanding aggregate principal amount of the PCI Notes with some or all of the net proceeds of one or more public equity offerings at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any to the date of

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redemption; provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the PCI Notes remains outstanding. Upon the occurrence of a change in control (as defined in the PCI Indenture), each holder of the PCI Notes shall have the right to require that PCI purchase such holder's PCI Notes, in whole or in part, at a purchase price in cash in an amount equal to 101% of the principal amount of such PCI Notes, plus accrued and unpaid interest, if any, to the date of purchase. PCI may be required to use the net cash proceeds of certain asset sales to make an offer to purchase all or a portion of the outstanding PCI Notes at a price of 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to date of redemption. PCI has pledged to State Street Bank, the trustee for the PCI Notes, for the benefit of the holders of the PCI Notes intercompany notes issued by PCBV, of a minimum aggregate principal amount together with cash and cash equivalents of PCI, equal to at least 110% of the outstanding principal amount of the PCI Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the PCI Notes.

    Pursuant to the PCI Indenture, PCI is subject to certain covenants, including, without limitation, covenants with respect to the following matters:
(i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of PCI Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) consolidations, mergers and sale of assets.

CREDIT AGREEMENTS WITH THE AMERBANK IN POLAND, S.A.

    PTK-Warsaw has entered into two agreements with the AmerBank which established a zloty-denominated revolving loan facility of up to $897,000 (the "1995 Facility"), and a U.S. Dollar denominated $1.5 million loan (the "1995 Loan"). The principal outstanding on the 1995 Facility and 1995 Loan was repaid during 1996. In addition, in August 1996, PCI entered into a credit agreement establishing a revolving loan facility (the "1996 Facility") which allowed PCI to borrow up to a maximum principal amount of $6.5 million in multiple disbursements on or before December 31, 1998. PCI repaid the balance of 1996 Facility with a portion of the proceeds of the offering of the PCI Notes. All amounts under the 1996 Facility were fully drawn in June 1998.

    Amounts outstanding under the 1995 Facility bear interest at the Warsaw Interbank Offering Rate plus 3.5%. The 1995 Loan bears interest at the three-month London Interbank Offering Rate ("LIBOR") plus 3.0%. There is a 1% prepayment penalty on amounts outstanding under the 1995 Loan.

    In addition to an arrangement fee of approximately $50,000 and an annual charge of 0.25% of the undrawn funds, @Entertainment is required to pay interest on any outstanding principal amount under the 1996 Facility at a rate equal to the three-month LIBOR on the date of disbursement plus 3%. The outstanding principal amount under the 1996 Facility and accrued interest thereon amount is due in full on August 20, 1999. Acceleration of repayment of amounts outstanding under the 1996 Facility may be triggered by certain conditions of default, which include customary terms associated with revolving loan facilities. In the event of a default, @Entertainment shall pay an additional penalty of 15% per annum on the outstanding principal amount under the 1996 Facility.

    Amounts outstanding under the 1996 Facility are secured by promissory notes en blanc from PTK-Warsaw, PTK-Krakow, PTK-Lublin, and pledges of up to all of the shares of PTK-Warsaw and PTK-Krakow owned by PCBV and all of the shares of PTK-Lublin owned by Poltelkab.

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CREDIT AGREEMENT WITH POLSKI BANK ROZWOJU

    One of the Company's subsidiaries, Szczecinska Telewizja Kablowa Sp. z o.o. ("SzTK"), has entered into two agreements with Polski Bank Rozwoju S.A. (the "Bank") which established a zloty-denominated loan facility in the amount of PLN 500,000 (approximately $145,000 based on an exchange rate of PLN 1.00 = $.29, at May 31, 1998) (the "Polish Zloty Facility") and a Deutsche-Mark denominated facility in the amount of DM 3,948,615 (approximately $2,132,252 based on an exchange rate of DM 1.00 = $.56 at May 31, 1998) (the "Foreign Currency Facility", and together with the Polish Zloty Facility, the "Loan Facilities"). The Loan Facilities are to be used for the development of two cable television networks operated by SzTK. The Loan Facilities are secured by a mortgage on real estate owned by two housing cooperatives, their bank accounts and insurance policies. The cooperatives' mortgage is secured by a pledge of SzTK shares owned by PTK-Szczecin Sp. z o.o. The Loan Facilities must be repaid by December 27, 2002.

    The Polish Zloty Facility bears interest at the Warsaw Interbank Offering Rate for 3 months deposits plus 3%. The Foreign Currency Facility currently bears interest at the London Interbank Rate for 1 month deposits plus 2.5%. The total amount payable with respect to the Polish Zloty Facility at May 31, 1998 was PLN 261,000 (approximately $74,568 based on an exchange rate of PLN 1.00 = $.29 at May 31, 1998). The total amount payable with respect to the Foreign Currency Facility at May 31, 1998 was DM 3,554,000 (approximately $1,993,439 based on an exchange rate of DM 1.00 = $.56 at May 31, 1998).

INTER-COMPANY INDEBTEDNESS

    @Entertainment has entered into a loan agreement pursuant to which at March 31, 1998, it had loaned approximately $8.3 million to @EL. The loan agreement between @Entertainment and @EL, a credit facility which calls for the borrower to pay 10% interest, payable quarterly, contains standard events of default for related-party indebtedness.

    PCI has entered into a series of grid notes pursuant to which, at March 31, 1998 it had loaned approximately $137.5 million to PCBV, $7.9 million to PTK-Szczecin and $12.1 million to Poltelkab (the "Grid Notes"). The Grid Notes between PCI and PCBV are revolving credit facilities which call for the borrower to pay 10% interest, payable monthly, on the outstanding principal amount and contain standard events of default for related-party indebtedness. All of the Grid Notes between PCI and PCBV mature before December 31, 1999. The Grid Notes between PCI and PTK-Szczecin, the Grid Note between PCI and Poltelkab are revolving credit facilities on which 10% interest compounds monthly and which mature on June 30, 1999. The Grid Notes between PCI and PCBV have been pledged for the benefit of holders of the PCI Notes.

    PCBV, in turn, entered into a series of 10% grid notes pursuant to which, at March 31, 1998, PCBV had loaned approximately $108.3 million to PTK S.A., PTK-Warsaw, PTK-Operator and PTK-Krakow (the "PCBV Grid Notes"). The PCBV Grid Notes are revolving credit facilities which call for the borrower to pay interest of 10% per annum, payable monthly, on the outstanding principal amount and contain standard events of default for related-party indebtedness. One of these PCBV Grid Notes will become due on June 10, 1999, the other is due on demand on June 30, 1999. The PCBV Grid Notes between PCBV and PTK-Operator, PTK-Warsaw and PTK-Krakow all become due on June 30, 1999.

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                          DESCRIPTION OF THE WARRANTS

GENERAL

    The Warrants were issued under a Warrant Agreement dated as of July 14, 1998 (the "Warrant Agreement") between @Entertainment, as issuer, and Bankers Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrants and the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions of certain terms contained therein. Copies of the Warrant Agreement are available upon request from the Issuer or the Warrant Agent. Capitalized terms used herein but not defined have the meanings attributed to them in the Warrants or the Warrant Agreement.

EXERCISE

    Each Warrant entitles the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, during the period beginning on the earlier of (i) the date hereof or (ii) November 16, 1998 (the "Exercise Date") and ending at 5:00 P.M., New York City time, on July 15, 2008 (the "Expiration Date") to purchase from the Issuer 1.81 shares of Common Stock at an exercise price (the "Exercise Price") of $13.20 per share of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares")(both the Exercise Price and securities issuable upon exercise of the Warrants being subject to adjustments as provided in the Warrant Agreement). Holders of Warrants, however, will be able to exercise their Warrants only if the Warrant Shelf Registration Statement relating to the Common Stock underlying the Warrants is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. The Warrants may also be exercised pursuant to an effective Piggy-Back Registration Statement (as defined below). Unless earlier exercised, the Warrants will expire on July 15, 2008 (the "Expiration Date"). The Issuer will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Issuer fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date.

    Warrants may be exercised by surrendering the Warrant Certificate evidencing such Warrants with the form of election to purchase shares of Common Stock set forth on the reverse side thereof duly completed and executed by the holder thereof and by paying in full the Exercise Price for such Warrants at the office or agency in The City of New York maintained for such purposes (which will initially be the corporate trust office of the Warrant Agent located at Four Albany Street, New York, New York 10006).

    Each Warrant may only be exercised in whole and the Exercise Price may be paid in full, at the option of the holder (i) in cash or by certified or official bank check, (ii) by a Cashless Exercise or (iii) by any combination of
(i) and (ii). For purposes of the Warrant Agreement, a "Cashless Exercise" will mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the holder may exercise a Warrant or Warrants without payment of the Exercise Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) the number of shares of Common Stock for which such Warrant or Warrants are exercisable and which would be issuable in the event of an exercise with payment in cash of the Exercise Price and (2) the Cashless Exercise Ratio (as defined below). For purposes of the Warrant Agreement, the "Cashless Exercise Ratio" will equal a fraction, the numerator of which is the excess of the Current Market Value (calculated as set forth in the Warrant Agreement) per share of Common Stock on the date of exercise over the Exercise Price per share of Common Stock as of the date of exercise, and the denominator of which is the Current Market Value per share of the Common Stock on the date of exercise. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with a holder's option to elect a Cashless Exercise, such holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to such Cashless Exercise). All provisions of the Warrant Agreement shall be applicable with respect to a Cashless Exercise of a Warrant Certificate for less than the full number of Warrants represented thereby. No fractional share of Common Stock will be issued upon exercise of the Warrants. The Issuer will pay to the holders of the Warrants at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock. No payment or adjustment shall be made on account of any dividends on the Common Stock issued upon exercise of a Warrant.

    The holders of exercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of the Issuer in respect of any stockholders meeting for the election of directors of the Issuer or any other purpose, or to exercise any rights whatsoever as stockholders of the Issuer.

    No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

    In the event a bankruptcy or reorganization is commenced by or against the Issuer, a bankruptcy court may hold the unexercised Warrants are executory contracts which may be subject to rejection by the Issuer with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencements of any such bankruptcy or reorganization.

ADJUSTMENTS

    The number of shares of Common Stock issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain circumstances, including:

        (i) the payment by the Issuer of dividends and other distributions on its Common Stock payable in Common Stock or other equity of the Issuer;

        (ii) subdivisions, combinations and certain reclassifications of the Common Stock;

        (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for additional shares of Common Stock, or of securities convertible into or exercisable or exchangeable for additional shares of Common Stock, at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) which is less than the Current Market Value per share of Common Stock;

        (iv) the distribution to all holders of Common Stock of any assets of the Issuer (including cash), debt securities of the Issuer or any rights or warrants to purchase any securities (excluding those rights and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings);

        (v) the issuance of shares of Common Stock for a consideration which is less than the Current Market Value per share of Common Stock; and

        (vi) the issuance of securities convertible into or exercisable or exchangeable for Common Stock for a conversion, exercise or exchange price per share which is less than the Current Market Value per share of Common Stock.

    The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and certain issuances of Common Stock pursuant to employee stock incentive plans.

    Notwithstanding the foregoing, no adjustment in the Exercise Price will be required unless and until such adjustment would result, either by itself or with other adjustments not previously made, in an increase or decrease of at least 1% in the Exercise Price or the numbers of shares of Common Stock issuable upon exercise of Warrants immediately prior to the making of such adjustment; PROVIDED, HOWEVER, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, the Issuer may at any time reduce the Exercise Price (not to an amount that is less than the par value of the Common Stock) for any period of time (but not less than 20 business days) as deemed appropriate by the Board of Directors of the Issuer.

    If the Issuer, in a single transaction or through a series of related transactions, consolidates with or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another person or group of affiliated persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock (a "Fundamental Transaction"), as a condition to consummating any such transaction the person formed by or surviving any such consolidation or merger if other than the Issuer or the person to whom such transfer has been made (the "Surviving Person") shall enter into a supplemental warrant agreement. The supplemental warrant agreement shall provide (a) that the holder of a Warrant then outstanding may exercise it for the kind and amount of securities, cash or other assets which such holder would have received immediately after the Fundamental Transaction if such holder had exercised the Warrant immediately before the effective date of the transaction (regardless of whether the Warrants were then exercisable and without giving effect to the Cashless Exercise option), assuming (to the extent applicable) that such holder (i) made no election with respect to the form of consideration payable in such transaction and (ii) was treated alike with the plurality of non-electing holders, and (b) that the Surviving Person shall succeed to and be substituted for every right and obligation of the Issuer in respect of the Warrant Agreement and the Warrants. The Surviving Person shall mail to holders of Warrants at the addresses appearing on the Warrant Register a notice briefly describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of Warrants is an affiliate of the Surviving Person, that issuer shall join in the supplemental warrant agreement.

    Notwithstanding the foregoing, (i) if the Issuer enters into a Fundamental Transaction and the consideration payable to holders of the Common Stock (or other securities) issuable or deliverable upon exercise of the Warrants in connection with such Fundamental Transaction consists solely of cash or (ii) there is a dissolution, liquidation or winding up of the Issuer, then the holders of Warrants shall be entitled to receive distributions on the date of such event on an equal basis with holders of Common Stock (or other securities issuable or delivered upon exercise of the Warrants) as if the Warrants had been exercised immediately prior to such event, less the Exercise Price therefor. Upon receipt of such payment, if any, the rights of a holder of a Warrant shall terminate and cease and such holder's Warrants shall expire.

    In the event of a taxable distribution to holders of Common Stock which results in an adjustment to the number of shares of Common Stock or other consideration for which such a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations."

PROVISIONS OF FINANCIAL STATEMENTS AND REPORTS

    The Issuer will file the reports required to be filed by it under the Exchange Act, and the rules, regulations and policies adopted by the Commission thereunder, in a timely manner in accordance with the requirements of the Exchange Act, and if at any time the Issuer is not required to file such reports, it will, upon the request of any holder or beneficial owner of Warrants, make available such information as necessary to permit sales pursuant to Rule 144A under the Securities Act.

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    The Issuer will also agree to comply with all applicable laws, including the
Securities Act and any applicable state securities laws, in connection with the offer and sale of Common Stock (and other securities and property deliverable) upon exercise of the Warrants.

REGISTRATION RIGHTS

    The Issuer and the Initial Purchasers entered into the Warrant Registration Rights Agreement, which provides that the holders of Warrants will have registration rights and other rights and obligations with respect to the Warrants and Warrant Shares. The following summary of the material provisions of the Warrant Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Warrant Registration Rights Agreement.

    Under the terms of the Warrant Registration Rights Agreement, the Issuer will be required to use its best efforts to cause to be declared effective under the Securities Act, no later than November 16, 1998, the Warrant Shelf Registration Statement to provide for the resale of the Warrants and the Warrant Shares. The Issuer is required to use reasonable efforts to maintain the effectiveness of the Warrant Shelf Registration Statement until such time as all Warrants have been exercised and the Warrant Shares have been resold. During any consecutive 365-day period while the Warrants are exercisable, the Issuer will have the ability to suspend the availability of such registration statement for up to two 30-consecutive-day periods (except during (i) the 30 days immediately after the Exercise Date and (ii) the 30 days immediately prior to the expiration of the Warrants) if the Issuer's Board of Directors determines in good faith that there is a valid purpose for the suspension and provides notice of such determination to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

    In the event that the (i) the Warrant Shelf Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness or (ii) following the date such Warrant Shelf Registration Statement is declared effective by the Commission, it shall cease to be effective without being restored to effectiveness by amendment or otherwise within the time period specified in the Warrant Registration Rights Agreement (each such event referred to in clauses (i) and (ii), a "Shelf Registration Default"), the Issuer shall pay as liquidated damages ("Liquidated Damages") to each holder of Warrants or Warrant Shares an amount (the "Damage Amount") equal to $.0025 per week per Warrant for each week that the Shelf Registration Default continues. The amount of Liquidated Damages will increase by an additional $.0025 per week per Warrant with respect to subsequent 90-day periods until all Shelf Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.0125 per week per Warrant.

    Holders of Warrant Shares also will have the right to include Warrant Shares in any registration statement under the Securities Act filed by the Issuer for its own account or for the account of any of its securityholders covering the sale of Common Stock, other than (a) a registration statement on Form S-4 or S-8 or (b) a registration statement filed in connection with an offer of securities solely to existing securityholders, for sale on the same terms and conditions as the securities of the Issuer or any other selling securityholders included therein ("a Piggy-Back Registration Statement"). In the case of a Piggy-Back Registration Statement, the number of Warrant Shares requested to be included therein is subject to pro rata reduction to the extent that the Issuer is advised by the managing underwriter, if any, therefor that the total number or type of Warrant Shares and other securities proposed to be included therein pursuant to similar piggy-back registration rights of other holders is such as to materially and adversely affect the success of the offering.

    If the Issuer has complied with all its obligations under the Warrant Registration Rights Agreement with respect to a Piggy-back Registration Statement relating to an underwritten public offering, all holders of Warrants or Warrant Shares, upon request of the lead managing underwriter with respect to such underwritten public offering, will be required to not sell or otherwise dispose of any Warrant or Warrant Shares owned by them for a period not to exceed 30 days prior to or 180 days after the consummation of such underwritten public offering.

    The Warrant Registration Rights Agreement contains customary covenants on the part of the Issuer and provides that the Issuer will indemnify the holders of Warrant Shares included in any registration statement and any underwriter with respect thereto against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

    Each holder of Warrants that sells such Warrants or Warrant Shares pursuant to the Warrant Shelf Registration Statement or a Piggy-Back Registration Statement generally is required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, is subject to certain of the civil liabilities provisions under the Securities Act in connection with such sales and is bound by certain provisions of the Warrant Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants or Warrant Shares is required to deliver information to be used in connection with any such registration in order to have its Warrants or Warrant Shares included in such registration.

                          DESCRIPTION OF CAPITAL STOCK

    Set forth below is certain information concerning @Entertainment's capital stock and a brief summary of the material provisions of @Entertainment's capital stock, Certificate and Bylaws. This description does not purport to be complete and is qualified in its entirety by reference to @Entertainment's Certificate and Bylaws.

    @Entertainment is authorized to issue 90,002,500 shares of capital stock, of which 70,000,000 shares are Common Stock, and 20,002,500 shares are preferred stock of which 2,500 shares have been designated Series B Preferred Stock, par value of $0.01 per share. The 2,500 shares of Series B Preferred Stock were converted into 4,862,000 shares of Common Stock at the completion of the Initial Public Equity Offering.

    At March 31, 1998, there were 33,310,000 shares of Common Stock outstanding and fully paid and no Shares of preferred stock outstanding.

COMMON STOCK

    DIVIDENDS. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors.

    VOTING RIGHTS. Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders of the Company.

    Under Delaware law, the affirmative vote of a majority of the outstanding shares of Common Stock are required to approve, among other things, a change in the designations, preferences or limitations of the shares of Common Stock.

    LIQUIDATION RIGHTS. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably all assets available for distribution after payment in full of creditors and distributions to preferred stockholders.

PREFERRED STOCK

    The Board of Directors has the authority, without action by the stockholders, to designate and issue Blank Check Preferred Stock, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Blank Check Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Blank Check Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of @Entertainment without further action by the stockholders. @Entertainment has no present plans to issue any shares of

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preferred stock in addition to the series described below. See "Risk
Factors--Control by Existing Stockholders" and "Risk Factors--Antitakeover Provisions; Possible Future Issuances of Preferred Stock."

CERTAIN VOTING PROVISIONS

    Stockholders' rights and related matters are governed by the DGCL, the Certificate and the Bylaws. Certain provisions of the Certificate and the Bylaws which are summarized below may affect potential changes in control of @Entertainment, may make it more difficult to acquire and exercise control of @Entertainment and may make changes in management more difficult to accomplish. See "Risk Factors-- Control by Existing Stockholders."

    Article VIII of the Certificate contains provisions (the "Fair Price Provisions") which require the approval (an "Unaffiliated 66 2/3% Vote") of the holders of 66 2/3% of those shares that are not beneficially owned or controlled by a stockholder who owns directly or indirectly 10% or more of the outstanding voting shares of @Entertainment (a "Related Person") as a condition to specified business combinations (the "Business Combinations") with or proposed by any Related Person, except where the transaction (i) has been approved by two-thirds of the directors who are not affiliated with the Related Person (the "Continuing Directors") or (ii) meets certain minimum price criteria and procedural conditions. The term Related Person is defined to exclude (i) @Entertainment or any subsidiary or any other ownership interest which is directly or indirectly owned by @Entertainment; (ii) any person whose acquisition of stock was approved by not less than a two-thirds vote of the Continuing Directors; or (iii) any pension, profit-sharing, employee stock ownership or other employee benefit plan of @Entertainment or any subsidiary. If the Business Combination satisfies any of these three criteria, the usual requirements of applicable law, regulations and other provisions of the Certificate would apply.

    A Business Combination includes the following: (i) merger or consolidation of @Entertainment or a subsidiary with or into a Related Person or any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of a Related Person; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any affiliate or associate of any Related Person, of all or any substantial amount of the assets of @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries, other than in the ordinary course of business; (iii) adoption of any plan or proposal for the liquidation or dissolution of @Entertainment proposed by or on behalf of a Related Person or any affiliate or associate of any Related Person; (iv) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries (in one transaction or a series of transactions) of all or any substantial amount of the assets of a Related Person or any affiliate or associate of any Related Person, other than in the ordinary course of business;
(v) issuance, pledge or transfer of securities of @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries (in one transaction or a series of transactions) to or with a Related Person or any affiliate or associate of any Related Person in exchange for a substantial amount of cash, securities or other property (or a combination thereof), except any issuance, pledge or transfer of such securities to any such person if such person is acting as an underwriter with respect to such securities; (vi) reclassification of securities (including any reverse stock split) or recapitalization of @Entertainment, any merger or consolidation of @Entertainment with or into one or more subsidiaries, or any other transaction that would have the effect, either directly or indirectly, of increasing the voting power or the proportionate share of any class of equity or convertible securities of @Entertainment or any subsidiary which is directly or indirectly beneficially owned by any Related Person or any affiliate or associate of any Related Person;
(vii) agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination; and (viii) any series of transactions that not less than two-thirds (2/3) of the Continuing Directors determine are related and, if taken together, would constitute a Business Combination.

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    The Fair Price Provisions require the consideration to be paid to
@Entertainment's stockholders in a Business Combination not approved by either two-thirds of the Continuing Directors or an Unaffiliated 66 2/3% Vote to be either cash or the same type of consideration paid by the Related Person in acquiring @Entertainment's voting stock that it previously acquired. The fair market value of any consideration other than cash or publicly traded securities would be determined by a majority of the Continuing Directors. The Fair Price Provisions require the Related Person to meet the minimum price criteria with respect to each class or series of Common Stock or preferred stock, whether or not the Related Person owned shares of that class or series prior to proposing the Business Combination.

    The Bylaws provide that candidates for directors shall be nominated only by the Board of Directors, by a proxy committee appointed by the Board of Directors or by a stockholder who gives written notice to @Entertainment at least 120 days prior to the anniversary date of @Entertainment's notice of annual meeting provided with respect to the previous year's annual meeting. The Bylaws further provide that stockholder action must be taken at a meeting of stockholders and may not be effected by any consent in writing unless approved by a vote of two-thirds of the Continuing Directors. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or any two directors. If a stockholder wishes to propose an agenda item for consideration, he must give a brief description of each item and notice to @Entertainment not less than 120 days prior to the anniversary date of @Entertainment's notice of annual meeting provided with respect to the previous year's annual meeting. Stockholders will in most cases need to present their proposals or director nominations in advance of the time they receive notice of the meeting since the Bylaws provide that notice of a stockholders' meeting must be given not less than ten or more than 60 days prior to the meeting date.

    The Certificate in most cases provides that the foregoing provisions of the Certificate and Bylaws may be amended or repealed by the stockholders only with the affirmative vote of at least 66 2/3% of the shares entitled to vote generally in the election of directors voting together as a single class. These provisions exceed the usual majority vote requirement of the DGCL and are intended to prevent the holders of less than 66 2/3% of the voting power from circumventing the foregoing terms by amending the Certificate or Bylaws. These provisions, however, enable the holders of more than 33 1/3% of the voting power to prevent amendments to the Certificate or Bylaws even if they are approved by the holders of a majority of the voting power.

    The effect of such provisions of @Entertainment's Certificate and Bylaws may be to delay or make more difficult the accomplishment of a merger or other takeover or change in control of @Entertainment. To the extent that these provisions have this effect, removal of @Entertainment's incumbent Board of Directors and management may be rendered more difficult. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and in so doing may diminish the market value of Common Stock. @Entertainment is not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of Common Stock. See "Risk Factors-- Control by Existing Stockholders."

CERTAIN CHANGE OF CONTROL PROVISIONS

    In addition to the above provisions, as a Delaware corporation the Company is subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to

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transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

    The Company's Certificate provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as a classified board of directors generally increases the difficulty of replacing a majority of the directors. The Certificate and Bylaws do not provide for cumulative voting in the election of directors and allow for the removal of directors only for cause and with a two-thirds vote of @Entertainment's outstanding shares unless such removal is approved by two-thirds of the Continuing Directors, in which case directors can be removed with or without cause by vote of the majority of outstanding shares. In addition, the Certificate and Bylaws eliminate the right of stockholders to act by written consent without a meeting (unless approved by two-thirds of the Continuing Directors) and require advanced stockholder notice to nominate directors and raise matters at the annual stockholders meeting. Furthermore, the authorization of undesignated Blank Check Preferred Stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of @Entertainment. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of @Entertainment and could limit the price that certain investors might be willing to pay in the future for shares of @Entertainment's Common Stock. The amendment of any of these provisions would require approval by holders of at least two-thirds of the outstanding shares of @Entertainment's Common Stock (unless approved by two-thirds of the Continuing Directors). See "Risk Factors--Control by Existing Stockholders."

                         BOOK ENTRY; DELIVERY AND FORM

    The certificates representing the Warrants were issued in fully registered form. Except as described in the next paragraph, Warrants that were offered and sold are represented by one or more permanent global Warrants (each a "Global Warrant" and collectively, the "Global Warrants") which are registered in the name of a nominee of The Depository Trust Company ("DTC") and which have been deposited on behalf of purchasers of such Warrants represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

    Warrants held by purchasers who elected to take physical delivery of their certificates instead of holding their interest through a Global Warrant (and which are thus ineligible to trade through DTC) (referred to herein as the "Non-Global Purchasers"), were issued in registered form ("Certificated Warrants"). Upon the transfer of such Certificated Warrants to another entity, such Certificated Warrants will, unless the Global Warrants have previously been exchanged in whole for Certificated Warrants or unless the transferee requests otherwise, be exchanged for an interest in a Global Warrant upon delivery of appropriate certifications to the Trustee.

    THE GLOBAL WARRANTS. The Issuer expects that pursuant to procedures established by DTC (a) upon deposit of the Global Warrants, DTC or its custodian will credit on its internal system portions of the Global Warrants to the respective accounts of persons who have accounts with such depositary and (b) ownership of the Global Warrants will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Persons other than Participants (as defined below)). Ownership of beneficial interests in the Global Warrants will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Investors may hold their interests in the Global Warrants directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

    So long as DTC or its nominee is the registered owner or holder of any Global Warrants, DTC or such nominee will be considered the sole owner or holder of the Warrants represented by such Global Warrant for all purposes under the Warrant Agreement and the Warrants. No beneficial owner of an interest in the

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Global Warrants will be able to transfer such interest except in accordance with the applicable procedures of DTC, Euroclear and Cedel, in addition to those provided for under the Warrant Agreement.

    Payments and distributions in respect of the Global Warrants will be made to DTC or its nominee, as the registered owner thereof. Neither the Issuer nor the Warrant Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Warrants or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Issuer expects that DTC or its nominee, upon receipt of any payment of any dividends or other distributions in respect of the Global Warrants, will credit Participants' accounts with payments in amounts proportionate to the number of Warrants represented by the Global Warrants as shown on the records of DTC or its nominee. The Issuer also expects that payments by Participants to owners of beneficial interests in the Global Warrants held through Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

    Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of Certificated Warrants for any reason, including to sell Warrants to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Warrants in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Warrant Agreement.

    DTC has advised the Issuer that DTC will take any action permitted to be taken by a holder of Warrants (including the presentation of Warrants for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the the Global Warrants are credited and only in respect of the aggregate number of Warrants as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Warrants for Certificated Warrants, which it will distribute to its Participants.

    DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Warrants among Participants of DTC, Euroclear and Cedel, they are under no obligation to follow such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Warrant Agent will have any responsibility for the performance by DTC, Euroclear or Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED NOTES AND CERTIFICATED WARRANTS. Subject to certain conditions, any person having a beneficial interest in the Global Warrants may, upon request to the Warrant Agent, exchange such beneficial interest for Warrants in the form of Certificated Warrants. Upon any such issuance, the Trustee is required to register such Certificated Warrants in the name of, and cause the same to be delivered to, such person or persons (or any nominee thereof). In addition, interests in the Global Warrants will be

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exchangeable or transferable, as the case may be, for Warrants in the form of
Certificated Warrants if DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Warrants, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 90 days. Upon the occurrence of any of the events described in the preceding sentence, the Issuer will cause the appropriate Certificated Warrants to be delivered. Certificated Warrants may only be transferred on the books and records of the transfer agent.

                                      116
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                    UNITED STATES INCOME TAX CONSIDERATIONS

    It is the opinion of Baker & McKenzie, counsel to the Company, that the material United States federal income tax consequences to Holders of the registration of the Warrants and Warrant Shares, and the purchase, ownership and disposition of the Warrants and Warrant Shares, are as described herein, subject to the limitations and qualifications set forth below. For purposes of this discussion of United States federal income tax considerations, the term "Holder" refers to the ultimate beneficial owner of a Warrant or Warrant Share. This discussion is not a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Warrants or Warrant Shares. In particular, this summary of United States federal income tax matters deals only with Holders that will hold the Warrants and Warrant Shares as capital assets and does not address special tax situations, such as the United States tax treatment of Holders that are (i) subject to special tax rules (E.G., financial institutions, securities or currency dealers, brokers, insurance companies, regulated investment companies and tax-exempt organizations), (ii) holding Warrants or Warrant Shares as part of a hedging or larger integrated financial transaction, or (iii) "United States Holders" (as defined below) with a currency other than the U.S. Dollar as their functional currency, each of whom may be subject to special United States federal income tax rules.

    This discussion is based on United States federal income tax law, including the United States Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof. Subsequent developments in United States federal income tax law, which may be applied retroactively, could have a material effect on this discussion.

    EACH HOLDER OF A WARRANT, AND EACH PROSPECTIVE PURCHASER OF A WARRANT OR WARRANT SHARE SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REGISTRATION OF A WARRANT OR WARRANT SHARE, AS WELL AS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF A WARRANT OR WARRANT SHARE, IN ADDITION TO THE EFFECT OF ANY STATE OR LOCAL TAX LAWS OR THE LAWS OF ANY JURISDICTION OTHER THAN THE UNITED STATES.

    In the opinion of Baker & McKenzie, counsel to the Company, the Company will be classified as a "corporation" for all United States federal income tax purposes. In addition, the Warrants will be properly characterized as contractual obligations of the Company and, when issued, the Warrant Shares will be properly characterized as equity interests in the Company. The Company will so characterize all such Warrants and Warrant Shares for all United States federal income tax purposes. These characterizations by the Company of the Warrants and Warrant Shares will be binding on every Holder, unless the Holder discloses its inconsistent characterizations on such Holder's federal income tax return. The United States Internal Revenue Service will not be bound by the characterizations of the Warrants and Warrant Shares by the Company or the Holders.

REGISTRATION OF WARRANTS AND WARRANT SHARES

    The registration of the Warrants and Warrant Shares under the Securities Act, as required pursuant to the terms of the Warrant Registration Rights Agreement, will not be treated as a taxable "exchange" for United States federal income tax purposes. As a result, no material United States federal income tax consequences will result to Holders of the Warrants, and the Holders' respective current tax bases in and holding periods for the Warrants will continue to be their tax bases in and holding periods for the Warrants after registration.

UNITED STATES HOLDERS

    As used herein, "United States Holder" means a Holder of a Warrant or Warrant Share who is, or which is, a United States Person. A "United States Person" is (i) a citizen or resident of the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, including the Commonwealth of Puerto Rico (the "United States"), (ii) a corporation or partnership created or organized in the United States or under the laws of the United

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States or of any State (unless, in the case of a partnership, future Treasury regulations presently authorized under the Code otherwise provide) and (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "resident" of the United States includes an individual who (i) is lawfully admitted for permanent residence in the United States, (ii) is present in the United States for 183 days or more during a calendar year; or (iii)(a) is present in the United States for 31 days or more during a calendar year, (b) is present in the United States for an aggregate of 183 days or more, on a weighted basis, over a 3-year period ending in such calendar year, and (c) does not have a closer connection to a "tax home" that is located outside the United States.

WARRANTS

    A Holder's initial tax basis in a Warrant will be equal to the Holder's purchase price for such Warrant (or, in the case of an Initial Purchaser, an allocable portion of the issue price of a Unit, see "Description of Indebtedness--Units Offering"). Upon a sale, exchange or other disposition (including a repurchase by the Company) of a Warrant other than the exercise of the Warrant, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the Holder's adjusted tax basis (see below) in the Warrant. Such gain or loss will be long-term capital gain or loss if at the time of the sale, redemption or other disposition the Warrant has been held for more than one year.

    Upon the lapse of a Warrant, a United States Holder will recognize a capital loss equal to such Holder's adjusted tax basis (see below) in the Warrant assuming the shares of Common Stock to which the Warrant relates would have been a capital asset in the hands of the Holder of such Warrant. Any such loss will be long-term capital loss if the Warrant had been held by the Holder for more than one year at the time of lapse.

    Under current law, for non-corporate United States Holders, the United States income tax rate applicable to the net long-term capital gain recognized for a year will not exceed 20 percent. For corporate United States Holders, a capital gain is currently taxed at the same rate as ordinary income. The deductibility of a capital loss, however, is subject to limitations for both non-corporate and corporate United States Holders.

    Upon the exercise of a Warrant, a United States Holder will not recognize gain or loss for United States federal income tax purposes, except to the extent of any cash received in lieu of fractional shares. The initial tax basis of a share of Common Stock acquired upon exercise of a Warrant will be equal to the sum of (i) the adjusted tax basis (see below) of the exercised Warrant and (ii) the exercise price. The holding period of shares of Common Stock acquired upon exercise of a Warrant will commence on the day the Warrant is exercised.

    The conversion ratio of the Warrants is subject to adjustment under certain circumstances. See "Description of Warrants--Adjustments" above. For United States federal income tax purposes, Holders of the Warrants will be treated as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current and accumulated earnings and profits as determined under United States federal income tax principles, if certain adjustments in the conversion ratio occur (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) to increase the proportionate interest of a Holder of a Warrant in the fully diluted Common Stock, whether or not the Holder ever exercises the Warrant. Generally, a Holder's initial tax basis in a Warrant will be increased by the amount of any such constructive distribution. The rules with respect to such adjustments are complex and Holders should consult their own tax advisors regarding the applicability of such rules.

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WARRANT SHARES

    TAXATION OF DISTRIBUTIONS

    To the extent provided below, a United States Holder will be required to include in gross income when received by the Holder as a dividend any cash or the fair market value of any property distributed by the Company with respect to the Warrant Shares (or any other shares of Common Stock) held by the Holder.

    A distribution by the Company with respect to the Warrant Shares (or any other shares of Common Stock), including certain pro rata redemptions of such shares, will be treated first as a dividend of ordinary income includible in gross income to the extent of the current and accumulated earnings and profits of the Company as determined under United States federal income tax principles, then as a tax-free return of basis in the shares to the extent of the United States Holder's adjusted tax basis in such shares, with the balance of the distribution, if any, treated as a gain realized by the United States Holder from the sale or disposition of the shares that is includible in gross income. Dividends paid by the Company may be eligible for the dividends received deduction generally allowed to corporations under the Code.

    TAXATION OF DISPOSITIONS OF WARRANT SHARES

    A gain or loss realized by a United States Holder on the sale, exchange or other disposition of a Warrant Share (or any other share of Common Stock), including upon the liquidation or dissolution of the Company or as a result of certain non-pro rata redemptions of shares, will be subject to United States federal income tax, as a capital gain or loss, in an amount equal to the difference between such United States Holder's adjusted tax basis in the share and the amount realized on its disposition. The United States Holder's adjusted tax basis in a Warrant Share will generally be equal to the initial tax basis of the Warrant Share upon exercise of the Warrant as described above reduced (but not below zero) by the amount of any distribution by the Company that is treated as a tax-free return of basis.

    Any capital gain or loss recognized upon the sale or other disposition of a Warrant Share (or any other share of Common Stock) will be either short-term or, if held for more than one year, long-term. For non-corporate United States Holders, the United States income tax rate applicable to the net long-term capital gain recognized for a year currently will not exceed 20 percent. For corporate United States Holders, a capital gain is currently taxed at the same rate as ordinary income. The deductibility of a capital loss, however, is subject to limitations for both non-corporate and corporate United States Holders.

NON-UNITED STATES HOLDERS

    UNITED STATES WITHHOLDING TAX

    Under United States federal income tax laws now in effect, and subject to the discussions of United States income tax and backup withholding tax below, dividends paid by the Company to a Holder other than a United States Holder (a "non-United States Holder") with respect to Warrant Shares (or any other shares of Common Stock) will be subject to United States withholding tax on the gross amount of the dividends. Dividends will be subject to United States withholding tax at the statutory rate of 30 percent, unless the non-United States Holder is entitled to a reduced rate of withholding tax under a United States income tax treaty with the Holder's country of residence.

    UNITED STATES INCOME TAX

    Subject to the discussion of United States withholding tax above and backup withholding tax below, a non-United States Holder will not be subject to United States federal income tax on income derived by the Company, dividends paid to a Holder by the Company or gains realized on the sale, redemption or other disposition of Warrant Shares (or any other shares of Common Stock), provided that:

        (1) The Holder (or the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a

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    partnership) shall not be or have been engaged in a trade or business, or be or have been present in, or have or have had a permanent establishment in the United States;

        (2) There shall not have been a present or former connection between such Holder (or between the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a partnership) and the United States, including, without limitation, such Holder's status as a citizen or former citizen thereof or resident or former resident thereof;

        (3) The Holder (or the fiduciary, settlor, or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or trust; or a partner of such Holder, if such Holder is a partnership) is not and has not been, for United States tax purposes, (i) a personal holding company, (ii) a foreign personal holding company, or (iii) a corporation that accumulates earnings to avoid United States federal income tax; and

        (4) In the case of a gain from the sale or disposition of shares by an individual, the non-United States Holder is not present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

    If a non-United States Holder is engaged in a trade or business in the United States and dividends, gain or income in respect of a share of such Holder is effectively connected with the conduct of such trade or business, the Holder, although exempt from the withholding tax discussed in the preceding paragraphs, may be subject to United States income tax on such dividends, gain or income at the statutory rates provided for United States Holders after deduction of deductible expenses allocable to such effectively connected dividends, gain or income. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies under a United States income tax treaty with the Holder's country of residence. For this purpose, dividends, gain or income in respect of a share will be included in earnings and profits subject to the branch tax if the dividends, gain or income is effectively connected with the conduct of the United States trade or business of the Holder.

UNITED STATES BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Generally, a 31% "backup" withholding tax and information reporting requirements apply to dividends paid on shares of stock, including Warrant Shares, and to proceeds from the sale of such shares, to a non-corporate United States Holder, if such a Holder fails to provide a correct taxpayer identification number and other information or fails to comply with certain other requirements.

    Currently, dividends paid on Warrant Shares (or any other shares of Common Stock) to a United States Holder or a non-United States Holder through a United States or United States-related person (I.E., a person other than a "non-U.S. payor" or "non-U.S. middleman" as defined in Treasury regulations under the
Code) will be subject to United States backup withholding tax and information reporting, unless the Holder has provided the required certification of its non-United States status or has otherwise established an exemption. In addition, under currently effective Treasury regulations, the proceeds from the sale of Warrants or Warrant Shares (or any other shares of Common Stock) by a United States Holder or a non-United States Holder through a United States or United States-related person will be subject to United States backup withholding tax and information reporting, unless the Holder has provided the required certification of its non-United States status or has otherwise established an exemption.

    If payment is collected by a foreign office of a foreign custodian, nominee or other agent acting on behalf of the Holder, such custodian, nominee or other agent will not be required to apply backup withholding tax to its payments to a non-United States Holder. However, in such case if the foreign custodian, nominee or other agent is a United States-related person, such a foreign custodian, nominee or other agent will be subject to certain information reporting requirements with respect to such payment

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unless the foreign custodian, nominee or other agent has evidence in its records that the Holder is not a United States Holder or the Holder otherwise establishes an exemption or is an exempt recipient.

    A United States Holder can establish an exemption from the imposition of backup withholding tax by providing a duly completed Internal Revenue Service Form W-9 to the Holder's broker or paying agent, reporting the Holder's taxpayer identification number (which for an individual will be his or her social security number), or by otherwise establishing its corporate or exempt status. A nonUnited States Holder can establish an exemption from the imposition of backup withholding tax and information reporting by providing a duly completed Internal Revenue Service Form W-8 to the Holder's broker or paying agent or by otherwise establishing the Holder's non-United States status.

    Any amounts withheld under the backup withholding tax rules from a payment to a Holder will be allowed as a refund or a credit against such Holder's United States federal income tax, provided that the required information is furnished to the United States Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    The Warrants offered hereby may be sold from time to time to purchasers directly by the Selling Warrant Holders. Alternatively, the Selling Warrant Holders may from time to time offer the Warrants to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Warrant Holders or the purchasers of Warrants. The Selling Warrant Holders and any underwriters, broker-dealers or agents that participate in the distribution of the Warrants may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Warrants by them and any discounts, commissions, concessions or other compensation received by any of them, may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Warrants offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Warrant Holders or by agreement between the Selling Warrant Holders and underwriters and dealers who may receive fees or commissions in connection therewith. The sale of the Warrants may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Warrants may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. If required, at the time a particular offering of Warrants is made, a Prospectus Supplement will be distributed which will set forth the aggregate amount and type of Warrants being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Warrant Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    The Warrant Shares are being offered by the Company to the Selling Warrant Holders in connection with the exercise of the Warrants pursuant to the Warrant Agreement.

    The Company has filed the Registration Statement of which this Prospectus forms a part with the Commission as required pursuant to the terms of the Warrant Registration Rights Agreement. See "Description of
Warrants--Registration Rights."

    The outstanding Common Stock is listed on the Nasdaq National Market, and the Company has applied for listing the Warrant Shares on the Nasdaq National Market. The Company does not intend to apply for listing of the Warrants on any securities exchange or authorization for quotation of the Warrants on any quotation system. There can be no assurance as to the liquidity of any trading market that may develop for the Warrants.

    To comply with the securities laws of certain jurisdictions, if applicable, the Warrants may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants may not be offered or sold (unless they have been registered or qualified for sale) in such jurisdictions or an exemption from registration or qualification is available.

                                 LEGAL MATTERS

    The validity of the Warrants and the Warrant Shares will be passed upon for the Issuer by Baker & McKenzie, Washington, District of Columbia.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the annual report of Form 10-K or @Entertainment, Inc. for the year ended December 31, 1997 have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Polska Sp. z o.o., independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                                    ANNEX A

GLOSSARY

    BASIC PENETRATION RATE: The measurement of the take-up of cable services. The penetration rate as of a given date is calculated by dividing the number of the Company's basic and intermediate subscribers connected to a system on such date by the total number of homes passed in such system.

    BASIC SUBSCRIBERS: Subscribers receiving the Company's basic and intermediate tier of cable television services.

    BASIC TIER:  Package with the largest number of non-premium channels.

    BUILD-OUT: The process of digging, filling and covering underground trenches in the streets which pass by the homes in a service area, constructing wiring conduits within the trenches, laying cable in the conduits and installing and connecting the necessary electronic equipment.

    BROADCAST TIER: Company's package with the smallest number of non-premium channels.

    CABLE TELEVISION: A cable television network employs electromagnetic transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual subscribers' television sets. Networks may allow one-way transmission (from a headend to a residence and/or business) or two-way transmission (from a headend to a residence and/or business with a data return path to the headend).

    CENTRAL EUROPE: As used in this Offering Memorandum, Central Europe refers to the region comprised by Poland, the Czech Republic, the Slovak Republic, Austria and Hungary.

    CHURN RATE: The discontinuance of cable television service to a basic subscriber, either voluntarily or involuntarily, commonly measured as a rate from period to period. The Company calculates its churn rate by dividing the number of disconnected basic cable television subscribers during a period by the number of basic subscribers (including basic subscribers in networks acquired by the Company) at the end of that period.

    COAXIAL CABLE: Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair cable, but less channel capacity than is allowed by fiber-optic cable.

    DISH: An antenna shaped like a dish used to receive line-of-sight terrestrial signals or television signals from a satellite.

    DTH (DIRECT-TO-HOME): A satellite multi-channel pay television service to single dwellings, each served by a single satellite dish, as distinct from a cable or SMATV system.

    FIBER-TO-THE-FEEDER: Cable TV system design that incorporates fiber-optic cable transmission of cable TV signals to a fiber-optic receiver which then converts the fiber-optic signal to an analog signal carried over coaxial cable to the subscriber's home.

    FIBER-OPTIC CABLE: Cable made of glass fibers through which signals are transmitted as pulses of light. Fiber-optic cable has the capacity to carry large amounts of data and a large number of channels.

    FOOTPRINT: The area on the earth's surface where the signals from a specific satellite can be received.

    HEADEND: The originating point of a signal in cable television systems comprised of a collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines. Signals, when processed, are then combined for distribution within the cable network.

    HOMES: The Company's estimate of the number of homes within its service areas.

    HOMES PASSED: Homes which have active signals, are covered by contracts with a co-op authority and can be connected to a cable distribution system without further extension of the distribution network.

    INTERACTIVE SERVICES: Cable-based services which both send signals to the subscribers and utilize or require responses or other signals from the subscriber. Typical interactive services include telephony, pay-on-demand, shop-at-home, video games and ATM services. Interactive services can be more easily provided with high-capacity hybrid fiber-optic/coaxial distribution networks.

    INTERMEDIATE TIER: A package, with limited programming offerings when compared to a basic tier package of 17 to 24 channels.

    MMDS (MULTI-CHANNEL MULTI-POINT DISTRIBUTION SYSTEM): A one-way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

    MULTIPLE DWELLING UNIT (MDU): A housing estate, cooperative apartment building or other residence consisting of multiple apartment units.

    OVER-BUILD: The construction and operation of cable systems in the same geographic location or area by more than one cable operator which compete for the same subscribers.

    PREMIUM SERVICE: Cable programming service available only for additional subscription fees over and above fees for the basic service.

    REVENUE PER SUBSCRIBER: Total revenue derived from a cable television system during a given period divided by the system's average number of subscribers for that period.

    SMATV (SATELLITE MASTER ANTENNA TELEVISION): A television delivery system to multiple dwelling units that utilizes one or more satellite dishes and a distribution network linking MDUs.

    SMARTCARD: A plastic card, the size of a credit card, carrying an embedded computer chip that implements the secure management and delivery of decryption keys necessary to descramble pay TV channels.

    TELEPHONY:  The provision of telephone service.

    TOTAL SUBSCRIBERS: The total number of households which receive the Company's cable television services.

    TUNERS: Electronic devices that connect to a subscriber's television set to allow the set to receive channels in frequencies provided by cable television.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE WARRANTS AND THE WARRANT SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.
                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................
Incorporation of Certain Documents by
  Reference....................................
Prospectus Summary.............................          1
Risk Factors...................................         10
Use of Proceeds................................         31
Exchange Rate Data.............................         31
Selling Warrant Holders........................         32
Capitalization.................................         33
The Industry...................................         34
Business.......................................         40
Regulation.....................................         72
Management.....................................         86
Executive Compensation.........................         91
Compensation Plans.............................         92
Principal Stockholders.........................         96
Certain Relationships and Related
  Transactions.................................         99
Description of Indebtedness....................        104
Description of the Warrants....................        107
Description of Capital Stock...................        111
Book Entry; Delivery and Form..................        114
United States Income Tax
  Considerations...............................        117
Plan of Distribution...........................        121
Legal Matters..................................        122
Experts........................................        122
Glossary.......................................        A-1

                              @ENTERTAINMENT, INC.

                               1,008,000 WARRANTS
                        1,824,514 SHARES OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses (other than underwriting discounts and commissions) of the issuance and distribution of the securities being registered to be paid by the Company.

Securities and Exchange Commission registration fee...............................  $   7,105
                                                                                    ---------
Printing and engraving expenses...................................................  $  50,000
Accounting fees and expenses......................................................  $   5,000
Blue Sky fees and expenses........................................................  $   1,500
Listing fees......................................................................  $  17,500
Counsel Fees......................................................................  $  25,000
Miscellaneous.....................................................................  $   5,000
                                                                                    ---------
    Total.........................................................................  $ 111,105
                                                                                    ---------
                                                                                    ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("GCL") permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933.

    The Registrant's Bylaws provide for the indemnification of directors and executive officers to the fullest extent not prohibited by the GCL and authorize the indemnification by the Registrant of other officers, employees and other agents as set forth in the GCL. The Registrant has entered into, or will enter into, indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's Bylaws.

    The Purchase Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Initial Purchasers of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933 or otherwise.

    Officers and directors of the Registrant will be covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any alleged "wrongful act" including any alleged error or misstatement or misleading statement, or wrongful act or omission or neglect or breach of duty.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein.

  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------

     1.1     Purchase Agreement dated as at July 8, 1998 between and among @Entertainment and Merrill, Lynch,
             Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (Incorporated by reference to
             Exhibit 1.1 of @Entertainment's Registration Statement on Form S-4, Registration No. 333-60659)

  EXHIBIT
  NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
     2.1     Contribution Agreement among Polish Investment Holdings, LP, ECO Holdings Limited Partnership, Roger
             M. Freedman, Steele LLC, the AESOP Fund LP, the Cheryl Anne Chase Marital Trust and @Entertainment,
             dated as at June 22, 1997. (Incorporated by reference to Exhibit 2.1 of @Entertainment's Registration
             Statement on Form S-1, Registration No. 333-29869)

     2.2     Purchase Agreement among ECO, @Entertainment, and L. Ciesla International, Inc., dated as at June 22,
             1997. (Incorporated by reference to Exhibit 2.2 of @Entertainment's Registration Statement on Form
             S-1, Registration No. 333-29869)

     4.1     Form of Warrant Agreement dated as at July 14, 1998 by and between @Entertainment, Inc. and Bankers
             Trust Company relating to the Warrants and the Warrant Shares

     4.2     Form of Warrant Registration Rights Agreement dated as at July 14, 1998 by and between
             @Entertainment, Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and
             J.P. Morgan Securities, Inc.

     4.3     Form of Warrant (contained in Warrant Agreement filed as Exhibit 4.1)

     5       Opinion of Baker & McKenzie with respect to the legality of the securities being registered.

     8       Opinion of Baker & McKenzie with respect to certain tax matters.

    23.1     Consent of KPMG Polska Sp. z o.o. with respect to @Entertainment.

    23.2     Consent of Baker & McKenzie with respect to the legality of the securities being registered
             (contained in Exhibit 5).

    23.3     Consent of Baker & McKenzie with respect to the certain tax matters (contained in Exhibit 8).

    24       Power of Attorney (included on the signature page in Part II of this Registration Statement).

    99.1     Indenture dated as at July 14, 1998 between the Issuer and Bankers Trust Company relating to the
             Company's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Senior Discount Notes due
             2008. (Incorporated by reference to Exhibit 4.11 of @Entertainment, Inc.'s Registration Statement on
             Form S-4, Registration No. 333-60659)

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California on the 27th day of September, 1998.

                                @ENTERTAINMENT, INC.

                                BY:          /S/ ROBERT E. FOWLER, III
                                     -----------------------------------------
                                               Robert E. Fowler, III
                                              CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature to this Registration Statement appears below hereby appoints Robert E. Fowler, III as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
  /s/ ROBERT E. FOWLER, III     Chief Executive Officer and
------------------------------    Director (Principal        September 27, 1998
    Robert E. Fowler, III         Executive Officer)

                                Chief Financial Officer
   /s/ DONALD MILLER-JONES        (Principal Financial and
------------------------------    Principal Accounting       September 27, 1998
     Donald Miller-Jones          Officer)

      /s/ DAVID T. CHASE        Director
------------------------------                               September 27, 1998
        David T. Chase

     /s/ ARNOLD L. CHASE        Director
------------------------------                               September 27, 1998
       Arnold L. Chase

       /s/ DAVID CHANCE         Director
------------------------------                               September 27, 1998
         David Chance

     /s/ SAMUEL CHISHOLM        Director
------------------------------                               September 27, 1998
       Samuel Chisholm

    /s/ AGNIESZKA HOLLAND       Director
------------------------------                               September 27, 1998
      Agnieszka Holland

    /s/ SCOTT A. LANPHERE       Director
------------------------------                               September 27, 1998
      Scott A. Lanphere

     /s/ JERZY Z. SWIRSKI       Director
------------------------------                               September 27, 1998
       Jerzy Z. Swirski

                                 EXHIBIT INDEX

                                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                                NUMBERED
 NUMBER                                      DESCRIPTION OF EXHIBIT                                       PAGE
---------  ------------------------------------------------------------------------------------------  -----------

   1.1     Purchase Agreement dated as at July 8, 1998 between and among @Entertainment and Merrill,
           Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (Incorporated
           by reference to Exhibit 1.1 of @Entertainment's Registration Statement on Form S-4,
           Registration No. 333-60659)...............................................................

   2.1     Contribution Agreement among Polish Investment Holdings, LP, ECO Holdings Limited
           Partnership, Roger M. Freedman, Steele LLC, the AESOP Fund LP, the Cheryl Anne Chase
           Marital Trust and @Entertainment, dated as at June 22, 1997. (Incorporated by reference to
           Exhibit 2.1 of @Entertainment's Registration Statement on Form S-1, Registration No.
           333-29869)................................................................................

   2.2     Purchase Agreement among ECO, @Entertainment, and L. Ciesla International, Inc., dated as at June 22, 1997. (Incorporated by reference to Exhibit 2.2 of @Entertainment's
           Registration Statement on Form S-1, Registration No. 333-29869)...........................

   4.1     Warrant Agreement dated as of July 14, 1998 by and between @Entertainment, Inc. and
           Bankers Trust Company relating to the Warrants and the Warrant Shares.....................

   4.2     Warrant Registration Rights Agreement dated as at July 14, 1998 by and between
           @Entertainment, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.
           Morgan Securities Inc.....................................................................

   4.3     Form of Warrant (contained in Warrant Agreement filed as Exhibit 4.1).....................

   5       Opinion of Baker & McKenzie with respect to the legality of the securities being registered................................................................................

   8       Opinion of Baker & McKenzie with respect to certain tax matters...........................

  23.1     Consent of KPMG Polska Sp. z o.o. with respect to @Entertainment..........................

  23.2     Consent of Baker & McKenzie with respect to the legality of the securities being registered (contained in Exhibit 5).......................................................

  23.3     Consent of Baker & McKenzie with respect to the certain tax matters (contained in Exhibit
           8)........................................................................................

  24       Power of Attorney (included on the signature page in Part II of this Registration
           Statement)................................................................................

  99.1     Indenture dated as at July 14, 1998 between the Issuer and Bankers Trust Company relating to the Company's 14 1/2% Senior Discount Notes due 2008 and its 14 1/2% Series B Senior
           Discount Notes due 2008. (Incorporated by reference to Exhibit 4.11 of @Entertainment,
           Inc.'s Registration Statement on Form S-4, Registration No. 333-60659)

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